As filed with the Securities and Exchange Commission on August 14, 2006
Registration No. 333-134098

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GREAT WALL ACQUISITION CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	6770	20-0178991
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification Number)

660 Madison Avenue, 15th Floor
New York, New York 10021
(212) 753-0804
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Kin Shing Li
Chairman of the Board, Chief Executive Officer and Secretary
Great Wall Acquisition Corporation
660 Madison Avenue, 15th Floor
New York, New York 10021
(212) 753-0804
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Mitchell S. Nussbaum, Esq. Loeb & Loeb LLP 345 Park Avenue New York, New York 10154 (212) 407-4000	Ron Chan Tze Ngon
Chief Executive Officer
ChinaCast Communication
Holdings Limited
15F Ruoy Chai International
Building, No. 8 Yong An-Dongli
Jian Guo Men Wai Avenue
Beijing 100022, PRC
(8610) 6566 7788	Andrew Ang, Esq. Chan Sing Yee, Esq. WongPartnership One George Street #20-01 Singapore 049145 (65) 6416 8000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective and all other conditions to the Offer described in the proxy statement/prospectus included in this registration statement have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

GREAT WALL ACQUISITION CORPORATION
660 MADISON AVENUE, 15TH FLOOR
NEW YORK, NEW YORK 10021
(212) 753-0804

TO THE STOCKHOLDERS OF
GREAT WALL ACQUISITION CORPORATION:

You are cordially invited to attend a special meeting of stockholders of Great Wall Acquisition Corporation to be held on          , 2006. At the meeting, you will be asked to consider proposals to approve the acquisition by your company of ChinaCast Communication Holdings Limited, one of the leading providers of e-learning services to K-12 schools, universities, government agencies and corporate enterprises in the People’s Republic of China.

As previously announced, on September 13, 2005, holders of 51.15% of ChinaCast’s ordinary shares agreed to Great Wall’s acquisition offer, under which ChinaCast shareholders will have the option to receive, in a tender offer under Singapore law, either one share of Great Wall’s common stock for every 21.29 ChinaCast shares tendered, or a cash payment of 0.28 Singapore dollars (US$0.167, based on the Singapore-U.S. dollar exchange rate on that date (SG$1.6810 per U.S. dollar)) for each ChinaCast share tendered. On July 13, 2006, the letters of undertaking previously executed lapsed in accordance with Singapore law, and Great Wall has obtained new letters of undertaking from shareholders of ChinaCast holding in the aggregate 50.85% of its outstanding shares. These new undertakings were the same as those previously executed in all material respects. ChinaCast’s majority shareholders delivering the undertakings have committed to receive Great Wall common stock in the Offer. The Stock Offer values a share of ChinaCast at SG$0.41 (US$0.24, based on that exchange rate and the price of Great Wall common stock on September 13, 2005), or a SG$0.13 (46%) premium over the Cash Offer.

This transaction is intended to be a qualifying “business combination” under Great Wall’s charter, and if it is approved, Great Wall intends to complete it as soon as possible. Upon consummation of the Offer, ChinaCast and its subsidiaries will become subsidiaries of Great Wall, which in turn will be at least 65.7% owned by former ChinaCast shareholders (without taking into account outstanding Great Wall warrants).

ChinaCast is headquartered in Beijing, with offices in Shanghai, Hong Kong and Singapore, and employs more than 200 employees throughout these locations. ChinaCast has been listed on the Main Board of the Singapore Exchange Securities Trading Limited since May 2004.

The special meeting will be held at 10:00 a.m., New York time, on          , 2006, at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, New York 10154-1895. At this important meeting, you will be asked to consider and vote upon the following:

•	The proposed Offer and the acquisition by Great Wall of at least a majority and up to all outstanding ChinaCast shares, whether pursuant to the Offer or by private purchase or otherwise (the “Acquisition”);

•	Amending Great Wall’s charter at the time of the Acquisition to increase the number of authorized shares of Great Wall common stock to 100,000,000; and

•	Changing Great Wall’s corporate name to “ChinaCast Education Corporation.”

Under Great Wall’s charter, stockholder approval of the Acquisition is a condition to Great Wall’s authority to complete it. Each of the three proposals is essential to the Acquisition, and, therefore, all must be approved for the Acquisition to proceed. Accordingly, the affirmative vote on all proposals of a majority of Great Wall’s common stock, including a majority of the Great Wall common shares issued in its initial public offering (Public Shares), will be required to approve the Acquisition. Great Wall’s initial stockholders, who purchased an aggregate of 1,000,000 shares prior to the IPO and currently own 1,250,000 shares, have agreed to vote all their shares (including shares acquired after the IPO) in accordance with the holders of a majority of the Public Shares. If holders of a majority of the Public Shares vote for or against, or abstain with respect to, a proposal, the initial stockholders will cast all their shares in the same manner as such majority votes on such proposal. No initial holder will demand conversion of any Public Shares he owns.

Each Public Shareholder who votes against the Acquisition has the right to concurrently demand that Great Wall convert his or her Public Shares into cash equal to a pro rata portion of the trust account in which net proceeds of Great Wall’s IPO are deposited (the IPO trust account). If holders of 903,195 or more Public Shares (20% or more of the total) vote against the Acquisition and demand conversion of their Public Shares, however, Great Wall will not be authorized to consummate the Acquisition and will be required under its charter to liquidate.

To avoid being required to liquidate, as provided in its charter, Great Wall needed, by September 23, 2005, to consummate a business combination or enter a letter of intent, agreement in principle or definitive agreement relating to one, in which case Great Wall would be allowed an additional six months to complete it. By obtaining the original Letters of Undertaking from the majority ChinaCast shareholders, the period in which Great Wall could complete the Offer was extended for an additional six months. That extension period was further extended by stockholder vote at Great Wall’s March 21, 2006 special meeting, to December 31, 2006. Under its charter as currently in effect, if Great Wall does not acquire at least majority control of ChinaCast pursuant to the Offer or by private purchase or otherwise by December 31, 2006, Great Wall will dissolve and distribute to its public stockholders the amount in the IPO trust account plus any remaining net assets. This period cannot practically be extended any further. Following dissolution, Great Wall would no longer exist as a corporation.

Under the Offer, tendered ChinaCast shares will be exchanged for an aggregate of at least 10,551,526, and up to 20,752,301, shares (depending on the number of ChinaCast shares held by shareholders selecting the Stock Offer) of Great Wall common stock and up to US$36 million in cash (depending on the number of ChinaCast shares selecting the Cash Offer). Great Wall is in discussions with DBS Bank Ltd. (DBS) with respect to a standby credit facility to provide sufficient funds to pay all of ChinaCast shareholders electing the Cash Offer. As certain fees would apply immediately upon entering into definitive arrangements regarding such a credit facility Great Wall does not expect to do so until immediately prior to commencing the Offer. After completion of the Acquisition, if no holder of Public Shares demands that Great Wall convert his or her Public Shares into cash, Great Wall’s current stockholders will own, in total, between approximately 21% and 34.3% of Great Wall’s outstanding common stock (depending on how many ChinaCast shares are tendered for the Stock Offer and assuming no Great Wall warrants are exercised). Great Wall’s Public Shareholders alone will own between 17.2% and 28.1% of the post-Acquisition Great Wall; its pre-IPO Private Shareholders, including its Chairman, will own between 3.8% and 6.2%; and former ChinaCast shareholders will own at least 65.7%.

Great Wall stockholders should be aware that, as described in the enclosed proxy statement/prospectus they may have securities law claims against Great Wall. Even if some Great Wall stockholders do not pursue such claims, others may. In pursuing the ChinaCast acquisition, Great Wall has incurred substantial additional transaction expenses, and the ChinaCast acquisition may also result in securities law and other claims against Great Wall whose holders might seek to have the claims satisfied from funds in the IPO trust account. If Great Wall incurs material liability as a result of potential securities law or other claims, the IPO trust account could be depleted to the extent of any judgments arising from such claims, together with any expenses related to defending such claims that are not fully indemnified by Great Wall’s Chairman and a principal stockholder, Mr. Justin Tang. A consequence might be that holders of Public Shares who elect conversion at the ChinaCast acquisition vote would not receive the entire amount of their pro rata share of the IPO trust account to which they would otherwise be entitled. You should read the proxy statement/prospectus carefully for more information concerning this possibility and other consequences of approval of the ChinaCast acquisition.

Great Wall’s common stock, warrants and units are quoted on the OTC Bulletin Board (OTCBB) under the symbols GWAQ, GWAQW and GWAQU. ChinaCast’s ordinary shares trade on the Mainboard of the Singapore Stock Exchange, and its Level I American Depositary Receipts (ADRs) are quoted in the electronic Pink Sheets under the symbol CCHYY. As required by the Letters of Undertaking, Great Wall is applying for listing of its securities on the Nasdaq National Market upon consummation of the Acquisition. If they are not so listed, Great Wall expects its securities to continue to be quoted on the OTCBB.

After careful consideration of all relevant factors, Great Wall’s sole director has determined that these proposals are fair to and in the best interests of Great Wall and its stockholders, has declared them advisable, and recommends that you vote or give instruction to vote “FOR” adoption of each of them.

Enclosed is a notice of special meeting and proxy statement containing detailed information concerning the Acquisition, the other proposals and the meeting. This document also serves as the prospectus for ChinaCast shareholders being offered our stock. Whether or not you plan to attend the special meeting, we urge you to read this material carefully and vote your shares.

I look forward to seeing you at the meeting.

Sincerely,

Kin Shing Li
Chairman of the Board and
Chief Executive Officer

Your vote is important. Whether you plan to attend the special meeting or not, please sign, date and return the enclosed proxy card in the envelope provided as soon as possible. You may also vote by telephone or the Internet, as described on the proxy card.

GREAT WALL ACQUISITION CORPORATION
660 MADISON AVENUE, 15TH FLOOR
NEW YORK, NEW YORK 10021
(212) 753-0804

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD          , 2006

TO THE STOCKHOLDERS OF
GREAT WALL ACQUISITION CORPORATION:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Great Wall Acquisition Corporation, a Delaware corporation, will be held 10:00 a.m. New York time, on          , 2006, at the offices of Loeb & Loeb, LLP, 345 Park Avenue, New York, New York 10154-1895 to consider and vote upon proposals to approve:

1. The pre-conditional voluntary tender offer to be made by Great Wall for at least a majority and up to all of the outstanding ordinary shares of ChinaCast Communication Holdings Limited and the acquisition by Great Wall, pursuant to the Offer or by private purchase or otherwise, of at least a majority and up to all of ChinaCast’s outstanding ordinary shares;

2. Increasing the number of authorized shares of Great Wall’s common stock to 100,000,000; and

3. Changing Great Wall’s corporate name to “ChinaCast Education Corporation.”

Under Delaware Law and Great Wall’s by-laws, no other business may be transacted at the meeting.

Each proposal is essential to the proposed acquisition of ChinaCast, and, therefore, Great Wall’s Board of Directors will abandon it unless all are approved by stockholders.

The Board of Directors has fixed the close of business on          , 2006 as the date for determining Great Wall stockholders entitled to receive notice of and vote at the special meeting and any adjournment thereof. Only holders of record of Great Wall common stock on that date are entitled to have their votes counted at the special meeting or any adjournment.

Your vote is important. Please sign, date and return your proxy card as soon as possible to make sure that your shares are represented at the special meeting. You may also vote by telephone or the Internet, as described on the proxy card. If you are a stockholder of record, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank how to vote your shares, or you may cast your vote in person at the special meeting by obtaining a proxy from your brokerage firm or bank. Your failure to vote or instruct your broker or bank how to vote will have the same effect as voting against the proposals.

Great Wall’s sole director recommends that you vote “FOR” approval of each proposal.

By Order of the Board of Directors,

Kin Shing Li
Chairman of the Board and
Chief Executive Officer

Dated:          , 2006

The information contained in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 14, 2006

GREAT WALL ACQUISITION CORPORATION
PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS
AND
PROSPECTUS FOR UP TO 20,752,301 SHARES OF COMMON STOCK

The sole director of Great Wall Acquisition Corporation has approved a pre-conditional voluntary offer to purchase at least a majority and up to all of the issued and outstanding shares of ChinaCast Communication Holdings Limited, a Bermuda corporation. Pursuant to the terms of the Offer, each ChinaCast shareholder will have the option to receive for the tender of his or her shares either one share of Great Wall common stock for every 21.29 ChinaCast shares tendered (the “Stock Offer”), or a cash payment of 0.28 Singapore dollars (US$0.167, based on the Singapore — U.S. dollar exchange rate on September 13, 2005, the date of such approval (SG$1.681 per U.S. dollar)) for each ChinaCast share tendered (the “Cash Offer,” and together with the Stock Offer, the “Offer”). The Stock Offer values a share of ChinaCast at SG$0.41 (US$0.24, based on that exchange rate and the price of Great Wall common stock on that date), or a SG$0.13 (46%) premium over the Cash Offer.

This proxy statement/prospectus constitutes the prospectus for ChinaCast shareholders being offered Great Wall common stock in the Offer, and the proxy statement for Great Wall stockholders in connection with the special meeting to consider and vote on the proposed ChinaCast acquisition and related matters.

Great Wall was organized to acquire a company operating in the People’s Republic of China. ChinaCast is one of the leading providers of e-learning services to K-12 schools, universities, government agencies and corporate enterprises in the PRC. Headquartered in Beijing, with offices in Shanghai, Hong Kong and Singapore, ChinaCast employs more than 200 employees throughout these locations. Upon consummation of the Offer, ChinaCast and its subsidiaries will become subsidiaries of Great Wall, which in turn will be at least 65.7% owned by former ChinaCast shareholders.

As previously announced, on September 13, 2005, Great Wall entered Letters of Undertaking with shareholders of ChinaCast holding in the aggregate 51.15% of its outstanding shares. On July 13, 2006, the letters of undertaking previously executed lapsed in accordance with Singapore law and Great Wall has obtained new letters of undertaking from shareholders of ChinaCast holding in the aggregate 50.85% of its outstanding shares (the “ChinaCast Majority”). These new undertakings were the same as those previously executed in all material respects. Assuming that all current ChinaCast shareholders (including the ChinaCast Majority) elect the Stock Offer for all of their ChinaCast shares, an aggregate of approximately 20,752,301 shares of additional Great Wall common stock will be issued, representing approximately 79% of the Great Wall common stock outstanding post-Offer (without taking into account Great Wall warrants). As more fully described in this proxy statement/prospectus, Great Wall may acquire at least a majority interest in ChinaCast by private purchase or otherwise through the issuance of shares of Great Wall common stock to which this proxy statement/prospectus relates.

Pursuant to the Letters of Undertaking, the ChinaCast Majority irrevocably and unconditionally agreed to accept the Stock Offer and, among other things:

•	except as otherwise permitted by the Letter of Undertaking, to not transfer, dispose of or create an encumbrance on any of their ChinaCast shares from July 13, 2006 (the “Commencement Date”), until the earlier of the date that the Offer lapses unconsummated or Great Wall withdraws the Offer (the “Expiration Time”);

•	to not breach their obligations under the Letters of Undertaking;

•	except with Great Wall’s prior written consent, during the period from the Commencement Date and ending at the Expiration Time, to not directly or indirectly solicit, encourage (including without limitation, by way of providing information concerning Great Wall and/or any of its subsidiaries to any person), vote in favor of, initiate or participate in any tender (including without limitation accepting any tender offer), negotiations, discussions or resolutions with respect to any expression of interest, offer or proposal by any person other than Great Wall to acquire an interest in all or a substantial part of the business, operations or undertakings of ChinaCast and its subsidiaries or in five percent or more of the issued share capital of ChinaCast, acquire control of ChinaCast or otherwise acquire or merge with ChinaCast (including by way of scheme of arrangement, capital restructuring, tender offer, joint venture or dual listed company structure);

•	within seven business days after the date of dispatch of the offer document in respect of the Offer, to tender their ChinaCast shares and elect the Stock Offer; and

•	notwithstanding any rights of withdrawal under the Singapore Code on Takeovers and Mergers, to not withdraw any of their ChinaCast shares tendered, unless the Offer lapses without Great Wall’s having accepted their tendered shares or is withdrawn by Great Wall.

Great Wall common stock, warrants and units are quoted on the OTC Bulletin Board (OTCBB) under the symbols GWAQ, GWAQW and GWAQU. ChinaCast’s ordinary shares trade on the Mainboard of the Singapore Stock Exchange, and its Level I American Depositary Receipts (ADRs) trade over-the-counter in the U.S. under the symbol CCHYY. As required by the Letters of Undertaking, Great Wall is applying for listing of its securities on the Nasdaq National Market upon consummation of the Acquisition. If they are not so listed, Great Wall expects its securities to continue to be quoted on the OTC Bulletin Board.

This proxy statement/prospectus provides you with detailed information about the Acquisition of ChinaCast and the special meeting of Great Wall’s stockholders. We encourage you to carefully read this entire document. Great Wall stockholders should make particular note of information concerning ChinaCast and the special meeting, and ChinaCast shareholders should make particular note of information concerning Great Wall and its common stock. You should also carefully consider the “Risk Factors” immediately following the Summary.

The Acquisition of ChinaCast is subject to approval by holders of a majority of the outstanding Great Wall common stock at the special meeting on          , 2006 and any adjournment.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated          , 2006 and is first being mailed to Great Wall stockholders on or about that date.

QUESTIONS AND ANSWERS ABOUT THE ACQUISITION
AND THE GREAT WALL SPECIAL MEETING

These Questions and Answers are only summaries of the matters they discuss. Please read this entire proxy statement/prospectus.

Q.	Why is Great Wall proposing the Acquisition?

A.	Great Wall was organized to acquire a China-based operating business having significant growth potential. On September 13, 2005, Great Wall announced that holders of a majority of the outstanding ordinary shares of ChinaCast Communication Holdings Limited irrevocably agreed to accept a pre-conditional voluntary tender offer made by Great Wall. These ChinaCast shareholders (the “ChinaCast Majority”) agreed to accept Great Wall common stock in exchange for their ChinaCast shares; other ChinaCast shareholders will have the option of choosing between Great Wall common stock (the ‘‘Stock Offer”) and cash (in Singapore dollars) for their shares (the “Cash Offer,” and together with the Stock Offer, the ‘‘Offer”). As a result of this transaction, Great Wall will acquire control of ChinaCast, and at the same time become at least 65.7% owned by former ChinaCast shareholders (without taking into account Great Wall warrants). (Exercises of Great Wall warrants could reduce the total ownership of Great Wall by former ChinaCast shareholders to less than 50%.)

ChinaCast is one of the leading providers of e-learning services to K-12 schools, universities, government agencies and corporate enterprises in the People’s Republic of China and has been listed on the Main Board of the Singapore Exchange Securities Trading Limited since May 2004. Great Wall believes that a business combination with ChinaCast will provide Great Wall stockholders with an opportunity to invest in a company with significant growth potential.

Great Wall’s proposed acquisition of ChinaCast is intended to be a qualifying “business combination” under Great Wall’s amended and restated certificate of incorporation, or charter. If the proposed acquisition of at least a majority interest in ChinaCast is not approved by Great Wall stockholders and completed by December 31, 2006, Great Wall will be liquidated and its net assets returned to stockholders.

Q.	What is being voted on?

A.	You are being asked to vote on three proposals, to:

•	Approve the acquisition (the “Acquisition”) by Great Wall of ChinaCast pursuant to the Offer or by private purchase or otherwise, and the transactions contemplated thereby.

•	Amend Great Wall’s charter to increase the number of authorized shares of its common stock to 100,000,000.

•	Change Great Wall’s corporate name to “ChinaCast Education Corporation.”

Each proposal is essential to the Acquisition, and, therefore, Great Wall’s Board of Directors will abandon it unless all are approved by stockholders.

As noted in “What other important considerations are there?” of this Q&A, “Summary — The Acquisition” and “— Possible Claims Against and Impairment of the IPO Trust Account,” “Risk Factors,” “The ChinaCast Acquisition — Possible Claims Against and Impairment of the IPO Trust Account” and “Information About Great Wall — Liquidation if no business combination,” in pursuing the Acquisition, Great Wall has incurred substantial additional transaction expenses, and the Acquisition may also result in securities law and other claims being made against Great Wall whose holders might seek to have the claims satisfied from funds in the IPO trust account. If Great Wall incurs material liability as a result of potential securities law or other claims, the IPO trust account could be depleted to the extent of any judgments arising from such claims, in addition to transaction expenses that are not paid by the combined company or Great Wall’s two insiders who, as discussed below, have agreed to indemnify it against certain claims and expenses. Moreover, attendant litigation could result in delay in payments to Public Shareholders of IPO trust account funds on conversion or liquidation.

Q.	Why is Great Wall proposing two charter amendments?

A.	Great Wall is proposing to amend its charter at the time of the Acquisition to increase the number of authorized shares of Great Wall common stock to 100,000,000 and change Great Wall’s corporate name to “ChinaCast Education Corporation.” Great Wall must increase its authorized common stock to accommodate all ChinaCast shareholders who may elect the Stock Offer. While it currently has no specific plans to do so, Great Wall also intends for additional increased capitalization to be available for future acquisitions, compensation plans and other corporate purposes. The name change will reflect the significance of the ChinaCast acquisition to Great Wall.

Q.	How do the Great Wall insiders intend to vote their shares?

A.	All Great Wall insiders who purchased their shares prior to Great Wall’s initial public offering (“Private Shares”), including Great Wall’s sole director, have agreed to vote all of their shares (including shares acquired after the IPO) in accordance with the holders of a majority of the Public Shares voting in person or by proxy at the meeting: If holders of a majority of the Public Shares vote for or against, or abstain with respect to, a proposal, the initial stockholders will cast all their shares in the same manner as such majority votes on such proposal. No initial holder will demand conversion of any Public Shares he owns. Shares acquired after the IPO by any Great Wall insider, which are subject to the foregoing agreement, will be counted as part of the aggregate number of Public Shares at the meeting, a majority of which are required to vote in favor of each proposal for the ChinaCast Acquisition to be approved.

Q.	What vote is required to approve the Acquisition?

A.	Under Great Wall’s charter, approval of the Acquisition requires the affirmative vote of holders of a majority of the outstanding shares of Great Wall’s common stock. As noted above, stockholders of Great Wall who purchased 1,000,000 shares prior to its IPO and currently own 1,250,000 shares, have agreed to vote all their shares (including shares acquired after the IPO) in accordance with the holders of a majority of the Public Shares voting in person or by proxy at the meeting. Therefore, the affirmative vote of holders of a majority of the Public Shares present in person or by proxy at the meeting will be required to approve the Acquisition. Since Great Wall’s IPO prospectus arguably misstated the vote required to approve a business combination, however, the affirmative vote of holders of a majority of the Public Shares outstanding will be required to approve the Acquisition. In all events, if the holders of 903,195 or more Public Shares (20% of the total) vote against the Acquisition and demand that Great Wall convert their Public Shares into pro rata portions of the trust account established at the time of the IPO (as described below), however, the Acquisition will not be consummated.

Q.	What vote is required to adopt the two charter amendments?

A.	Approval of each of the two charter amendments will require the affirmative vote of holders of a majority of the Great Wall common stock outstanding on the record date. The same arrangements described above for the Acquisition vote apply to the votes on these proposals.

Q.	What will Great Wall stockholders receive in the Acquisition?

A.	Great Wall security holders will continue to own the securities they currently hold and will not receive any of the Great Wall common stock or cash paid to ChinaCast shareholders in the Acquisition. As a result of the Acquisition, former ChinaCast shareholders will own at least 65.7% of Great Wall (without taking into account Great Wall warrants). Great Wall’s sole director, Kin Shing Li, has informed Great Wall that he does not expect to sell any of his holdings in Great Wall, including his unexercised warrants and their underlying securities. Great Wall’s sole director is proposing the Acquisition, however, because he believes stockholders will benefit from Great Wall’s ownership of ChinaCast.

Q	Who will manage Great Wall and ChinaCast?

A.	The current management of ChinaCast and its subsidiaries is led by Messrs. Yin Jianping, Ron Chan Tze Ngon and Li Wei. Upon consummation of the Offer, Great Wall intends to retain these persons to continue to lead the combined company and serve as management of the public company. In addition, Great Wall intends to nominate each of them to its Board of Directors. Great Wall’s sole director will not continue on the Board after consummation of the Offer.

Q.	How much of Great Wall will its current stockholders own post-Acquisition?

A.	Based on the Offer exchange ratio, if no Great Wall stockholders demand to convert their Public Shares into pro rata portions of the IPO trust account, Great Wall’s pre-Acquisition holders of Public and Private Shares will own in the aggregate approximately 21% (Public Shareholders alone will own 17.2%) of Great Wall’s post-Acquisition common stock, if all ChinaCast shareholders tender their shares and elect the Stock Offer (without taking into account Great Wall warrants). If no ChinaCast shares, other than those of the ChinaCast Majority, are tendered for the Stock Offer, Great Wall’s pre-Acquisition Public and Private Shareholders together will own 34.3% (Public Shareholders alone will own 28.1%) of Great Wall’s post-Acquisition common stock (without taking into account Great Wall warrants).

Q.	How much dilution will Great Wall stockholders experience?

A.	There are 5,515,975 shares of Great Wall common stock currently outstanding, 4,515,975 (81.9%) of which are Public Shares. A minimum of 10,551,526 and a maximum of 20,752,301 shares will be issued for the Acquisition of ChinaCast. Therefore, all current Great Wall stockholders together will own approximately between 21% (if all ChinaCast shareholders tender and elect the Stock Offer) and 34.3% (if only the ChinaCast Majority elects the Stock Offer) of the post-Acquisition company, a reduction in percentage ownership of between 79% and 65.7% (without taking into account Great Wall warrants). Public Shareholders alone will own between 17.2% and 28.1%, a reduction in their percentage ownership of between 64.7% and 53.8% (without taking into account Great Wall warrants).

Q.	Do Great Wall stockholders have conversion rights?

A.	If you hold Public Shares and vote against the Acquisition, you will have the right to demand that Great Wall convert your shares into a pro rata portion of the IPO trust account.

Q.	If I have conversion rights, how do I exercise them?

A.	If you wish to exercise your conversion rights, you must vote against the Acquisition and at the same time demand that Great Wall convert your Public Shares into cash. If, notwithstanding your vote, the Acquisition is completed, you will be entitled to receive a pro rata portion of the IPO trust account, including any interest earned thereon through the record date, or approximately $5.10 plus interest per share, assuming that the IPO trust account is not reduced by claims against Great Wall as described in “Summary — The Acquisition” and “— Possible Claims Against and Impairment of the IPO Trust Account,” “Risk Factors,” “The ChinaCast Acquisition — Possible Claims Against and Impairment of the IPO Trust Account” and “Information About Great Wall — Liquidation If No Business Combination.” At March 31, 2006, there was approximately $24,267,851 in the IPO trust account. You will be entitled to receive this cash only if you continue to hold your shares through the closing of the Acquisition and then tender your stock certificate(s). Upon conversion of your shares, you will no longer own them. Do not send your stock certificates with your proxy.

Q.	Do Great Wall stockholders have dissenter or appraisal rights under Delaware law?

A.	No.

Q.	What happens post-Acquisition to the funds deposited in the IPO trust account?

A.	Great Wall stockholders exercising conversion rights will receive their pro rata portions of the IPO trust account. The balance of the funds in the account will be paid to ChinaCast shareholders electing the Cash Offer and, if funds remain after such payment, retained by Great Wall for operating capital subsequent to the closing of the Acquisition. Since as much as $36 million may be paid to ChinaCast shareholders who elect the Cash Offer, Great Wall is in discussions with DBS Bank Ltd. (DBS) with respect to a standby credit facility to provide sufficient funds to pay all of ChinaCast shareholders electing the Cash Offer. As certain fees would apply immediately upon entering into definitive arrangements regarding such a credit facility. Great Wall does not expect to do so until immediately prior to commencing the Offer.

Q.	What other important considerations are there?

A.	Great Wall stockholders may have securities law claims against Great Wall for rescission (under which a successful claimant has the right to receive the total amount paid for his or her shares pursuant to an allegedly deficient prospectus, plus interest and less any income earned on the shares, in exchange for surrender of the shares) or damages (compensation for loss on an investment caused by alleged material misrepresentations or omissions in the sale of the security). Such claims may entitle Great Wall stockholders asserting them to up to US$6.00 per Share, based on the initial offering price of the Units comprised of stock and warrants, less any amount received from sale of the original warrants purchased with them and plus interest from the date of Great Wall’s IPO (which may be more than the pro rata shares of the IPO trust account to which they are entitled on conversion or liquidation). In general, a claim for rescission must be made by a person who purchased shares pursuant to a defective prospectus or other representation, and within the applicable statute of limitations period, which, for claims made under federal law (Section 12 of the Securities Act) and most state statutes, is one year from the time the claimant discovered or reasonably should have discovered the facts giving rise to the claim, but not more than three years from the occurrence of the event giving rise to the claim. A successful claimant for damages under federal or state law could be awarded an amount to compensate for the decrease in value of his or her shares caused by the alleged violation (including, possibly, punitive damages), together with interest, while retaining the shares. Claims under the anti-fraud provisions of the federal securities laws must generally be brought within two years of discovery, but not more than five years after occurrence. Rescission and damages claims would not necessarily be finally adjudicated by the time the Acquisition may be completed, and such claims would not be extinguished by consummation of that transaction.

Even if some Great Wall stockholders do not pursue such claims, others may. If they do, holders of such claims, who may include all stockholders who own shares issued in Great Wall’s IPO, might seek to have the claims satisfied from funds in the IPO trust account. If Great Wall incurs material liability as a result of potential securities law or other claims, the IPO trust account could be depleted to the extent of any judgments arising from such claims, together with any expenses related to defending such claims that are not fully indemnified. A consequence might be that holders of Public Shares who elect conversion at the Acquisition vote would not receive the entire amount of their pro rata portion of the IPO trust account to which they would otherwise be entitled, or might be unable to satisfy a rescission or damages award. Great Wall cannot predict whether stockholders will bring such claims, how many might bring them or the extent to which they might be successful. Moreover, attendant litigation could result in delay in payments to Public Shareholders of IPO trust account funds on conversion or liquidation.

Aside from possible securities law claims against Great Wall, you should also be aware that in pursuing the Acquisition, Great Wall has incurred substantial expenses. Great Wall currently has practically no available funds outside the IPO trust account, and will therefore be required to borrow funds or make arrangements with vendors and service providers in reliance on the existing indemnification obligations of Great Wall’s sole director, Kin Shing Li, and Justin Tang, a pre-IPO stockholder of Great Wall, or the expectation that such expenses will be paid by the combined company. If for any reason the ChinaCast acquisition is not consummated and Messrs. Li and Tang do not perform their indemnification obligations, Great Wall’s creditors may also seek to satisfy their claims from funds in the IPO trust account. This could result in further depletion of the IPO trust account, which would reduce a stockholder’s pro rata portion of the IPO trust account upon liquidation. See “Summary — Enforceability of Civil Liabilities Against Non-U.S. Persons,” below.

You should read this proxy statement/prospectus carefully for more information concerning these possibilities and other consequences of approval of the Acquisition.

Q.	What happens if the Acquisition is not consummated?

A.	To avoid being required to liquidate, as provided in its charter, Great Wall must consummate a business combination by December 31, 2006. If Great Wall does not acquire at least majority control of ChinaCast pursuant to the Offer or by private purchase or otherwise by December 31, 2006, Great Wall will dissolve and distribute to its public stockholders the amount in the IPO trust account plus any remaining net assets. Following dissolution, Great Wall would no longer exist as a corporation. This period cannot practically be extended any further. Great Wall has entered into a letter agreement with the trustee of the IPO trust account pursuant to which the trustee has agreed to forbear, on a month-to-month basis until December 31, 2006, from depositing the funds in the IPO trust account with a court as contemplated by the IPO trust agreement. The purpose of this agreement is to effectively preclude any additional extension of the period in which Great Wall is permitted to consummate a business combination and any delay in the liquidation of the IPO trust account.

In any liquidation, the funds held in the IPO trust account, plus any interest earned thereon, together with any remaining out-of-trust net assets and subject to possible claims referred to above, will be distributed pro rata to Great Wall common stockholders (other than holders of Private Shares, who have waived any right to any liquidation distribution with respect to them).

Q.	When do you expect the Acquisition to be completed?

A.	If the Acquisition is approved at the special meeting, Great Wall expects to commence the Offer promptly thereafter. The ChinaCast Majority have agreed to accept the Stock Offer within seven business days after the date of dispatch of the offer document in respect of the Offer, giving Great Wall control of ChinaCast, and therefore constituting consummation of the Acquisition. If timing constraints require, Great Wall may seek to acquire the shares of the ChinaCast Majority in private purchases or otherwise to meet the December 31, 2006 deadline, and commence the Offer promptly thereafter. If Great Wall obtains 90% or more of the outstanding ChinaCast shares that are subject of the Offer (excluding those, if any, held by Great Wall, its subsidiaries or their nominees at the date of the Offer) or (ii) 95% or more of the outstanding ChinaCast shares at any time, it may seek to obtain the remaining ChinaCast shares that did not accept the Offer through the compulsory acquisition provisions of Bermuda law.

Q.	If I am not going to attend the special meeting in person, should I return my proxy card instead?

A.	Yes. After carefully reading and considering the information in this document, please fill out and sign your proxy card. Then return it in the return envelope as soon as possible, so that your shares may be represented at the special meeting. You may also vote by telephone or Internet, as explained on the proxy card. A properly executed proxy will be counted for the purpose of determining the existence of a quorum.

Q.	What will happen if I abstain from voting or fail to vote?

A.	Abstaining or failing to vote will have the same effect as a vote against the Acquisition, except that it will not count toward the 20% “against” vote that would result in the Acquisition’s abandonment, and will not have the effect of converting your Public Shares into a pro rata portion of the IPO trust account. To demand conversion, you must vote against the Acquisition and elect to convert your shares.

Q.	How do I change my vote?

A.	Send a later-dated, signed proxy card to Great Wall’s secretary prior to the date of the special meeting or attend the special meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to Great Wall’s counsel at Loeb & Loeb LLP, 345 Park Avenue, New York, New York 10154-1895, Attention: Mitchell S. Nussbaum, Esq.

Q.	If my shares are held in “street name,” will my broker automatically vote them for me?

A.	No. Your broker can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares. Your broker can tell you how to provide these instructions.

Q.	Who can help answer my questions?

A.	If you have questions, you may write or call Great Wall Acquisition Corporation, 660 Madison Avenue, 15th Floor, New York, New York, 10021, (212) 753-0804, Attention: Mr. Richard Xue, Consultant to Great Wall.

SUMMARY

This section summarizes information related to the proposals to be voted on at the special meeting and to Great Wall’s common stock to be offered to ChinaCast shareholders in the Offer. These items are described in greater detail elsewhere in this proxy statement/prospectus. You should carefully read this entire proxy statement/prospectus and the other documents to which it refers you. See “Where You Can Find More Information.”

The Companies

Great Wall is a “blank check” Delaware corporation formed to identify and acquire an operating business having operations based in the People’s Republic of China. On March 23, 2004, Great Wall consummated an IPO of equity securities from which approximately US$23,161,000 of net proceeds was placed in the IPO trust account. If the Acquisition is completed, the funds remaining in the IPO trust account after payments to Public Shareholders who exercise conversion rights will be used to pay a portion of the Acquisition consideration to any ChinaCast shareholders who elect the Cash Offer. Any remaining balance will be released to the combined company. Great Wall is in discussions with DBS with respect to a standby credit facility to provide sufficient funds to pay all of ChinaCast shareholders electing the Cash Offer. As certain fees would apply immediately upon entering into definitive arrangements regarding such a credit facility, Great Wall does not expect to do so until immediately prior to commencing the Offer. See “The Acquisition — Procedure,” below. Net proceeds from the IPO not deposited into the IPO trust account (approximately $825,000) have been used to pay expenses incurred in Great Wall’s pursuit of a business combination.

Up to and including March 31, 2006, Great Wall has incurred $94,665 of travel expenses, $146,641 of capital based taxes, $1,817,080 of professional fees, $12,000 of expenses pursuant to a monthly administrative services agreement, transfer agent fees of $34,531, other operating costs of $4,100, interest expense of $1,374 and a provision for income taxes of $111,602, offset by income on the IPO trust account investment of $894,888.

As of March 31, 2006, we had $46,147 of cash outside of the IPO trust account. After deducting accrued expenses of $432,277 and taxes payable of $284,129, as of that date we had no cash outside the IPO trust account available for general and administrative expenses and fees and expenses required to complete the proposed ChinaCast acquisition, including legal and accounting fees. We anticipate that the costs required to consummate the Acquisition will greatly exceed our available cash, and that we will not be able to do so without receiving additional funds and/or reaching agreements with our professional service providers to defer their fees and expenses (in addition to those fees and expenses already incurred and included in accrued expenses). We expect these expenses would ultimately be borne by the combined company if the proposed ChinaCast acquisition is completed. If it is not, they would be subject to the indemnification obligations of Messrs. Kin Shing Li and Justin Tang, two of the Company’s pre-IPO stockholders, to the Company. If these obligations are not performed or are inadequate, it is possible that vendors or service providers could seek to recover these expenses from the IPO trust account, which could ultimately deplete the IPO trust account and reduce a stockholder’s current pro rata portion of the IPO trust account upon liquidation. See “Enforceability of Civil Liabilities Against Non-U.S. Persons,” below.

If the Acquisition Is Not Approved

If Great Wall does not consummate a business combination by December 31, 2006, it is required by its charter to liquidate and dissolve. The proposed acquisition of ChinaCast is the only business combination that Great Wall could complete by that date. Consistent with such obligations to liquidate and dissolve, we will, if the Acquisition is not completed, adopt and seek stockholder approval for a plan of dissolution and liquidation and, upon approval by our stockholders, liquidate our trust account to our public stockholders and pay, or reserve for payment in accordance with such plan, our liabilities and obligations, For a more complete discussion of the procedures that Great Wall intends to follow in the event of a liquidation and dissolution, including possible consequences to stockholders if Great Wall’s liabilities exceed its assets and the indemnity obligations of its directors are not met, see “Information About Great Wall — Liquidation If No Business Combination.”

The mailing address of Great Wall’s principal executive office is 660 Madison Avenue, 15th floor, New York, New York 10021, and its telephone number is (212) 753-0804.

ChinaCast is one of the leading providers of e-learning services to K-12 schools, universities, government agencies and corporate enterprises in the PRC. Headquartered in Beijing, with offices in Shanghai, Hong Kong and Singapore, ChinaCast employs more than 200 employees throughout these locations, operating through various subsidiaries and affiliates. ChinaCast is party to a significant operating agreement with a consolidating entity, ChinaCast Li Xiang Co. Ltd. (“CCLX”), and its parent, ChinaCast Co. Ltd. (“CCL”), which is legally unaffiliated. ChinaCast accounts for its relationship with CCLX as an interest in a variable interest entity and is consolidated in the preparation of ChinaCast’s financial statements. ChinaCast derives a management service fee from the Beijing Branch (“CCLBJ”) of CCL. Save as disclosed in this document, ChinaCast has no business relationship with the other branches or headquarters of CCL. CCLX is owned 90% by CCL and 10% by Li Wei, ChinaCast’s Executive Director and Chief Operating Officer . CCL is owned 70% by Tibet Tiantai Investment Management Co., Ltd, of which Mr. Yin Jianping, ChinaCast’s Executive Director and Chairman is a principal shareholder. We sometimes refer to CCLX and CCLBJ as the “Satellite Operating Entities.” References to ChinaCast mean ChinaCast Communication Holdings Limited, the Subject of the Acquisition and references to “the ChinaCast Group” mean, collectively, ChinaCast, its subsidiaries and CCLX.

ChinaCast’s executive directors and executive officers have on average over 15 years in information technology (IT), telecommunications and media enterprises in China and the Asia-Pacific region. Upon consummation of the Offer, Great Wall intends to retain these persons to continue to lead the combined company and serve as management of Great Wall (renamed “ChinaCast Education Corporation”).

During 2004, ChinaCast was awarded the “Education User Satisfaction Award” by China’s Ministry of Education. ChinaCast was also listed as one of the “China Top 15 Companies for Tomorrow, 2004,” by China High-Tech Enterprises magazine, a Chinese government-supported title managed by the National Bureau of Statistics, based on ChinaCast’s growth rate, influence on its industry, technology innovations, market coverage, and indicators of new IT powers within China. In December 2004, ChinaCast was awarded the “User Recommendation Award” in the Deloitte Technology Fast 500 Asia Pacific 2004 Programme, sponsored by the Technology, Media and Telecommunications global industry group of Deloitte Touche Tohmatsu, an affiliate of ChinaCast’s independent auditors.

The mailing address of ChinaCast’s principal executive offices is 15F Ruoy Chai International Building, No. 8 Yong An-Dongli, Jian Guo Men Wai Avenue, Beijing 100022, PRC, and its telephone number is (86 10) 6566-7788.

The Acquisition

On September 13, 2005, Great Wall announced that holders of a majority of the outstanding ordinary shares of ChinaCast (the “ChinaCast Majority”) irrevocably agreed to accept a pre-conditional voluntary tender offer to be made by Great Wall, under which each ChinaCast shareholder will have the option to receive for the tender of his or her shares one share of Great Wall common stock for every 21.29 ChinaCast shares tendered (the “Stock Offer”), or a cash payment of 0.28 Singapore dollars (US$0.167, based on the Singapore — U.S. dollar exchange rate on that date (SG$1.6810 per U.S. dollar)) for each ChinaCast share tendered (the “Cash Offer”). The Stock Offer values a share of ChinaCast at SG$0.41 (US$0.24, based on that exchange rate and the price of Great Wall common stock on that date), or a SG$0.13 (46%) premium over the Cash Offer. On July 13, 2006, the letters of undertaking previously executed lapsed in accordance with Singapore law and Great Wall has obtained new letters of undertaking from shareholders of ChinaCast holding in the aggregate 50.85% of its outstanding shares. These new undertakings were the same as previously executed in all material respects.

Great Wall has entered Letters of Undertaking with shareholders of ChinaCast that hold in the aggregate 50.85% of the outstanding ChinaCast shares, in which they agree to elect the Stock Offer. Pursuant to their respective Letters of Undertaking, the ChinaCast Majority irrevocably and unconditionally also agreed, among other things:

•	except as otherwise permitted by the Letter of Undertaking, to not transfer, dispose of or create an encumbrance on any of their ChinaCast shares from July 13, 2006 (the “Commencement Date”), until the earlier of the date that the Offer lapses unconsummated or Great Wall withdraws the Offer (the “Expiration Time”);

•	to not breach their obligations under the Letters of Undertaking;

•	except with Great Wall’s prior written consent, during the period from the Commencement Date and ending at the Expiration Time, to not directly or indirectly solicit, encourage (including without limitation, by way of providing information concerning Great Wall and/or any of its subsidiaries to any person), vote in favor of, initiate or participate in any tender (including without limitation accepting any tender offer), negotiations, discussions or resolutions with respect to any expression of interest, offer or proposal by any person other than Great Wall to acquire an interest in all or a substantial part of the business, operations or undertakings of ChinaCast and its subsidiaries or in five percent or more of the issued share capital of ChinaCast, acquire control of ChinaCast or otherwise acquire or merge with ChinaCast (including by way of scheme of arrangement, capital restructuring, tender offer, joint venture or dual listed company structure);

•	within seven business days after the date of dispatch of the offer document in respect of the Offer, to tender their ChinaCast shares and elect the Stock Offer; and

•	notwithstanding any rights of withdrawal under the Singapore Code on Takeovers and Mergers, to not withdraw any of their ChinaCast shares tendered, unless the Offer lapses without Great Wall’s having accepted their tendered shares or is withdrawn by Great Wall.

Upon purchase of at least a majority of ChinaCast shares, ChinaCast and its subsidiaries will become subsidiaries of Great Wall, which in turn will be at least 65.7% owned by former ChinaCast shareholders (assuming no Public Shareholders exercise conversion rights with respect to the acquisition). Assuming that all current ChinaCast shareholders (including the ChinaCast Majority) elect the Stock Offer for all of their ChinaCast shares, an aggregate of approximately 20,752,301 shares of additional Great Wall common stock will be issued, representing approximately 79% of the Great Wall common stock that would be outstanding after giving effect to such issuance (and assuming no Public Shareholders exercise conversion rights with respect to the Extension Amendment or the acquisition). To the extent Great Wall Public Shareholder do elect conversion or so vote, the percentage ownership of the combined company by former ChinaCast stockholders will increase to between a minimum of 69.6% and a maximum of 81.8%.

Procedure.  Under Great Wall’s charter, the holders of a majority of Great Wall’s outstanding shares must approve the proposed acquisition. Upon receipt of approval by the holders of a majority of the outstanding shares (unless holders of 20% or more of the Public Shares vote against the acquisition or request conversion of their shares into cash), Great Wall will make the Offer for at least a majority and up to all of ChinaCast shares in accordance with the Singapore Code on Take-overs and Mergers and issue an Offer Announcement in connection with the Offer. An Offer Document will be dispatched to ChinaCast shareholders not earlier than 14 days and not later than 21 days from the date of the Offer Announcement. The Offer will be open for at least 28 days after the Offer Document is sent (the “First Closing Date”). If timing constraints require and Singapore takeover law permits, Great Wall might seek to acquire the shares of the ChinaCast Majority in private purchases or otherwise.

The Offer will be conditioned on Great Wall’s receiving valid acceptances of sufficient ChinaCast shares such that, when combined with any shares already owned, controlled or agreed to be acquired by Great Wall, or parties acting or deemed to be acting in concert with Great Wall (either before or during the Offer and pursuant to the Offer or otherwise), will result in Great Wall and parties acting in concert with it controlling more than 50% of the voting rights of ChinaCast. Upon Great Wall’s receiving the valid acceptances to reach that threshold, the Offer will become, or be declared, unconditional. The ChinaCast Majority have agreed to tender their ChinaCast shares and elect the Stock Offer within seven business days after the date of dispatch of the offer document in respect of the Offer. Such acceptance and Great Wall’s acquisition of a majority of ChinaCast shares pursuant to the Offer will constitute consummation of the Acquisition, even if occurring before the First Closing Date.

If the threshold is not met by the First Closing Date, there would be no obligation on Great Wall’s part to extend the Offer. No Offer may be extended after 3:30 pm on the 60th day after the Offer Document is first sent, other than by consent of the Singapore Securities Industry Council.

If Great Wall either receives valid acceptances from at least 90% of the outstanding ChinaCast shares that are the subject of the Offer (excluding any ChinaCast shares held by Great Wall, its subsidiaries or their nominees at the date of the Offer, if any), or acquires 95% or more of the outstanding ChinaCast shares at any time, Great Wall may exercise its right, in accordance with the provisions of the Companies Act of 1981 of Bermuda, as amended (the “Bermuda Companies Act”), to compulsorily acquire any remaining ChinaCast shares not tendered in the Offer. If Great Wall is able to proceed with the compulsory acquisition, an application will be made by Great Wall to delist ChinaCast from the Singapore Exchange.

On July 13, 2006, letters of undertaking previously executed by the ChinaCast Majority lapsed in accordance with Singapore law, and Great Wall has obtained new letters of undertaking confirming the interest of a majority of ChinaCast shareholders in the Offer. In accordance with Singapore law the new undertakings remain in effect for a period of ten months, or until May 13, 2007.

Great Wall Public Shareholders holding up to 20% of the Public Shares voting against the proposals may elect to convert their Public Shares into a portion of the IPO trust account. If holders of 20% or more of the Public Shares so elect, Great Wall’s Board of Directors will abandon the Acquisition, notwithstanding approval of a majority of its stockholders, and liquidate the Company. If holders of the maximum number of Public Shares that could elect conversion without requiring abandonment of the Acquisition so elect, a total of approximately $4.8 million of the IPO trust account would be disbursed, leaving approximately $19.2 million available for the acquisition of ChinaCast. Great Wall believes that however much is paid to Great Wall stockholders on conversion, would be immaterial to the combined company after consummation of the ChinaCast acquisition, in light of ChinaCast’s cash position of approximately US$48.8 million as of December 31, 2005. Great Wall is in discussions with DBS with respect to a standby credit facility to provide sufficient funds to pay all of ChinaCast shareholders electing cash offer. As certain fees would apply immediately upon entering into definitive arrangements regarding such a credit facility, Great Wall does not expect to do so until immediately prior to Commencing the Offer. Great Wall does not have any such arrangements in place, but when and if they are arranged, they will be part of the transaction expenses that we expect the combined company will pay after completion of the ChinaCast acquisition, and for which Messrs. Li and Tang will be responsible under their indemnification obligations to the Company, if it does not. If neither such source is available to pay such expenses, it is possible that Great Wall creditors (vendors or service providers) could seek to recover these expenses from the IPO trust account, which could ultimately deplete the IPO trust account and reduce a stockholder’s current pro rata portion of the IPO trust account upon liquidation. See “Enforceability of Civil Liabilities Against Non-U.S. Persons,” below.

Great Wall has incurred significant expenses in amending its charter to extend the Acquisition deadline date to December 31, 2006, and may be subject to securities law and other claims whose holders might seek to have such claims satisfied from the IPO trust account. We also have incurred and expect to incur significant expenses in connection with the Acquisition. If Great Wall is required to pay these expenses or claims from the IPO trust account or to convert its stockholders’ shares into cash upon exercise of conversion rights, Great Wall stockholders who remain such at consummation of the Acquisition would be owners of a company whose cash resources had been reduced from those anticipated, at the time the Letters of Undertaking were signed. Great Wall believes, however, that such expense or claims would be immaterial to the combined company. If material liabilities were sought to be satisfied from the IPO trust account, amounts available to those electing conversion, or for distribution to all stockholders on liquidation if the Acquisition is not consummated, would be reduced, and attendant litigation could result in delay in payments to Public Shareholders of IPO trust account funds on conversion or liquidation.

In connection with the Great Wall’s IPO, Messrs. Li and Tang, pre-IPO stockholders of Great Wall, agreed to indemnify Great Wall to the extent necessary to ensure that certain liabilities, including potential litigation costs referred to in the previous paragraph, do not reduce funds in the IPO trust account. They have reaffirmed those obligations, but, because the indemnify obligations are not collateralized or guaranteed, Great Wall cannot assure that the obligations would be satisfied. See also “Enforceability of Civil Liabilities Against Non-U.S. Persons,” below.

The delay in receipt of ChinaCast’s audited financial statements, which occurred because ChinaCast had never before been required to prepare U.S. GAAP-compliant financial statements and did not have readily-available expertise to do so, was a principal factor in delaying the process of seeking Great Wall stockholder approval for the proposed acquisition. Great Wall believes that delays in receiving ChinaCast financial statements will not recur in the future, since ChinaCast has already committed to preparing financial statements in accordance with U.S. GAAP in connection with changes in its existing American Depositary Receipts (ADR) program, and, upon completion of the proposed acquisition, will probably prepare financial statements of the combined company only in accordance with U.S. GAAP. At the time of consummation of the Offer, Great Wall intends to seek additional representations and warranties from ChinaCast and the ChinaCast Majority relating to the accuracy of ChinaCast’s previous public filings and to the effect that information provided by it and them for use in this proxy statement/prospectus, including ChinaCast’s financial statements, are true in all material respects.

If the Acquisition is approved, Great Wall expects to commence the Offer promptly thereafter and that it will be completed on or before December 31, 2006.

Conditions; Termination.  Approval of the Acquisition by holders of a majority of Great Wall’s outstanding common stock is a pre-condition to Great Wall’s commencing the Offer. The holders of Great Wall common stock issued prior to its IPO (“Private Shares”) have agreed to vote in accordance with the majority vote of holders of Public Shares voting in person or by proxy at the meeting. Additionally, if holders owning 20% or more of the Public Shares vote against the Acquisition and exercise their right to convert their Public Shares into cash, the Acquisition cannot be approved. There is no assurance that Great Wall’s stockholders will approve the Acquisition. Great Wall will not commence the Offer if, at the Great Wall stockholders meeting, holders of a majority of Great Wall common stock fail to approve the Acquisition, or if holders of 20% or more of the Public Shares voting against the Acquisition request conversion of their shares.

The Charter Amendments.  An integral part of the Acquisition are the amendments to Great Wall’s charter to increase its authorized common stock and change its name, both of which will be implemented on consummation of the Acquisition.

The Offer and Related Documents.  The Offer, the Letters of Undertaking, the form of the proposed charter amendments and related documents are annexed to this proxy statement/prospectus. We encourage you to read them, as they are the key legal documents underlying the Acquisition. They are also described in detail elsewhere in this document.

Management.  The current management of ChinaCast and its subsidiaries is led by Messrs. Yin Jianping, Ron Chan Tze Ngon and Li Wei. Upon consummation of the Offer, Great Wall intends to retain these persons to continue to lead the combined company and serve as management of the public company. In addition, Great Wall intends to nominate each of them to its Board. Great Wall’s sole director and officer will not continue on its Board after consummation of the Offer.

Possible Claims Against and Impairment of the IPO Trust Account.  Great Wall shareholders may have securities law claims against Great Wall for rescission (under which a successful claimant has the right to receive the total amount paid for his or her shares pursuant to an allegedly deficient prospectus, plus interest and less any income earned on the shares, in exchange for surrender of the shares) or damages (compensation for loss on an investment caused by alleged material misrepresentations or omissions in the sale of the security). Rescission and damages claims would not necessarily be finally adjudicated by the time the Acquisition may be completed, and such claims would not be extinguished by consummation of the Acquisition. Such claims may entitle stockholders asserting them to more than the pro rata shares of the IPO trust account to which they are entitled on conversion or liquidation. Even if some Great Wall shareholders do not pursue such claims, others may. If they do, holders of such claims, who may include all stockholders who own shares issued in Great Wall’s IPO, might seek to have the claims satisfied from funds in the IPO trust account. If Great Wall incurs material liability as a result of potential securities law or other claims, the IPO trust account could be depleted to the extent of any judgments arising from such claims, together with any expenses related to defending such claims that are not fully indemnified. A consequence might be that holders of Public Shares who elect conversion at the Acquisition vote would not receive the entire amount of their pro rata portion of the IPO trust account to which they would otherwise be entitled, or might be unable to satisfy a rescission or damages award. Great Wall cannot predict whether stockholders will bring such claims, how many might bring them or the extent to which they might be successful. Moreover, attendant litigation could result in delay in payments to Public Shareholders of IPO trust account funds on conversion or liquidation.

Aside from possible securities law claims against Great Wall, you should also be aware that in pursuing the Acquisition Great Wall has incurred substantial expenses. Great Wall currently has practically no available funds outside the IPO trust account, and will therefore be required to borrow funds or make arrangements with vendors and service providers in reliance on the existing indemnification obligations of Messrs. Li and Tang, or the expectation that such expenses will be paid by the combined company. If for any reason the ChinaCast acquisition is not consummated and Messrs. Li and Tang do not perform their indemnification obligations, Great Wall’s creditors may also seek to satisfy their claims from funds in the IPO trust account. This could result in further depletion of the IPO trust account, which would reduce a stockholder’s pro rata portion of the IPO trust account upon liquidation.

In general under U.S. federal and state securities laws, material misstatements and omissions in a prospectus may give rise to rights of rescission in favor of, or claims for damages by, persons who purchased securities pursuant to the prospectus. As a result, it is possible that claims may be made against Great Wall whose holders might seek to have the claims satisfied from funds in the IPO trust account. Because of its current financial condition and its belief, based on general advice from its legal and financial advisors, that Great Wall’s current circumstances may be unique, it has not made or requested of its advisors a formal comprehensive analysis of its potential liability for any such misstatements or omissions. Since rescission generally provides successful claimants with the right to recover the entire purchase price of their securities, however, holders of Public Shares who successfully claim rescission could be awarded approximately up to US$6.00 per Share, based on the initial offering price of the Units comprised of stock and warrants, less any amount received from sale of the original warrants purchased with them and plus interest from the date of Great Wall’s IPO, in exchange for surrender of their Shares. In general, a claim for rescission must be made by a person who purchased shares pursuant to a defective prospectus or other representation, and within the applicable statute of limitations period, which, for claims made under federal law (Section 12 of the Securities Act) and most state statutes, is one year from the time the claimant discovered or reasonably should have discovered the facts giving rise to the claim, but not more than three years from the occurrence of the event giving rise to the claim. A successful claimant for damages under federal or state law could be awarded an amount to compensate for the decrease in value of his or her shares caused by the alleged violation (including, possibly, punitive damages), together with interest, while retaining the shares. Claims under the anti-fraud provisions of the federal securities laws must generally be brought within two years of discovery, but not more than five years after occurrence. Rescission and damages claims would not necessarily be finally adjudicated by the time the Acquisition may be completed, and such claims would not be extinguished by consummation of that transaction.

If Great Wall were to become subject to such claims, the IPO trust account could be depleted by those claims (in addition, as discussed above, to other claims for goods purchased, services rendered or other matters in connection with its efforts to complete the Acquisition) to the extent of any judgments arising from such claims, together with any expenses related to defending such claims that are not fully indemnified. A consequence might be that holders of Public Shares who elect conversion on the proposed Acquisition vote would not receive the entire amount of the pro rata portion of the IPO trust account to which they would otherwise be entitled on such conversion or upon liquidation of Great Wall if the Acquisition is not approved and completed.

Depletion of the IPO trust account as a result of claims being made against it as described above could have the consequence of holders of Public Shares not receiving the entire amount of the pro rata portion of the IPO trust account to which they would be entitled if no such claims had been made. This could happen if liabilities to which Great Wall becomes subject are satisfied from funds in the IPO trust account and the combined resources of Messrs. Li and Tang are insufficient or unavailable to indemnify Great Wall for the full amount thereof on liquidation of Great Wall. If the acquisition is approved and consummated, such depletion of the IPO trust account could have such consequence if liabilities are satisfied from funds in the IPO trust account and the combined company’s and Messrs. Li’s and Tang’s resources together are insufficient or unavailable to indemnify Great Wall for the full amount of such liabilities.

If Great Wall’s IPO trust account is not depleted by liabilities for securities law claims or other expenses, all Public Shareholders would receive, upon conversion or liquidation, US$5.10 per Share plus interest earned on the IPO trust account to the distribution record date. This per-Share amount may be less than the possible per-Share amount of a successful rescission claim, which could be approximately US$6.00, minus any amount received from sale of the originally-attached warrants. (A rescission award may also bear interest at a higher rate than that earned on IPO trust account funds.) Public Shareholders would also, however, incur costs in prosecuting such claims, which would reduce the per-Share amount they realize. Great Wall has not sought expert opinion about the possible magnitude of such costs.

Great Wall Special Meeting

Date, Time and Place.  The special meeting of Great Wall’s stockholders will be held at 10:00 a.m., eastern time, on          , 2006, at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, NY 10154-1895.

Voting Power; Record Date.  You will be entitled to vote or direct votes to be cast at the special meeting, if you owned Great Wall common stock at the close of business on          , 2006, the record date for the special meeting. You will have one vote for each Great Wall share you owned at that time. Great Wall warrants do not carry voting rights.

Votes Required.  Approval of each proposal will require the affirmative vote of holders of a majority of the outstanding Great Wall common stock. Each proposal is essential to the ChinaCast acquisition, and, therefore, Great Wall’s Board of Directors will abandon it unless all are approved by stockholders.

Great Wall will not be authorized to complete the Acquisition, if holders of 903,195 or more Public Shares (20% or more of those Shares) vote against the Acquisition and demand that Great Wall convert their shares into pro rata portions of the IPO trust account.

Under Delaware law and the Company’s by-laws, no other business may be transacted at the special meeting.

At the close of business on May 8, 2006, there were 5,515,975 shares of Great Wall common stock outstanding (including the 1,000,000 Private Shares held by stockholders prior to Great Wall’s IPO). Of these 4,515,975 are Public Shares, including 250,000 Public Shares held by Jack Silver, a pre-IPO Great Wall stockholder. Each Great Wall common share entitles its holder to cast one vote per proposal.

Conversion Rights.  Under its charter, a holder of Public Shares who votes against the Acquisition may demand that Great Wall convert his or her shares into cash, if the Acquisition is consummated. This demand must be made in writing at the same time the stockholder votes against the Acquisition, on the form of proxy card voted against the Acquisition. If you so demand, and the Acquisition is consummated, Great Wall will convert your shares into a pro rata portion of the IPO trust account as of the record date. You will be entitled to receive cash for them only if you continue to hold your shares through completion of the Acquisition and then tender your stock certificate(s) to Great Wall. As explained in “The Acquisition — Possible Claims Against and Impairment of the IPO Trust Account,” above, however, claims against Great Wall whose holders might seek to have the claims satisfied from funds in the IPO trust account could result in depletion of the IPO trust account, which would reduce a stockholder’s pro rata portion of the IPO trust account upon liquidation. Moreover, attendant litigation could result in delay in payments to Public Shareholders of IPO trust account funds on conversion or liquidation. If you exercise your conversion rights, you will no longer own these Great Wall shares. Do not send your stock certificate(s) with your proxy card.

The Acquisition will not be consummated if the holders of 903,195 or more Public Shares (20% or more of such shares) exercise their conversion rights.

If Great Wall does not consummate a business combination by December 31, 2006, it is required by its charter to take all actions necessary to liquidate and dissolve. The proposed acquisition of ChinaCast is the only business combination that Great Wall can complete by that date.

Appraisal Rights.  Under the Delaware General Corporation Law, appraisal rights are not available to Great Wall stockholders in connection with the Acquisition.

Proxies; Board Solicitation.  Your proxy is being solicited by the Great Wall Board of Directors on each proposal being presented to stockholders at the special meeting. Proxies may be solicited in person or by mail, telephone or other electronic means. If you grant a proxy, you may still vote your shares in person, if you revoke your proxy before the special meeting.

Significant Stockholdings.  The holdings of Great Wall’s directors and significant stockholders are detailed in “Beneficial Ownership of Securities.”

Great Wall’s Recommendation; Interests of Great Wall’s Management

After careful consideration, Great Wall’s Board, consisting of a single director, has determined that the Acquisition and the proposed charter amendments are fair to, and in the best interests of, Great Wall and its stockholders. The Board has approved and declared advisable the proposals, and recommends that you vote or direct that your vote to be cast “FOR” the adoption of each. The Board did not obtain a fairness opinion.

When you consider the Board’s recommendation, you should keep in mind that Great Wall’s sole director, its pre-IPO stockholders and certain advisors with whom Great Wall’s sole director has consulted have interests in the Acquisition that are different from, or in addition to, yours, including the following:

•	If the Acquisition is not completed, and Great Wall is therefore required to liquidate, the pre-IPO stockholders’ Great Wall shares will in all probability be worthless, because they will not be entitled to receive any of the net proceeds of Great Wall’s IPO distributed upon liquidation of the IPO trust account. In addition, Messrs. Li and Tang will be required to perform their obligations under the indemnity agreements referred to in “The Proposed Acquisition — Procedure,” above. The Company is, however, incurring substantial transaction expenses in completing the Acquisition, for which Messrs. Li and Tang might be called upon to perform their indemnity obligations. In other words, in pursuing the Acquisition, Messrs. Li and Tang are incurring additional potential liability before knowing whether their indemnity obligations will be called upon or not. Great Wall cannot assure you that Messrs. Li and Tang would be able to satisfy their obligations if material liabilities are sought to be satisfied from the IPO trust account.

•	Warrants to purchase Great Wall common stock held by Mr. Li are potentially exercisable upon consummation of the Acquisition (Mr. Li continues to not receive any cash compensation for his services.)

•	The rights of directors and executive officers to be indemnified by Great Wall specified in its charter, and of Great Wall’s directors to be exculpated from monetary liability with respect to prior acts or omissions, may continue after the Acquisition. If the Acquisition is not approved and Great Wall liquidates, such indemnification rights would effectively cease by virtue of Great Wall’s dissolution. If the Acquisition is ultimately completed, the combined company’s ability to perform such obligations will probably be substantially enhanced, and the possibility that Messrs. Li and Tang will be required to indemnify Great Wall as described above will be substantially lessened. As noted above, their potential indemnity liability will increase before they know whether their indemnity obligations will be called upon.

•	As described in “The Proposed Extension Amendment — Board Consideration and Approval,” the Company’s financial, legal and other advisors have rendered services for which they may not be paid if the Acquisition is not approved, and certain of them may have the opportunity to provide additional services to Great Wall after the Acquisition, if it occurs.

Quotation/Listing

Great Wall’s common stock, warrants and units are quoted on the OTCBB. As required by the Letters of Undertaking, Great Wall is applying for listing of its securities on the Nasdaq National Market upon consummation of the Acquisition. If they are not so listed, Great Wall expects its securities to continue to be quoted on the OTC Bulletin Board.

Material United States Federal Income Tax Consequences of the Acquisition

Great Wall should not recognize any gain or loss as a result of the Acquisition for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Considerations” below for a further discussion of the material U.S. federal income tax considerations relevant to Great Wall as a result of the Acquisition.

Accounting Treatment

The Acquisition will be accounted for as a recapitalization of ChinaCast rather than as an acquisition. The financial statements of Great Wall will combine the historical statements of ChinaCast and Great Wall for the prior years giving effect to the Acquisition as if it occurred on January 1, 2006. After the Acquisition, the financial statements of ChinaCast will become Great Wall’s the financial statements.

Regulatory Matters

The Acquisition and related transactions are not subject to any federal or state regulatory requirement or approval, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (HSR Act).

Enforceability of Civil Liabilities Against Non-U.S. Persons

ChinaCast is incorporated under the laws of Bermuda, and its operating subsidiaries are incorporated under the laws of the PRC and the British Virgin Islands and operate only in the PRC, Hong Kong and Singapore. Substantially all of the assets of the combined company (Great Wall and ChinaCast) and its subsidiaries will be located in the PRC, and the majority of its officers and directors and the experts named in this proxy statement/prospectus are outside the United States. Although China, Hong Kong, Singapore and the United States are signatories to the 1965 Hague Convention on the Service Abroad of Judicial and Extra Judicial Documents in Civil and Commercial Matters (which applies to Bermuda and the British Virgin Islands by virtue of their relationship with the United Kingdom, which is a signatory) service under this treaty is cumbersome and time consuming, and may result in inadequate notice so that any judgment based on that service may be reopened, relitigated and overturned. It is therefore unlikely that service of process upon ChinaCast or its subsidiaries, its officers and directors, its assets and experts will be obtainable within the United States, and it may be difficult to enforce outside the United States a judgment obtained in the United States in an action against one or more of them.

These difficulties stem from the lack of official judicial arrangements between the United States and China, which means that judgments of United States courts will not be enforced in the PRC without review and relitigation of the merits of their claims.

There is doubt as to the enforceability in the PRC of actions to enforce judgments of United States, Bermuda or British Virgin Islands courts arising out of or based on ownership of Great Wall securities, including judgments arising out of or based on civil liability provisions of United States federal or state securities laws. There is also doubt whether PRC courts would enforce, in original actions, judgments against ChinaCast or the persons mentioned above predicated solely on United States securities laws. Original actions may be brought in the PRC against these parties only if the actions are not required to be arbitrated by PRC law and only if the facts alleged in the complaint give rise to a cause of action under PRC law, in which event, a PRC court may award monetary damages.

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before you decide whether to vote or direct your vote to be cast to approve the Acquisition.

Risks related to ChinaCast’s Business

ChinaCast’s business may be harmed if the Satellite Operating Entities upon which it relies fail to perform their obligations.

ChinaCast provides its services primarily over broadband satellite. Pursuant to the technical services agreement between them, ChinaCast provides technical services to ChinaCast Li Xiang Co. Ltd. (“CCLX”), which is licensed to provide value-added satellite broadband services in the PRC and to the Beijing Branch (“CCLBJ”) of ChinaCast Co. Ltd. (“CCL”) (CCLX and CCLBJ sometimes referred to as the “Satellite Operating Entities”). ChinaCast provides its technical services to customers of the Satellite Operating Entities, whom it considers to be its own customers. ChinaCast also engages the Satellite Operating Entities to provide the required satellite broadband service when a customer in China engages ChinaCast directly.

ChinaCast has management control over, but does not own directly or indirectly, CCLX or its parent, CCL. It has no management control over CCL other than the operation of CCLBJ. Although the technical services agreement and the pledge agreements executed by the shareholders of CCL and CCLX in ChinaCast’s favor contains contractual safeguards to protect ChinaCast’s interests, these safeguards may not be enforceable or effective. We have no other legal control over the Satellite Operating Entities.

As such, ChinaCast is dependent on the due performance by the Satellite Operating Entities of their obligations, and if they fail to perform their obligations under or terminate the technical services agreement between them, ChinaCast would be unable to provide its services.

ChinaCast and the Satellite Operating Entities have a relatively short operating history and are subject to the risks of a new enterprise, any one of which could limit growth, content and services, or market development.

Their short operating history makes it difficult to predict how their businesses will develop. Accordingly, they face all of the risks and uncertainties encountered by early-stage companies, such as:

•	uncertain growth in the market for, and uncertain market acceptance of, products, services and technologies;

•	the evolving nature of e-learning services and content; and

•	competition, technological change or evolving customer preferences that could harm sales of their services, content or solutions.

If ChinaCast and the Satellite Operating Entities are not able to meet the challenges of building their businesses and managing their growth, the likely result will be slowed growth, lower margins, additional operational costs and lower income.

If ChinaCast and the Satellite Operating Entities do not manage their growth successfully, their growth and chances for continued profitability may slow or stop.

ChinaCast and the Satellite Operating Entities have expanded their operations rapidly during the last several years, and they plan to continue to expand with additional solutions tailored to meet the different needs of end customers in specific market segments. This expansion has created significant demands on administrative, operational and financial personnel and other resources, particularly the need for working capital. Additional expansion in existing or new markets and new lines of business could strain these resources and increase the need for capital, which may result in cash flow shortages. ChinaCast’s or the Satellite Operating Entities’ personnel, systems, procedures, and controls may not be adequate to support further expansion.

Great Wall’s acquisition will place ChinaCast under even heavier demands for capital due to:

•	the potential rescission liability existing as a result of Great Wall’s charter amendments;

•	the outstanding liabilities due to service providers since the announcement of the transaction;

•	the liabilities that would exist if any ChinaCast shareholders elect cash instead of Great Wall securities;

•	liabilities that would exist if any Great Wall shareholders elect to convert their shares; and

•	the costs of being a public reporting company.

Future financings may dilute stockholders or impair ChinaCast’s financial condition.

Upon completion of the Acquisition, the combined company will receive the balance of the IPO trust account after any amounts paid to Great Wall stockholders who exercise their conversion right, payments to ChinaCast shareholders for their shares in the Offer, and general transaction costs, such as professional service fees. However, in the future, the combined company may need to raise additional funds through public or private financing, which might include the sale of equity securities. The issuance of equity securities could result in financial and voting dilution to the combined company’s existing stockholders. The issuance of debt could result in effective subordination of stockholders’ interests to the debt, create the possibility of default, and limit the company’s financial and business alternatives.

If ChinaCast and the Satellite Operating Entities fail to keep pace with rapid technological changes, especially in the satellite and distance learning education industries, their competitive position will suffer.

ChinaCast’s markets and the enabling technologies (including satellite and distance learning technology) used in its education/training and enterprise data networking solutions are characterized by rapid technological change. As ChinaCast’s services are primarily based on satellite broadband infrastructure, ChinaCast relies on the Satellite Operating Entities. As such, ChinaCast also relies on the Satellite Operating Entities to keep pace with technological changes. ChinaCast’s existing stockholders have thus far provided it the funding to expand and to provide the Satellite Operating Entities with the financial support to acquire required technology. They may, however, need further external funding to upgrade existing technology, and there is no assurance that they will be able to obtain the necessary funds to keep pace with rapid technological changes in their markets. Failure to respond to technological advances could make ChinaCast’s business less efficient, or cause its services to be of a lesser quality than its competitors. These advances could also allow competitors to provide higher quality services at lower costs than ChinaCast can provide. Thus, if it is unable to adopt or incorporate technological advances, ChinaCast’s services will become uncompetitive.

Unexpected network interruptions caused by system failures, natural disasters, or unauthorized tamperings with systems could disrupt ChinaCast’s operations.

The continual accessibility of ChinaCast’s web sites and the performance and reliability of CCLX’s satellite network infrastructure are critical to ChinaCast’s reputation and its ability to attract and retain users, customers and merchants. Any system failure or performance inadequacy that causes interruptions in the availability of ChinaCast’s services, or increases response time, could reduce ChinaCast’s appeal to users and customers. Factors that could significantly disrupt ChinaCast’s operations include:

•	system failures and outages caused by fire, floods, earthquakes or power loss;

•	telecommunications failures and similar events;

•	software errors;

•	computer viruses, break-ins and similar disruptions from unauthorized tampering with ChinaCast’s computer systems; and

•	security breaches related to the storage and transmission of proprietary information, such as credit card numbers or other personal information.

ChinaCast and CCLX have limited backup systems and redundancy. Future disruptions or any of the foregoing events could damage ChinaCast’s reputation, require it to expend significant capital and other resources and expose it to a risk of loss or litigation and possible liability. Furthermore, as ChinaCast relies on CCLX to provide the satellite network infrastructure, if CCLX suffers such disruptions or failure, ChinaCast may have to provide CCLX with substantial financial support. Neither ChinaCast nor CCLX carries any business interruption insurance to compensate for losses that may occur as a result of any of these events. Accordingly, the combined company’s revenues and results of operations may be adversely affected if any of the above disruptions should occur.

If ChinaCast and the Satellite Operating Entities lose key management personnel, its business may suffer.

ChinaCast’s continued success is largely dependent on the continued services of its key management personnel, as well as those of the Satellite Operating Entities, and on their ability to identify, recruit, hire, train and retain qualified employees for technical, marketing and managerial positions. The loss of the services of certain of ChinaCast’s or the Satellite Operating Entities’ key personnel, including Messrs. Yin, Chan and Li, without adequate replacement, could have an adverse effect on ChinaCast. Each of these individuals played significant roles in developing and executing the overall ChinaCast business plan and maintaining customer relationships and proprietary technology systems. While none is irreplaceable, the loss of the services of any would be disruptive to ChinaCast’s business. Competition for qualified personnel in Chinese telecommunications and Internet-related markets is intense. As a result, ChinaCast may have difficulty attracting and retaining them.

ChinaCast may not compete successfully with large, well-funded state-owned and private enterprises in its industry, which could result in reduced revenue.

Competition in providing education/training and enterprise data networking service is becoming more intense in the PRC. Large, well-funded state-owned enterprises, such as China Telecom, China Netcom, China Unicom, China Railcom, China Sat, China Orient, Guangdong Satellite Telecom and China Educational TV, as well as private enterprises like chinaedu.net, Beida Online, Ambow, and Tengtu, may offer services that are comparable or superior to ChinaCast’s. As there are no independent market surveys of ChinaCast’s business segments, ChinaCast is unable to ascertain its market share accurately. Failure to compete successfully with these state-owned enterprises will adversely affect the combined company’s business and operating results.

Foreign Exchange Risk

Changes in the conversion rate between the RMB and foreign currencies, such as Hong Kong or United States dollars, may adversely affect ChinaCast’s profits.

ChinaCast bills its customers in Chinese RMB, but 62.4%, 13.0% and 11.9% of its revenues in fiscal years 2003, 2004 and 2005, respectively, were collected in Hong Kong dollars. In addition, 12.5%, 19.5% and 8.8% of its purchases/expenses in those fiscal years, respectively, were in United States dollars; 0%, 1.1%, and 3.1% were in Singapore dollars; and 15.3%, 10.1% and 9.5% were in Hong Kong dollars during these same periods. The remainder of its revenues and expenses/purchases were in Chinese RMB. As such, ChinaCast may be subject to fluctuations in the foreign exchange rates between these currencies.

The RMB is not a freely convertible currency. The State Administration for Foreign Exchange, under the authority of the People’s Bank of China, controls the conversion of Renminbi into foreign currencies. The value of the RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market.

ChinaCast and its subsidiaries do not have a formal hedging policy with respect to foreign exchange exposure. In the future, they may hedge exchange transactions after considering the foreign currency amount, exposure period and transaction costs.

Chinese foreign exchange controls may limit ChinaCast’s ability to utilize its revenues effectively and receive dividends and other payments from its Chinese subsidiary.

ChinaCast’s 98.5% owned subsidiary, ChinaCast Technology (Shanghai) Limited (“CCT Shanghai”), is subject to Chinese rules and regulations on currency conversion. The Chinese government regulates the conversion of the Chinese RMB into foreign currencies. Currently, foreign investment enterprises, of which CCT Shanghai is one, are required to apply for authority (renewed annually) to open foreign currency accounts governing conversion for payment of dividends limited capital items such as direct investments, loans, and issuances of securities, some of which may be effected with governmental approval, while others require authorization.

The ability of CCT Shanghai to remit funds to the combined company may be limited by these restrictions. There can be no assurance that the relevant regulations in China will not be amended so as to adversely affect CCT Shanghai’s ability to remit funds to the combined company.

Risks Relating to Doing Business in China

Introduction of new laws or changes to existing laws by the Chinese government may adversely affect ChinaCast’s business.

ChinaCast’s and the Satellite Operating Entities’ business and operations in China are governed by the Chinese legal system, which is codified in written laws, regulations, circulars, administrative directives and internal guidelines. The Chinese government is in the process of developing its commercial legal system to meet the needs of foreign investors and encourage foreign investment. As the Chinese economy is developing and growing generally at a faster pace than its legal system, uncertainty exists regarding the application of existing laws and regulations to novel events or circumstances. Chinese laws and regulations, and their interpretation, implementation and enforcement, are developing and are therefore generally subject to greater changes than more established bodies of commercial law.

Moreover, precedents of interpretation, implementation and enforcement of Chinese laws and regulations are limited, and Chinese court decisions are not binding on lower courts. Accordingly, the outcome of dispute resolutions may not be as consistent or predictable as in other more mercantilely advanced jurisdictions. It may be difficult to obtain timely and equitable enforcement of Chinese laws, or to obtain enforcement in China of a judgment by a foreign court or jurisdiction.

Chinese law will govern the combined company’s material operating agreements, some of which may be with Chinese governmental agencies. The combined company cannot assure that it will be able to enforce those material agreements or that remedies will be available outside China. The Chinese judiciary is relatively inexperienced in enforcing corporate and commercial law, leading to a substantial degree of uncertainty as to the outcome of litigation. The inability to enforce or obtain a remedy under the combined company’s future agreements may have a material adverse impact on its operations.

ChinaCast’s business will be adversely affected, if Chinese regulatory authorities view ChinaCast’s and the Satellite Operating Entities’ corporate activities not complying with applicable Chinese laws and regulations, including restrictions on foreign investments, change applicable laws and regulations, or impose additional requirements and conditions with which they are unable to comply.

The Chinese government restricts foreign investment in businesses engaged in telecommunications and education services, Internet access, education content and distribution of news and information, but permits foreign investment in businesses providing technical services in these areas. CCL and CCLX are licensed to provide value-added satellite broadband services, Internet services and Internet content in China. ChinaCast has not sought confirmation from Chinese regulatory governmental authorities whether its structure and business arrangement with the Satellite Operating Entities comply with applicable Chinese laws and regulations, including regulation of value-added telecommunication business in China.

Chinese legal advisers have opined that ChinaCast’s performance under the technical services agreement with CCLX complies with applicable Chinese laws and regulations, and ChinaCast complies with PRC laws and regulations.

However, if:

•	Chinese authorities deem ChinaCast’s corporate activities as violating applicable Chinese laws and regulations (including restrictions on foreign investments);

•	Chinese regulatory authorities change applicable laws and regulations or impose additional requirements and conditions with which ChinaCast is unable to comply; or

•	ChinaCast is found to violate any existing or future Chinese laws or regulations;

the relevant Chinese authorities would have broad discretion to deal with such a violation by levying fines, revoking business license(s), requiring ChinaCast to restructure its ownership or operations, and requiring ChinaCast’s and/or CCLX to discontinue some or all of their businesses. Any of these actions will adversely affect ChinaCast’s business.

ChinaCast may be unable to enforce its agreements with the Satellite Operating Entities.

Chinese law currently prohibits foreign investors from owning greater than 50% equity interests in companies engaged in telecommunication value-added businesses in the PRC. Although ChinaCast has been advised by counsel that the pledge agreements between it and the Satellite Operating Entities are valid under PRC law, unless the equity interest restriction is amended or repealed, and subject to the approval of the relevant government authorities, ChinaCast will only be entitled to enforce its right to take possession and ownership of up to a 50% interest in the Satellite Operating Entities.

ChinaCast’s success depends on stable political, economic and social environments, which are subject to disruption in the PRC.

Economic conditions in China are subject to uncertainties that may arise from changes in government policies and social conditions. Since 1978, the Chinese government has promulgated various reforms of its economic systems, resulting in economic growth over the last two decades. However, many of the reforms are unprecedented or experimental and expected to be refined and modified from time to time. Other political, economic and social factors may also lead to changes, which may have a material impact on ChinaCast’s operations and its financial performance. For instance, less governmental emphasis on education and distance learning services or on retraining out-of-work persons in the Chinese work force would harm ChinaCast’s business, prospects, results and financial condition.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based on United States judgments against Great Wall, the combined company, their subsidiaries, officers and directors, experts named in this proxy statement/prospectus and others.

ChinaCast is incorporated in Bermuda, and its subsidiaries are incorporated in the British Virgin Islands, Hong Kong and China. After consummation of the Acquisition, substantially all of the combined company’s assets will be located in the PRC. Great Wall’s sole director and executive officer resides outside of the United States, and all of the combined company’s directors and executive officers and some of the experts named in this proxy statement/prospectus reside within the PRC. Substantially all of the assets of these persons are located within the PRC. As a result, it may not be possible for investors in the United States to effect service of process within the United States or elsewhere outside the PRC on the combined company’s directors or executive officers or such experts, including with respect to matters arising under United States federal or state securities laws. The PRC does not have treaties providing for reciprocal recognition and enforcement of judgments of courts with the United States or many other countries. As a result, recognition and enforcement in the PRC of such judgments in relation to any matter, including United States securities laws, the laws of Bermuda or ChinaCast’s Bye-laws, may be difficult or impossible. Furthermore, an original action may be brought in the PRC against the combined company’s assets, its subsidiaries, directors and executive officers or such experts only if the actions are not required to be arbitrated by PRC law and the facts alleged in the complaint give rise to a cause of action under PRC law. In connection with such an original action, a PRC court may award civil liability, including monetary damages.

Weakened political relations between the U.S. and China could make the combined company less attractive.

The relationship between the United States and China is subject to sudden fluctuation and periodic tension. Changes in political conditions in China and changes in the state of Sino-U.S. relations are difficult to predict and could adversely affect the combined company’s operations, and its future business plans and profitability.

The combined company’s operations may not develop in the same way or at the same rate as might be expected if the PRC economy were similar to the market-oriented economies of OECD member countries.

The economy of the PRC has historically been a nationalistic, “planned economy,” meaning it functions and produces according to governmental plans and pre-set targets or quotas. In certain aspects, the PRC’s economy has been transitioning to a more market-oriented economy. However, there can be no assurance of the future direction of these economic reforms or the effects these measures may have. The PRC economy also differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, an international group of member countries sharing a commitment to democratic government and market economy. For instance:

•	the number and importance of state-owned enterprises in the PRC is greater than in most OECD countries;

•	the level of capital reinvestment is lower in the PRC than in most OECD countries; and

•	Chinese policies make it more difficult for foreign firms to obtain local currency in China than in OECD jurisdictions.

As a result of these differences, the combined company’s operations may not develop in the same way or at the same rate as might be expected if the PRC economy were similar to those of OECD member countries.

The economy of China has been experiencing unprecedented growth, which could be curtailed if the government tries to control inflation by traditional means of monetary policy or its return to planned-economy policies, any of which would have an adverse effect on the combined company.

The rapid growth of the Chinese economy has led to higher levels of inflation. Government attempts to control inflation may adversely affect the business climate and growth of private enterprise, and the demand for higher education and e-learning, in China. In addition, the combined Company’s profitability may be adversely affected if prices for the combined company’s products and services rise at a rate that is insufficient to compensate for the rise in its costs and expenses.

Risks Relating to the Offer and Acquisition

A substantial number of shares of Great Wall common stock will be available for sale after consummation of the Acquisition, which might result in a decline in its market price.

Assuming that all current ChinaCast shareholders (including the ChinaCast Majority who have already done so) elect the Stock Offer for all of their ChinaCast shares, an aggregate of approximately 20,752,301 shares of additional Great Wall common stock will be issued, representing approximately 79% of the Great Wall common stock outstanding post-Offer. As a result of this increase in outstanding Great Wall common stock, a substantial number of additional shares will be eligible for resale in the public market, which could adversely affect the market price.

In addition, outstanding warrants and unit purchase options to purchase an aggregate of 10,231,950 shares of common stock issued in connection with Great Wall’s IPO will become exercisable after consummation of the Acquisition. If they are exercised, a substantial number of additional shares of Great Wall common stock will be eligible for resale in the public market, which could adversely affect the market price.

The combined company’s working capital could be reduced, and Great Wall’s stockholders could own as little as approximately 15% of the combined company’s common stock, if Great Wall’s stockholders exercise their right to convert their shares into cash or exercise rescission rights.

Pursuant to Great Wall’s charter, holders of Public Shares may vote against the Acquisition and demand that Great Wall convert their Public Shares into pro rata portions of the IPO trust account, as of the record date. Great Wall and ChinaCast will not consummate the Offer if holders of 903,195 or more Public Shares exercise these conversion rights. To the extent the Acquisition is consummated and holders have demanded to so convert their shares or have exercised rescission rights, there will be a corresponding reduction in the amount of funds available to the combined company following the Acquisition. As of          , the record date, assuming the Acquisition is approved, the maximum amount of funds that could be disbursed to Great Wall’s stockholders upon the exercise of their conversion rights is approximately $4.8 million, or approximately 20% of the funds then held in the IPO trust account as of December 31, 2005.

Registration rights held by Great Wall’s initial stockholders who purchased shares prior to the IPO may have an adverse effect on the market price of Great Wall’s common stock.

Great Wall’s initial stockholders who purchased common stock prior to the IPO are entitled to demand that Great Wall register the resale of their shares at any time after they are released from escrow. If such stockholders exercise their registration rights with respect to all of their shares, there will be an additional 1,000,000 shares of common stock eligible for trading in the public market. The presence of these additional shares may have an adverse effect on the market price of Great Wall’s common stock.

If the combined company is unable to receive a listing of its securities on the Nasdaq National Market, it may be more difficult for stockholders to sell their securities.

As required by the Letters of Undertaking, Great Wall is applying for listing of its securities on the Nasdaq National Market upon consummation of the Acquisition. If they are not so listed, then it may be more difficult for stockholders to sell their securities.

Great Wall’s sole director and executive officer and the other holders of its Private Shares have interests in the Acquisition that are different from yours.

In considering the recommendation of Great Wall’s sole director to vote to approve the Acquisition, you should be aware that he and other original Great Wall stockholders have agreements or arrangements that provide them with interests in the Acquisition that differ from, or are in addition to, those of Great Wall stockholders generally. Great Wall’s original stockholders, including its sole director, are not entitled to receive any of the IPO proceeds distributed upon liquidation of the IPO trust account. Therefore, if the Acquisition is not approved, the Private Shares held by Great Wall’s initial stockholders will in all probability be worthless. In addition, Mr. Li, Great Wall’s sole director and executive officer, has agreed to indemnify Great Wall to the extent necessary to ensure that certain liabilities do not reduce funds in the IPO trust account. This indemnification obligation extends to transaction expenses to be incurred in connection with Great Wall’s seeking to complete the Acquisition. If the Acquisition is not approved and Great Wall is therefore required to liquidate, Mr. Li together with Mr. Tang will be required to perform their obligations under the indemnity agreements. The personal and financial interests of our Chairman of the Board and Chief Executive Officer may have influenced his motivation in identifying and selecting a target business and completing a business combination timely. Consequently, his discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in Great Wall stockholders’ best interest.

Great Wall shareholders may have securities law claims against Great Wall for rescission or damages that would not be extinguished by consummation of the Acquisition.

On March 21, 2006, after obtaining the approval of its stockholders, Great Wall amended its certificate of incorporation, the effect of which was to, among other things, eliminate the provision of its certificate of incorporation that purported to prohibit amending its “business combination” provisions and extend the date before which the registrant must complete a business combination, to avoid being required to liquidate, from March 23, 2006 to December 31, 2006. Because extending the period during which Great Wall could consummate a business acquisition was not contemplated by its IPO prospectus, Great Wall shareholders may have securities law claims against Great Wall for rescission (under which a successful claimant would have the right to receive the total amount paid for his or her shares, plus interest and less any income earned on the shares, in exchange for surrender of the shares) or damages (compensation for loss on an investment caused by alleged material misrepresentations or omissions in the sale of the security). Such claims might entitle stockholders asserting them to up to US$6.00 per Share, based on the initial offering price of the Units comprised of stock and warrants, less any amount received from sale of the original warrants purchased with them and plus interest from the date of Great Wall’s IPO (which may be more than the pro rata shares of the IPO trust account to which they are entitled on conversion or liquidation). A successful claimant for damages under federal or state law could be awarded an amount to compensate for the decrease in value of his or her shares caused by the alleged violation (including, possibly, punitive damages), together with interest, while retaining the shares. Rescission and damages claims would not necessarily be finally adjudicated by the time the Acquisition is completed, and such claims would not be extinguished by consummation of the Acquisition.

Great Wall may be subject to securities laws claims regarding past disclosures.

As noted elsewhere in this proxy statement/prospectus, Great Wall may be subject to claims for rescission or other securities law claims resulting from its failure to disclose that its charter provision purporting to prohibit certain amendments was possibly inconsistent with Delaware’s General Corporation Law. Great Wall may also be subject to such claims as a result of inaccuracies in other disclosures, as follows: It appears that the Great Wall’s charter provision requiring its officers to “dissolve and liquidate the Corporation within sixty days” after December 31, 2006 also may be inconsistent with Delaware’s General Corporation Law, and Great Wall’s failure to disclose such possible inconsistency may also subject it to rescission or other claims. In addition, it may be argued that Great Wall’s IPO prospectus misstated the vote required by its charter to approve a business combination, and that its Exchange Act reports have been inaccurate in describing ChinaCast as a leading provider of content (as opposed to being only a content carrier). Great Wall is unable to predict the likelihood that claims might be made with regard to the foregoing or estimate any amounts for which it might be liable if any such claim was made, except insofar as Great Wall believes that any liability would be immaterial to the combined company if the Acquisition is consummated. If the Acquisition is not approved, any amount paid on a claim might reduce trust proceeds available for distribution to stockholders if such amount is not reimbursed by ChinaCast or the indemnification obligations of the Great Wall’s founders are not satisfied.

If third parties bring claims against Great Wall, the proceeds held in trust could be reduced and the per-share liquidation value receivable by Great Wall’s public stockholders from the trust account as part of its plan of dissolution and liquidation will be less than $6.00 per share.

Great Wall’s placing of funds in trust may not protect those funds from third party claims against it. Although Great Wall will seek to have most, if not all significant creditors agree to arrangements that will involve them waiving any right, title, interest or claim of any kind in or to any monies held in the IPO trust account for the benefit of its public stockholders, there is no guarantee that they will agree to such arrangements, or even if they do that they would be prevented from bringing claims against the IPO trust account including, but not limited to, claims alleging fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with a claim against Great Wall’s assets, including the funds held in the IPO trust account.

Accordingly, the proceeds held in trust could be subject to claims that could take priority over the claims of Great Wall’s public stockholders and the per-share liquidation value receivable by Great Wall’s public stockholders could be less than the $6.00 per share held in the trust account, plus interest (net of any taxes due on such interest), due to claims of such creditors. In connection with Great Wall’s IPO, Messrs. Li and Tang, pre-IPO stockholders of Great Wall, agreed to indemnify Great Wall to the extent necessary to ensure that certain liabilities, including potential litigation costs, do not reduce funds in the IPO trust account. However, because these indemnity obligations are not collateralized or guaranteed, Great Wall cannot assure stockholders that these obligations would be satisfied.

In the event that Great Wall’s board recommends and its stockholders approve a plan of dissolution and liquidation where it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received a return of funds from the IPO trust account as part of the liquidation could be liable for claims made by creditors.

Additionally, if Great Wall is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the funds held in the IPO trust account will be subject to applicable bankruptcy law, and may be included in Great Wall’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Great Wall’s stockholders. To the extent any bankruptcy claims deplete the trust account Great Wall cannot assure its public stockholders that it will be able to return the liquidation amounts due them.

Great Wall will dissolve and liquidate if it does not consummate the Acquisition and its stockholders may be held liable for claims by third parties against Great Wall to the extent of distributions received by them.

Great Wall will dissolve and liquidate the IPO trust account to its public stockholders if it does not complete the Acquisition by December 31, 2006. Under Sections 280 through 282 of the Delaware General Corporation Law, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. If a corporation complies with certain procedures intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. Although Great Wall will seek stockholder approval to liquidate the IPO trust account to its public stockholders as part of a plan of dissolution and liquidation, it does not intend to comply with those procedures. In the event that Great Wall’s sole director recommends and the stockholders approve a plan of dissolution and liquidation where it is subsequently determined that the reserve for claims and liabilities was insufficient, stockholders who received a return of funds could be liable for claims made by creditors. As such, Great Wall’s stockholders could potentially be liable for any claims to the extent of distributions received by them in a dissolution and any such liability of Great Wall stockholders will likely extend beyond the third anniversary of such dissolution. Accordingly, Great Wall cannot assure its stockholders that third parties will not seek to recover from Great Wall stockholders amounts owed to them by Great Wall.

The procedures Great Wall must follow under Delaware law if it dissolves and liquidates may result in substantial delays in the liquidation of the IPO trust account to its public stockholders as part of its plan of dissolution and distribution.

Pursuant to, among other documents, its amended and restated certificate of incorporation, if Great Wall does not complete a business combination by December 31, 2006, it will be required to dissolve, liquidate and wind up in compliance with the provisions of the Delaware General Corporation Law. In addition, in the event Great Wall seeks stockholder approval for a plan of dissolution and distribution and does not obtain such approval, it will nonetheless continue to pursue stockholder approval for such dissolution. The funds held in the IPO trust account may not be distributed except upon Great Wall’s dissolution and, unless and until such approval is obtained from Great Wall’s stockholders, the funds held in the IPO trust account will not be released. Consequently, holders of a majority of Great Wall’s outstanding stock must approve the dissolution in order to receive the funds held in the IPO trust account and the funds will not be available for any other corporate purpose. The procedures required for Great Wall to liquidate under the Delaware General Corporation Law, or a vote to reject any plan of dissolution and distribution by its stockholders, may result in substantial delays in the liquidation of the IPO trust account to Great Wall’s public stockholders as part of its plan of dissolution and distribution.

If Great Wall does not consummate the Acquisition and dissolves, payments from the IPO trust account to its public stockholders may be delayed.

Great Wall currently believes that any plan of dissolution and liquidation subsequent to December 31, 2006 would proceed in approximately the following manner:

•	Great Wall’s sole director will, consistent with Delaware law and the obligations described in its amended and restated certificate of incorporation to dissolve, prior to the passing of such deadline, convene and adopt a specific plan of dissolution and liquidation, which it will then vote to recommend to its stockholders; at such time it will also cause to be prepared a preliminary proxy statement setting out such plan of dissolution and liquidation as well as the board’s recommendation of such plan;

•	upon such deadline, it will file a preliminary proxy statement with the Securities and Exchange Commission;

•	if the Securities and Exchange Commission does not review the preliminary proxy statement, then, approximately 10 days following the passing of such deadline, it will mail the proxy statements to its stockholders, and approximately 30 days following the passing of such deadline it will convene a meeting of stockholders, at which they will either approve or reject the plan of dissolution and liquidation; and

•	if the Securities and Exchange Commission does review the preliminary proxy statement, Great Wall currently estimates that it will receive their comments approximately 30 days following the passing of such deadline. Great Wall will mail the proxy statements to stockholders following the conclusion of the comment and review process (the length of which cannot be predicted with any certainty, and which may be substantial) and it will convene a meeting of its stockholders at which they will either approve or reject the plan of dissolution and liquidation.

In the event Great Wall seeks stockholder approval for a plan of dissolution and liquidation and does not obtain such approval, it will nonetheless continue to pursue stockholder approval for dissolution. Pursuant to the terms of its amended and restated certificate of incorporation, Great Wall’s powers following the expiration of the permitted time periods for consummating a business combination will automatically thereafter be limited to acts and activities relating to dissolving and winding up affairs, including liquidation. The funds held in the IPO trust account may not be distributed except upon dissolution and, unless and until such approval is obtained from stockholders, the funds held in the IPO trust account will not be released. Consequently, holders of a majority of Great Wall’s outstanding stock must approve the dissolution in order to receive the funds held in the IPO trust account and the funds will not be available for any other corporate purpose.

The procedures required for Great Wall to liquidate under the Delaware law, or a vote to reject any plan of dissolution and liquidation by Great Wall’s stockholders, may result in substantial delays in the liquidation of the IPO trust account to Great Wall’s public stockholders as part of the plan of dissolution and liquidation.

Compliance with the Foreign Corrupt Practices Act could adversely impact our competitive position; failure to comply could subject us to penalties and other adverse consequences.

The combined company will be subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States public companies from engaging in bribery of or other prohibited payments to foreign officials to obtain or retain business. Foreign companies, including some that may compete with the combined company, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time to time in China. There is no assurance that the combined company’s employees or other agents will not engage in such conduct, for which it might be held responsible. If the combined company’s employees or other agents are found to have engaged in such practices, it could suffer severe penalties and other consequences that may have a material adverse effect on its business, financial condition and results of operations.

SELECTED HISTORICAL FINANCIAL INFORMATION

We are providing the following financial information to assist you in your analysis of the financial aspects of the Acquisition. We derived historical information concerning ChinaCast from its unaudited management financial statements for 2001 and 2002 and from its audited consolidated financial statements for the three years ended December 31, 2005. We derived historical information concerning Great Wall from its audited financial statements for the two years ended December 31, 2005. The information is only a summary and should be read in conjunction with each company’s historical consolidated financial statements and related notes contained elsewhere herein. The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of ChinaCast, Great Wall or the enterprise resulting from the Acquisition.

CHINACAST HISTORICAL FINANCIAL INFORMATION

Selected Consolidated Statements of Operation Data (In thousands)

	For the Year Ended December 31,
	2005	2005	2004	2003	2002	2001
	USD	RMB	RMB	RMB	RMB	RMB
					(Unaudited)

Revenue	18,878	152,347	80,571	72,757	73,512	26,416
Cost of Revenue	(9,140)	(73,757)	(39,713)	(34,373)	(34,369)	(13,578)

Gross Profit	9,738	78,590	40,858	38,384	39,143	12,838

Selling and Marketing Expenses	(439)	(3,543)	(3,613)	(2,584)	(6,245)	(10,059)
General and Administrative Expenses	(4,469)	(36,065)	(49,893)	(19,727)	(18,448)	(37,368)
Foreign Exchange Loss	(291)	(2,361)	(78)	(73)	—	—
Management Service Fee	1,770	14,286	34,451	26,528	2,756	40

Total operating (expenses) income, net	(3,429)	(27,683)	(19,133)	4,144	(21,937)	(47,387)
Income from Operations	6,309	50,907	21,725	42,528	17,206	(34,549)
Interest Income	570	4,604	2,648	635	435	236
Interest Expense	(2)	(19)	(391)	(1,050)	(1,177)	(2,235)
Other Income	72	581	144	4	65	26

Income before Income Taxes	6,949	56,073	24,126	42,117	16,529	(36,522)
Provision for Income Taxes	(1,306)	(10,540)	(8,689)	(7,460)	(3,566)	(1,536)

Net Income after Income Taxes Before Equity Earnings of Equity Investments	5,643	45,533	15,437	34,657	12,963	(38,058)
Equity Earnings of Equity Investments	(50)	(402)	—	—	—	—
Minority Interests	(207)	(1,669)	—	—	—	—

Net Income	5,386	43,462	15,437	34,657	12,963	(38,058)
Deemed dividend on Redeemable Convertible Preference Shares	—	—	(10,576)	(22,609)	(17,503)	(11,696)

Income Attributable to Holders of Ordinary Shares	5,386	43,462	4,861	12,048	(4,540)	(49,754)

Earnings Per Share Data

	For the Year Ended December 31,
	2005	2005	2004	2003	2002	2001
	USD	RMB	RMB	RMB	RMB	RMB
					(Unaudited)

Income per share (in RMB cents/US cents)
Basic	1.22	9.84	1.36	6.05	(2.28)	(24.97)
Diluted	1.17	9.48	1.32	6.05	(2.28)	(24.97)

Shares used in computation
Basic	441,816,501	441,816,501	356,346,342	199,218,524	199,218,524	199,218,524
Diluted	458,642,895	458,642,895	368,759,638	199,218,524	199,218,524	199,218,524

Consolidated Balance Sheet Data (In thousands)

	For the Year Ended December 31,
	2005	2005	2004	2003	2002	2001
	USD	RMB	RMB	RMB	RMB	RMB
					(Unaudited)

Cash and Cash Equivalents	14,915	120,368	54,425	46,682	126	13,321
Term Deposits	33,928	273,798	323,901	64,313	27,313	16,553
Total Current Assets	57,226	461,813	412,860	159,115	65,114	39,724
Non-Current Assets	26,654	215,100	174,085	147,174	69,609	66,826
Total Assets	83,880	676,913	586,945	306,289	134,723	106,550
Total Current Liabilities	10,406	83,993	41,691	39,279	32,521	5,822
Total Long-term liabilities	24	190	428	642	13,392	24,922
Minority interest	2,877	23,216	19,063	19,063	—	—
Total Liabilities	13,307	107,399	61,182	58,984	45,913	30,744
Redeemable convertible preference shares	—	—	—	299,530	166,253	148,682
Total Shareholders’ Equity	70,573	569,514	525,763	(52,225)	(77,443)	(72,876)

Selected Operating Data

	For the Year Ended December 31,
	2005	2005	2004	2003
	USD	RMB	RMB	RMB

Post secondary product line revenue (’000s) (on a combined basis, i.e. with CCLBJ)	9,078	73,262	56,396	37,598
No. of students	113,000	113,000	82,000	47,000
No of universities generating revenues	14	14	8	7
No. of universities under contract	20	20	15	15

GREAT WALL HISTORICAL FINANCIAL INFORMATION

			Period from
			August 20, 2003
			(Inception) to
			December 31,	Year Ended	Year Ended
	Three Months Ended March 31,		2005	December 31,	December 31,
	2006	2005	(Cumulative)	2005	2004
	(Unaudited)

Revenue	$—	$—	$—	$—	$—
Interest income on IPO trust account(1)	190,664	97,956	704,224	540,264	163,960
Net income (loss)	30,217	(44,317)	(1,357,322)	(1,214,957)	(141,152)
Net loss per share	0.01	(0.01)	—	(0.22)	(0.03)
Cash dividends per share	—	—	—	—	—

(1)	Excludes deferred portion of interest.

	At March 31,	At December 31,
	2006	2005	2004
	(Unaudited)

Total assets (including cash deposited in IPO trust account in 2004)	$24,479,417	$24,298,479	$24,057,277
Common stock subject to possible conversion	4,629,887	4,629,887	4,629,887
Stockholders’ equity	18,739,955	18,324,738	19,238,695

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

We have presented below selected unaudited pro forma combined financial information that reflects the Acquisition as a recapitalization of ChinaCast, to provide you with a better picture of what the companies’ businesses might have looked like had they actually been combined as of the indicated dates. The information might have been different had the companies actually been combined. You should not rely on it as a definitive statement of the historical results that would have been recorded had the companies been combined or the future results that might be achieved after the Acquisition. The following selected information has been derived from, and should be read in conjunction with, the unaudited pro forma combined financial statements and related notes thereto included elsewhere in this proxy statement/prospectus.

	Year Ended December 31, 2005
	Assuming Maximum	Assuming Minimum
	Approval(1)	Approval(1)
	(In thousands, except per share data)

Revenue	$18,878	$18,878
Net income	4,306	4,171
Net income per share	0.16	0.27
Total assets	107,671	68,586
Stockholders’ equity	93,704	52,630

(1)	Refers to the possible levels of approval of the Acquisition by ChinaCast’s stockholders.

COMPARATIVE PER SHARE INFORMATION

The following table sets forth selected historical per share information of ChinaCast and Great Wall and unaudited pro forma combined per share ownership information after giving effect to the Acquisition and maximum and minimum levels of approval of the Acquisition by Great Wall stockholders, who may exercise their conversion rights if they vote against the Acquisition. The Acquisition will be accounted for as a recapitalization of ChinaCast rather than as an acquisition. You should read this information in conjunction with the selected historical financial information and historical financial statements of ChinaCast and Great Wall and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited ChinaCast and Great Wall pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma combined financial statements and related notes included elsewhere in this proxy statement/prospectus. The historical per share information is derived from financial statements for the year ended December 31, 2005.

The information does not purport to represent what the actual results of operations would have been had the companies been combined or to project the results of operations that may be achieved after completion of the Acquisition.

				Post-Acquisition
Comparative per Share Information	ChinaCast(2)(3)		Great Wall(1)(2)(3)	Company(2)(3)

Great Wall common stock assumed issued in Offering, assuming:
Maximum Stock Tender		20,752,301
Minimum Stock Tender		10,551,526
Great Wall common stock outstanding, assuming:
Maximum Stock Tender			5,515,975	26,648,933(6)
Minimum Stock Tender			4,612,781	15,544,964(6)
Income (loss) per diluted share (historical) for year ended December 31, 2004	US$	0.00	$(0.03)
Income (loss) per diluted share (historical) for year ended December 31, 2005		$0.01	$(0.22)
Earnings per diluted share (pro forma) for year ended December 31, 2005
Maximum Stock Tender				$0.16
Minimum Stock Tender				$0.27
Book value per share — December 31, 2005(4)(7)		$0.15	$3.32
Maximum Stock Tender				$3.52
Minimum Stock Tender(4)				$3.39
Cash dividends declared per share — Year ended December 31, 2005		0.00	0.00	0.00 (5)

Notes:

(1)	Results for Great Wall are from its inception (August 20, 2003) to December 31, 2005.

(2)	Historical per share amounts for Great Wall and ChinaCast were determined based upon their respective actual weighted average diluted shares outstanding at December 31, 2004 and 2005, respectively. Post-Acquisition Company (pro forma) per share amounts (for Great Wall and ChinaCast combined) were determined based upon the assumed number of shares to be issued under the two different levels of tendering of shares of ChinaCast by its stockholders.

(3)	Based on the historical exchange rate of 1USD=8.28RMB on December 31, 2004 and 1USD=8.07RMB on December 31, 2005 and the historical exchange rate of 1USD=1.6810SGD on September 13, 2005.

(4)	Post-Acquisition Company figures calculated based on the minimum Great Wall approval, thus assumes return of escrowed funds ($4.81 million as of December 31, 2005) to dissenting Great Wall stockholders and the minimum Stock Offer tender to record cash payout ($36.27 million) to ChinaCast shareholders.

(5)	Assumes no change in the total dividends paid in 2005.

(6)	Includes incremental shares related to warrants issued on Great Wall’s public offering of 380,657.

(7)	Based on diluted shares.

PRICE RANGE OF SECURITIES AND DIVIDENDS

Great Wall

Great Wall common stock, warrants and units are quoted on the OTC Bulletin Board (OTCBB) under the symbols GWAQ, GWAQW and GWAQU, respectively. The closing price for these securities on September 12, 2005, the last trading day before announcement of the Offer, was US$5.30, US$0.50 and US$6.20, respectively. The closing price for the securities on          , 2006, the most recent trading day practicable before the date of this proxy statement/prospectus, was US$     , US$      and US$     , respectively

Great Wall units commenced public trading on March 17, 2004 and common stock and warrants commenced public trading on March 30, 2004. The table below sets forth, for the calendar quarters indicated, the high and low bid prices for the securities as reported on the OTC Bulletin Board in U.S. dollars. These quotations reflect inter-dealer prices, without markup, markdown or commissions, and may not represent actual transactions.

					Warrants
	Common Stock				(US$)				Units
	High		Low		High		Low		High		Low

2004:
First Quarter	US$	4.90	US$	4.50	US$	0.70	US$	0.60	US$	6.15	US$	6.00
Second Quarter		4.90		4.63		0.90		0.60		6.40		6.00
Third Quarter		4.95		4.75		0.75		0.60		6.50		5.90
Fourth Quarter		5.25		4.90		0.95		0.56		6.95		6.00
2005:
First Quarter		5.40		5.03		0.95		0.59		7.45		6.10
Second Quarter		5.20		5.03		0.69		0.39		6.80		5.80
Third Quarter		5.50		5.10		0.82		0.26		7.00		5.80
Fourth Quarter		5.25		5.15		0.71		0.15		6.45		5.49
2006:
First Quarter		5.56		5.23		0.80		0.21		7.00		5.75
Second Quarter		5.53		5.04		0.80		0.51		7.08		6.05
Third Quarter (through July )		5.15		5.09		0.54		0.43		6.12		5.95

Holders of Great Wall common stock, warrants and units should obtain current market quotations for their securities. The market price of these securities could vary at any time before the Acquisition is completed.

In connection with the Offer, application is being made for the listing of the combined company’s common stock, warrants and units on the Nasdaq National Market under the symbols CCEC, CCECW and CCECU, respectively. If they are not so listed, Great Wall anticipates that they will continue to be quoted on the OTCBB. There can be no assurance that a trading market will develop for these securities.

Holders of Great Wall.  As of July 31, 2006, there were of record six holders of common stock, one of warrants, and one of units. Great Wall believes the number of beneficial holders of each of these securities exceeds 400.

Dividends.  Great Wall has not paid any dividends on its common stock to date and does not intend to pay dividends prior to the completion of a business combination.

ChinaCast

The ordinary shares of ChinaCast currently trade on the Mainboard of the Singapore Exchange Securities Trading Limited (the “Singapore Exchange”). The closing price for the ordinary shares on September 13, 2005, the last trading day before the announcement of the Offer, was SG$0.25 (US$0.15, based on the applicable exchange rate on such date). ChinaCast’s ordinary shares commenced public trading on the Singapore Exchange on May 14, 2004.

ChinaCast established a Level I American Depositary Receipt (ADR) program in December 2004, and has announced its intention to upgrade to Level II. Each ChinaCast ADR represents 30 ordinary ChinaCast shares. ChinaCast’s ADRs are quoted in the electronic Pink Sheets under the symbol CCHYY.

The table below sets forth, for the calendar quarters indicated, the high and low bid information for ChinaCast’s ordinary shares, as reported on the Mainboard of the Singapore Exchange in Singapore dollars.

	Ordinary Shares
	(SG$)
	High		Low

2004:
First Quarter
Second Quarter	SG$	0.48	SG$	0.26
Third Quarter		0.36		0.21
Fourth Quarter		0.32		0.20
2005:
First Quarter		0.31		0.23
Second Quarter		0.26		0.20
Third Quarter		0.30		0.22
Fourth Quarter		0.28		0.24
2006:
First Quarter		0.34		0.23
Second Quarter		0.40		0.30
Third Quarter (through July 28)		0.34		0.27

The table below sets forth, for the calendar quarters indicated, the high and low bid information for ChinaCast ADRs, as reported by The Bank of New York in U.S. dollars.

	ADRs
	(US$)
	High		Low

2004:
Fourth Quarter	US$	4.75	US$	3.64
2005:
First Quarter		7.00		1.15
Second Quarter		4.80		3.70
Third Quarter		5.17		3.97
Fourth Quarter		4.90		4.42
2006:
First Quarter		6.13		4.28
Second Quarter		7.23		5.75
Third Quarter (through July 28)		6.17		5.26

Holders of ChinaCast shares should obtain current market quotations for their securities. The market price of these securities could vary at any time before the Acquisition is completed.

Holders.  As reported in its most recent annual report, as of March 8, 2006, there were 2,351 record holders of ChinaCast shares.

Dividends.  ChinaCast has not paid any dividends on its ordinary shares to date and does not intend to pay dividends in the foreseeable future.

Post-Acquisition

The payment of dividends by the combined company in the future will be contingent upon revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Offer. The payment of any dividends subsequent to that time will be within the discretion of the Board of Directors serving at that time. It is the present intention of the Board to retain all earnings, if any, for use in business operations and, accordingly, it does not anticipate declaring any dividends in the foreseeable future. Loans or credit facilities may also limit the combined company’s ability to pay dividends.

THE GREAT WALL SPECIAL MEETING

Great Wall is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by the Board of Directors for use at the special meeting in connection with the proposed Acquisition of ChinaCast. This document provides you with the information you need to know to be able to vote or instruct your vote to be cast at the special meeting.

Date, Time and Place.  We will hold the special meeting at 10:00 a.m., New York time, on          , 2006, at the offices of Loeb & Loeb LLP, 345 Park Avenue, 10154-1895 to vote on the proposals.

Purpose.  At the special meeting, holders of Great Wall common stock will be asked to approve the Acquisition and amendments to Great Wall’s charter.

Each proposal is essential to the Acquisition, and, therefore, Great Wall’s Board of Directors will abandon it unless all are approved by stockholders.

Great Wall’s sole director determined that the Acquisition and the charter amendments are fair to and in the best interests of Great Wall and its stockholders, approved and declared each of them advisable, and recommends that Great Wall stockholders vote “FOR” the Acquisition and charter amendments. Mr. Li has also determined that the fair market value of ChinaCast is at least 80% of Great Wall’s net assets, which is necessary to satisfy the provisions of its charter enabling it to consummate the Acquisition.

Because of the business combination provisions of Great Wall’s charter, if stockholders do not approve the Acquisition at the special meeting or an adjournment by December 31, 2006, Great Wall will dissolve and return the IPO trust account to holders of its Public Shares.

The special meeting has been called only to consider approval of the Acquisition and charter amendments. Under Delaware law and Great Wall’s by-laws, no other business may be transacted at the special meeting.

Record Date; Who is Entitled to Vote.  The “record date” for the special meeting is          , 2006. Record holders of Great Wall common stock at the close of business on the record date are entitled to vote or have their votes cast at the special meeting. On the record date, there were 5,515,975 outstanding shares of Great Wall common stock of which 4,515,975 are Public Shares. Each common share is entitled to one vote per proposal at the special meeting. Great Wall’s warrants do not have voting rights.

Pursuant to letter agreements with Great Wall, holders of Private Shares will vote in accordance with the majority of the votes cast in person or by proxy at the special meeting by Public Shares.

Vote Required.  Approval of the Acquisition and charter amendments will require the affirmative vote of holders of a majority of Great Wall’s outstanding common stock, including holders of a majority of the Public Shares outstanding on the record date. Great Wall’s Board of Directors will abandon the Acquisition, however, if holders of more than 903,195 (i.e., 20%) of the Public Shares vote against it.

Abstaining from voting or not voting on a proposal, either in person or by proxy or voting instruction, will have the same effect as a vote against adoption of the proposal, except that it will not count toward the 20% “against” vote that would result in the Acquisition’s abandonment, and you would be unable to exercise any conversion rights upon approval of the Acquisition.

Voting Your Shares.  Each share of common stock that you own in your name entitles you to one vote per proposal. Your proxy card shows the number of shares you own.

There are three ways to vote your shares at the special meeting:

•	By signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose names are listed on the proxy card, will vote your shares as you instruct on the card. If you sign and return the proxy card, but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Great Wall Board “for” approval of each proposal.

•	By telephone or on the Internet. You can vote this way by following the telephone or Internet voting instructions included with your proxy card. If you do, you should not return the proxy card.

•	You can attend the special meeting and vote in person. We will give you a ballot when you arrive. If your shares are held in the name of your broker, bank or another nominee, however, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares.

Conversion Rights.  Any holder of Public Shares who votes against the Acquisition may, at the same time, demand that Great Wall convert his or her Public Shares into a pro rata portion of the funds in the IPO trust account. If so demanded and the Acquisition is consummated, Great Wall will convert the Shares. If the holders of 903,195 or more Public Shares (20% of these Shares) vote against the Acquisition and demand conversion of their Public Shares, Great Wall will not have authority to consummate the Acquisition. You will only be entitled to receive cash for these Shares if you continue to hold them through the closing of the Offer and then tender your stock certificate(s) to Great Wall. If you exercise your conversion rights, then you will be exchanging your Public Shares for cash and will no longer own these Shares. Do not send your stock certificate(s) with your proxy.

The closing price of Great Wall’s common stock on          , 2006 was US$     , and the amount of cash held in the IPO trust account on that date was approximately US$     . If a Public Shareholder would have elected to exercise conversion rights on such date, he or she would have been entitled to receive approximately US$5.10 plus interest per Public Share. Prior to exercising conversion rights, you should verify the market price of Great Wall’s common stock, as you may receive higher proceeds from the sale of Public Shares in the public market than from exercising conversion rights, if the market price is higher than the conversion price.

Questions About Voting.  If you have any questions about how to vote or direct a vote in respect of your Great Wall common stock, you may call Mr. Richard Xue, consultant to Great Wall, at (212) 753-0804. You may also want to consult your financial and other advisors about the vote.

Revoking Your Proxy and Changing Your Vote.  If you give a proxy, you may revoke it or change your voting instructions at any time before it is exercised by:

•	Sending another proxy card with a later date;

•	Notifying Loeb & Loeb LLP, 345 Park Avenue, New York, New York 10154, Attention: Mitchell S. Nussbaum, Esq., in writing before the special meeting that you have revoked your proxy; or

•	Attending the special meeting, revoking your proxy and voting in person.

If your shares are held in “street name,” consult your broker for instructions on how to revoke your proxy or change your vote.

Broker Non-Votes.  If your broker holds your shares in its name and you do not give the broker voting instructions, National Association of Securities Dealers, Inc. (NASD) rules prohibit your broker from voting your shares on the Acquisition and the proposed charter amendments. This is known as a “broker non-vote.” Abstentions or broker non-votes have the same effect as a vote “against” such proposals.

Solicitation Costs.  Great Wall is soliciting proxies on behalf of the Great Wall Board of Directors. This solicitation is being made by mail but also may be made in person or by telephone or other electronic means. Great Wall and its respective directors, officers, employees and consultants may also solicit proxies in person or by mail, telephone or other electronic means. In addition, ChinaCast shareholders, officers and directors may solicit proxies in person or by mail, telephone or other electronic means. These persons will not be paid for doing this.

Great Wall has not hired a firm to assist in the proxy solicitation process but may do so if it deems this assistance necessary. Great Wall has hired a consultant, Mr. Richard Xue, to provide financial, due diligence and other business services to it in connection with seeking and consummating business combinations, including the Acquisition, which services may include soliciting proxies. A portion of Mr. Xue’s compensation pursuant to his consultancy may be deemed payment for proxy solicitation. Great Wall will pay all fees and expenses related to the retention of any proxy solicitation firm.

Great Wall will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Great Wall will reimburse them for their reasonable expenses.

Stock Ownership.  Information concerning the holdings of certain Great Wall stockholders is set forth above in the Summary and below under “Beneficial Ownership of Securities.”

THE CHINACAST ACQUISITION

General

Pursuant to the Letters of Undertaking entered by Great Wall and the ChinaCast Majority, Great Wall will, if and as soon as practicable after stockholders approve the Acquisition, commence a tender offer under Singapore law for all of the outstanding ordinary shares of ChinaCast.

Under the Offer, ChinaCast shareholders, other than the ChinaCast Majority, may elect to receive cash in lieu of shares of Great Wall common stock for their ChinaCast shares. Upon consummation of the Offer, ChinaCast will become a subsidiary of Great Wall, with Great Wall owning between a minimum of 50.85% (if only the ChinaCast Majority elect to receive Great Wall shares in the Offer) and a maximum of 100% (if all ChinaCast shareholders tender into the Offer and elect to receive Great Wall shares or if Great Wall successfully completes a mandatory acquisition under Bermuda law) of ChinaCast’s shares. As a result of the Acquisition, the former owners of ChinaCast will own between approximately 65.7% (if only the ChinaCast Majority acquires Great Wall common stock) and 79% (if all ChinaCast shareholders elect the Stock Offer) of the outstanding shares of the combined company’s common stock, assuming no conversions by holders of Great Wall Public Shares. To the extent Great Wall Public Shareholders do elect conversion or so vote, the percentage ownership of the combined company by former ChinaCast stockholders will increase to between a minimum of 74.1% and a maximum of 84.8%.

We sometimes refer to Great Wall and ChinaCast together, after giving effect to completion of the Acquisition, as the “combined company.”

If Great Wall either acquires 90% or more of the outstanding ChinaCast shares that are subject of the Offer (excluding any ChinaCast shares held by Great Wall, its subsidiaries or their nominees at the date of the Offer, if any) or acquires 95% or more of the outstanding ChinaCast shares at any time, Great Wall may exercise its right, in accordance with the provisions of the Bermuda Companies Act, to compulsorily acquire any remaining ChinaCast shares which did not accept the Offer. If Great Wall is able to proceed with the compulsory acquisition, an application to do so will be made by Great Wall to delist ChinaCast from the Singapore Exchange.

If timing constraints require and Singapore takeover law permits, Great Wall may seek to acquire the shares of the ChinaCast Majority in private purchases or otherwise.

We anticipate that the costs required to consummate the acquisition would greatly exceed our available cash, and that we will not be able to do so without receiving additional funds and/or reaching agreements with our professional service providers to defer their fees and expenses (in addition to those fees and expenses that are included in accrued expenses). We expect these expenses would ultimately be borne by the combined company if the proposed ChinaCast acquisition is completed. If it is not, they would be subject to Messrs. Li’s and Tang’s indemnification obligations to the Company. If these obligations are not performed or are inadequate, it is possible that vendors or service providers could seek to recover these expenses from the IPO trust account, which could ultimately deplete the IPO trust account and reduce a stockholder’s current pro rata portion of the IPO trust account upon liquidation. See “Summary — Enforceability of Civil Liabilities Against Non-U.S. Persons.”

Background

Great Wall was formed on August 20, 2003 to identify and acquire an operating business in the PRC. It completed an IPO on March 23, 2004, in which it raised net proceeds of approximately $23,986,000. Of these net proceeds, $23,161,000 were placed in the IPO trust account immediately following the IPO and, in accordance with Great Wall’s charter, will be released either upon the consummation of a business combination or upon Great Wall’s liquidation. Great Wall must liquidate unless it has consummated a business combination by December 31, 2006.

Shortly after Great Wall’s IPO in March 2004, it actively started to identify and locate target businesses for a business combination. Through one of its founding stockholders, Great Wall met with management and controlling shareholders of a leading integrated circuit design company in China. In June, 2004, Great Wall engaged a consulting firm to conduct industry research for integrated circuit design, and an accounting firm to conduct business and financial due diligence on that company, and the proposed target engaged an accounting firm. The consulting firm completed its work and delivered its report in August 2004, generally confirming Great Wall management’s view about the industry and business prospects of the proposed target. The accounting firm engaged by Great Wall completed its financial due diligence shortly thereafter, confirming the target’s historical financial performance. Great Wall engaged U.S. legal counsel for the proposed business combination in December 2004.

Great Wall commenced legal preparations for the proposed transaction. At the same time, Great Wall started to work with the proposed target on 2005 and 2006 strategic planning and budgeting work. During this process, Great Wall came to conclusions concerning the target’s projections for 2005 and 2006 that differed from those of the target’s management. Great Wall and the target’s management and stockholders undertook discussions to restructure the proposed transaction on the basis of mutually-agreeable projections. In March 2005, the target’s stockholders formally rejected a revised transaction structure proposed by Great Wall. Great Wall and the proposed target were unable to agree on any other alternative structure, and terminated the discussions.

Immediately thereafter, Great Wall commenced efforts to identify another company with which to effect a business combination. To assist it in locating and evaluating potential candidates, on April 1, 2005, Great Wall engaged Richard Xue, a business consultant, to identify potential acquisition candidates and prepare background investigations, industry analyses and due diligence reports. Under the terms of the agreement, Mr. Xue’s services included assisting Great Wall in identifying acquisition opportunities and in preparing and executing required confidentiality, market stand-off and similar agreements, compiling preliminary information about merger candidates, performing financial due diligence and analysis, recommending acquisition structures, assessing available information about potential business combination candidates, and working with accountants and legal staff to prepare for a business combination, including agreement negotiation.

Mr. Xue used his knowledge of Chinese companies and his network of contacts to screen potential companies based on Great Wall’s criteria. Great Wall also sought to identify acquisition candidates, principally through the efforts of WR Hambrecht + Co. LLC, an investment bank, and Justin Tang, another major stockholder of Great Wall, both of whom have extensive contacts throughout the Chinese business and legal community.

Great Wall became aware of ChinaCast on February 2, 2005 and first had discussions with ChinaCast shareholders on March 21, 2005 through the introduction of WR Hambrecht + Co. In addition to a business model and industry leadership that Great Wall found attractive, Great Wall also concluded that ChinaCast’s status as a public company and its financial and management transparency were attractive attributes for Great Wall’s stockholders.

ChinaCast’s major shareholders entertained a proposal from a special purpose acquisition company (SPAC), Tremisis Energy Acquisition Corporation, but eventually determined to negotiate exclusively with Great Wall because of Great Wall’s relatively smaller size, which would result in less dilution to ChinaCast shareholders, and because of the perceived greater quality of the Great Wall team’s industry and China expertise. In May 2005, Great Wall engaged a team of professionals from WR Hambrecht + Co., Singapore solicitors WongPartnership, and U.S. counsel Loeb & Loeb LLP to assist with financial and legal due diligence, transaction structuring and negotiation.

The Letters of Undertaking were signed on September 13, 2005 with holders of 51.15% of ChinaCast’s outstanding shares. Great Wall filed a Current Report on Form 8-K with the SEC on September 14, 2005 disclosing that, and the terms of the Offer and Acquisition. On July 13, 2006, the letters of undertaking previously executed lapsed in accordance with Singapore law and Great Wall obtained newly executed letters of undertaking from shareholders of ChinaCast holding in the aggregate 50.85% of its outstanding shares. These new undertakings were the same as those previously executed in all material respects.

Board Consideration and Approval

While no one factor determined the final agreed upon consideration in the Offer, Great Wall’s sole director reviewed various industry and financial data, including certain valuation analyses and metrics compiled by W.R. Hambrecht + Co. to determine that the consideration to be paid to the ChinaCast shareholders was reasonable and that the Acquisition was in the best interests of Great Wall’s stockholders.

WR Hambrecht + Co. and Great Wall’s director conducted a due diligence review of ChinaCast that included an industry analysis, a description of ChinaCast’s existing business model, a valuation analysis and financial projections to enable the board of directors to ascertain the reasonableness of this range of consideration. On May 17, 2005, WR Hambrecht + Co. and Great Wall’s sole director completed a board presentation and due diligence package that included the information regarding ChinaCast that WR Hambrecht + Co. had gathered and prepared. During its negotiations with ChinaCast’s major shareholders, Great Wall did not receive services from any financial advisor other than WR Hambrecht + Co.

Interest of Great Wall’s Management in the Acquisition.  When you consider the recommendation of Great Wall’s sole director that you vote in favor of the Acquisition, you should keep in mind that he, Great Wall’s other pre-IPO stockholders and certain advisors with whom he consulted regarding the Acquisition have interests in the Acquisition that are different from, or in addition to, yours. These interests include the following:

•	If the Acquisition is not completed and Great Wall is therefore required to liquidate, the pre-IPOs stockholders’ Great Wall shares will in all probability be worthless because they will not be entitled to receive any of the net proceeds of Great Wall’s IPO distributed upon liquidation of the IPO trust account. In addition, Messrs. Li and Tang will be required to perform their obligations under the indemnity agreements referred to in “The Proposed Acquisition — Procedure,” above. The Company is, however, incurring substantial transaction expenses in completing the Acquisition, for which Messrs. Li and Tang might be called upon to perform their indemnity obligations. In other words, in pursuing the Acquisition, Messrs. Li and Tang are incurring additional potential liability before knowing whether their indemnity obligations will be called upon or not. Great Wall cannot assure you that Messrs. Li and Tang would be able to satisfy their obligations if material liabilities are sought to be satisfied from the IPO trust account.

•	Warrants to purchase Great Wall common stock held by Mr. Li are potentially exercisable upon consummation of the Acquisition (Mr. Li continues to not receive any cash compensation for his services.

•	The rights of directors and executive officers to be indemnified by Great Wall specified in its charter, and of Great Wall’s directors to be exculpated from monetary liability with respect to prior acts or omissions, may continue after the Acquisition. If the Acquisition is not approved and Great Wall liquidates, such indemnification rights would effectively cease by virtue of Great Wall’s dissolution. If the Acquisition is ultimately completed, the combined company’s ability to perform such obligations will probably be substantially enhanced, and the possibility that Messrs. Li and Tang will be required to indemnify Great Wall as described above will be substantially lessened. As noted above, their potential indemnity liability will increase before they know whether their indemnity obligations will be called upon.

•	The Company’s financial, legal and other advisors have rendered services for which they may not be paid if the Acquisition is not approved, and certain of them may have the opportunity to provide services to Great Wall. In connection with the ChinaCast negotiations, Great Wall’s counsel, Loeb & Loeb LLP, has provided approximately US$358,000 of services for which it has not been paid and is entitled to be reimbursed by the Company for approximately US$3,000 of out-of-pocket expenses as of July 31, 2006. Potter Anderson & Carron LLP, in connection with issuing an opinion from special Delaware counsel regarding the validity the amendment to Great Wall’s Certificate of Incorp., has provided U.S.$52,283 of services for which Great Wall has paid in full from the proceeds of a loan from Justin Tang. If a business combination is completed,

WR Hambrecht + Co. will be entitled to receive from the Company a transaction fee of $750,000 and a warrant conversion fee equal to 2.5% of the proceeds Great Wall receives from exercise of warrants within four years of consummation of such combination, which latter fee is 50% of the warrant conversion fee disclosed in the Company’s IPO prospectus. WR Hambrecht + Co. is also entitled to be reimbursed by the Company for approximately $48,300 of out-of-pocket expenses as of July 31, 2006. Broadband Capital Management LLC will also be entitled to receive from the Company a warrant conversion fee equal to 2.5% of such proceeds, also 50% of the warrant conversion fee disclosed in the Company’s IPO prospectus. Broadband and its affiliates also have the right to purchase up to a total of 400,000 units of Great Wall common stock and warrants at a price of $9.90, as disclosed in the Company’s IPO prospectus.

Great Wall’s Reasons for the Acquisition and Its Recommendation.  Great Wall’s sole director concluded that the Acquisition is in the best interests of Great Wall’s stockholders. He did not obtain a fairness opinion but did make a determination that it satisfies the provisions of Great Wall’s charter.

Kin Shing Li, Great Wall’s sole director, has extensive experience in performing due diligence of acquisition targets and in valuing companies. Mr. Li held chief executive officer positions at companies that have acquired businesses and performed business valuations assessing the merits of merger and acquisition transactions.

Mr. Li has been our chairman of the board and chief executive officer since September 2003 and our secretary since January 2004. Mr. Li has been the chairman of International Elite Limited, one of the largest centralized single-location outsourcing customer service call centers in the PRC, since he founded the business in 1999. Since March 2003, he has been a director and shareholder of PacificNet Communications Limited — Macao Commercial Offshore, a joint venture between International Elite and PacificNet Management Limited, a wholly-owned subsidiary of PacificNet Inc., a Nasdaq-listed provider of information technology consulting, system integration and information technology solutions in Asia. From October 1997 to September 1999, Mr. Li was a member of the board of directors of UTStarcom, Inc., a Nasdaq-listed company that designs, manufactures, and markets broadband, narrowband, wireless access technology, and was the chief executive officer of one of its subsidiaries, UTStarcom Hong Kong Limited. In January 1997, Mr. Li founded Directel Communications Limited, a GSM sales and service company and has acted as its chairman since that date. In 1994, he founded China-HongKong Telelink Company Limited, the first roaming paging service provider between Hong Kong and the PRC and acted as its chairman until he sold it to UTStarcom Inc. in 1997. Mr. Li founded his first call center in China in 1988 as the founder and general manager of the 81st Army Paging Company in Guangzhou, China.

In considering the Acquisition, Mr. Li gave considerable weight to the factors discussed below.

Great Wall’s sole director conducted a due diligence review of ChinaCast that included an industry analysis, a description of its existing business model, a valuation analysis and financial projections in order to enable him to ascertain the reasonableness of the range of consideration afforded by the proposed ChinaCast transaction.

He examined and relied on the respective market valuations of Great Wall and ChinaCast as determined by the historical prices of each company’s publicly-traded securities, and concluded that the consideration to be paid to ChinaCast’s shareholders in the Offer was reasonable and fair to Great Wall and its stockholders from a financial point of view.

In reaching his conclusion to approve the Acquisition, Mr. Li consulted with Mr. Xue, financial advisors and legal counsel and came to the following principal conclusions:

•	ChinaCast’s strategic fit, in light of Great Wall’s charter requirement that it acquire a company operating in the PRC with long-term strategic direction, prospects for growth and management capability, makes it an attractive business combination candidate.

•	Current industry, economic and market conditions and trends in the PRC, and the time used in pursuing other potential business combination possibilities that did not come to fruition, left Great Wall with few opportunities to achieve a business combination prior to its mandated liquidation date.

•	The Acquisition’s financial terms are fair and its other terms reasonable.

In weighing the Acquisition’s relative merits, Mr. Li considered the following principal factors as generally supporting his decision to approve the Acquisition:

•	His consideration of possible business combinations, including the process he undertook, with the assistance of outside consultants, to explore and review alternatives in the stockholders’ best interests.

•	His understanding of economic and industry conditions relating to K-12 and university education in the PRC.

•	ChinaCast’s business, operations, financial condition, cash flow and prospects, augmented by Great Wall’s cash and U.S. public company status.

•	The possible stock market reaction to the Acquisition, and the expected impact of the announcement of the Acquisition on Great Wall and ChinaCast.

•	That the terms and conditions of the Offer, the manageable execution risk of consummating the Acquisition, the proposed structure of the transaction, the operational and capital market profile of the combined company following the Acquisition and the anticipated closing date of the Acquisition are favorable for a transaction of this size and nature.

•	The results of due diligence investigations of ChinaCast by Great Wall’s management, independent auditors, outside legal counsel and financial advisors.

Satisfaction of 80% Test.  It is a requirement that any business acquired by Great Wall have a fair market value equal to at least 80% of its net assets at the time of acquisition, which assets shall include the amount in the IPO trust account. Based on the financial analysis of ChinaCast generally used to approve the transaction, Mr. Li determined that this requirement was met and exceeded.

To determine the value of ChinaCast, WR Hambrecht + Co. supplied Mr. Li with a list of 18 comparable companies whose stock is traded in the U.S. public markets. These companies were broken into three tiers based on their industry to delineate their relative market presence and cycle maturity. Tier one included education and training companies; tier two included Internet services companies; and tier three included China-based e-commerce companies. The board then examined the forward 2005 and 2006 enterprise value/revenue multiples, enterprise value/EBITDA multiples, and price/earnings multiples to these companies. Since ChinaCast is an e-learning services and content provider, Mr. Li assigned a weight of 40% to tier one companies’ average multiples, 30% to tier two companies’ average multiples and 30% to tier three companies’ average multiples to derive weighted average multiples that were used to value ChinaCast.

The companies used for this analysis were as follows:

	2005		2006		2005		2006
	Forward		Forward		Forward		Forward		2005		2006
	Enterprise		Enterprise		Enterprise		Enterprise		Forward		Forward
	Value /		Value /		Value /		Value /		Price /		Price /
Name	Revenue		Revenue		EBITDA		EBITDA		Earnings		Earnings

Tier 1 — Education and Training Companies (40%)
APOLLO GROUP INC.	5.2	x	4.2	x	15.1	x	12.0	x	27.3	x	21.2	x
CAREER EDUCATION CORP.	1.4	x	1.2	x	6.1	x	5.0	x	13.9	x	11.6	x
LAUREATE EDUCATION INC.	2.7	x	2.2	x	13.8	x	11.2	x	28.4	x	22.7	x
EDUCATION MGMT CORP.	1.8	x	na		7.4	x	na		19.8	x	na
ITT EDUCATIONAL SERVICES	2.4	x	2.1	x	8.5	x	7.1	x	18.7	x	15.8	x
DEVRY INC.	1.9	x	na		12.7	x	na		35.8	x	na
STRAYER EDUCATION INC.	5.4	x	4.6	x	14.5	x	12.6	x	28.6	x	24.5	x
CORINTHIAN COLLEGES INC.	1.2	x	1.1	x	7.2	x	5.9	x	15.2	x	12.4	x
LEAPFROG ENTERPRISES INC.	0.7	x	0.7	x	20.3	x	10.2	x	75.7	x	27.8	x
Average	2.5	x	2.3	x	11.7	x	9.1	x	29.3	x	19.4	x
Tier 2 — Internet Services Companies (30%)
BLACKBOARD INC.	2.9	x	2.5	x	13.6	x	9.2	x	22.4	x	22.7	x
HOUSEVALUES INC.	2.9	x	2.1	x	11.0	x	7.4	x	27.8	x	18.9	x
BANKRATE INC.	5.0	x	4.5	x	16.7	x	13.1	x	34.5	x	29.7	x
ECOLLEGE.COM	2.1	x	1.8	x	12.1	x	9.9	x	23.5	x	18.5	x
KNOT INC.	na		na		na		na		na		na
Average	3.2	x	2.7	x	13.3	x	9.9	x	27.1	x	22.5	x
Tier 3 — eCommerce Companies (30%)
CTRIP.COM INTL. LTD.	11.5	x	8.7	x	25.0	x	18.1	x	35.1	x	26.2	x
51JOB INC.	3.5	x	2.8	x	24.1	x	14.2	x	50.8	x	24.0	x
CHINA FINANCE ONLINE CO.	4.4	x	3.6	x	6.8	x	5.3	x	22.1	x	17.7	x
ELONG INC.	na		na		na		na		na		na
Average	6.5	x	5.0	x	18.6	x	12.5	x	36.0	x	22.6	x
Weighted Average	3.9	x	3.2	x	14.3	x	10.4	x	30.6	x	21.3	x

Mr. Li made several assumptions in deriving statistics about ChinaCast, solely for the purpose of his determining a value for it. Investors should not place any weight on these projections because any projection is subject to many assumptions, some or all of which may not be correct or occur as assumed.

The board used DBS Vickers’ financial estimates for ChinaCast in its research report as of April 26, 2005 to determine the value of ChinaCast. DBS Vickers’ research report was based on the assumption that ChinaCast reported in International Financial Reporting Standards (IFRS). Investors should consider discounts and adjustments when these numbers are reconsolidated to US Generally Accepted Accounting Principles (GAAP). The Chinese Yuan-U.S. dollar exchange rate used was CNY8.28 per U.S. dollar. Mr. Li also anticipated ChinaCast to keep the same amount of net cash in 2005 and 2006 as in Q1 2005. ChinaCast had CNY306.6 million cash and short-term investments and CNY0.5 million total debt as of Q1 2005. There was no preferred equity and minority interest.

The implied market value can be derived using enterprise value/revenue multiples, enterprise value/EBITDA multiples or price/earnings multiples. Using price/earnings multiples, the implied market value is equal to the comparable price/earnings ratio multiplied by the assumed ChinaCast earnings. The implied market value could also be derived by the following formula: equity value plus net cash where net cash equals cash and short-term investments minus debt, preferred equity, and minus minority interest. The implied enterprise value is equal to the comparable enterprise value/revenue ratio multiplied by the assumed ChinaCast revenue or the comparable enterprise value/EBITDA ratio multiplied by the assumed ChinaCast EBITDA. Using different multiples, Mr. Li arrived at different projected market values for ChinaCast. The average of these projected market values was $155.5 million.

	2005		2006		2005		2006
	Forward		Forward		Forward		Forward		2005		2006
	Enterprise		Enterprise		Enterprise		Enterprise		Forward		Forward
	Value /		Value /		Value /		Value /		Price /		Price /
	Revenue		Revenue		EBITDA		EBITDA		Earnings		Earnings

Comparable Companies Weighted Average Multiples	3.9	x	3.2	x	14.3	x	10.4	x	30.6	x	21.3	x
ChinaCast Financial Estimates ($MM)	20.7		26.7		8.0		11.6		6.1		9.1
ChinaCast Enterprise Value ($MM)	81.0		86.6		114.0		120.8		151.3		157.2
ChinaCast Net Cash ($MM)	37.0		37.0		37.0		37.0		37.0		37.0
ChinaCast Market Value ($MM)	117.9		123.6		151.0		157.8		188.3		194.2
Average Market Value ($MM)					155.5

Mr. Li believes that because of his financial skills and background, he was qualified to make this analysis himself and conclude that the Acquisition of ChinaCast met the 80% of net assets requirement without recourse to an independent source.

Conclusion of Great Wall’s Sole Director.  After careful consideration of all relevant factors, Great Wall’s sole director determined that the Acquisition and the proposed charter amendments are fair to and in the best interests of Great Wall and its stockholders. He has approved and declared advisable each proposal and recommends that you vote or give instructions to vote “FOR” each.

The foregoing discussion of the information and factors considered by the Great Wall Board is not meant to be exhaustive, but includes the material information and factors considered by it. In view of the wide variety of factors considered in connection with his evaluation of the Acquisition and the complexity of these matters, Mr. Li did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to these factors, and he did not undertake to make any specific determination as to whether a particular factor, or aspect of a particular factor, was favorable or unfavorable to his ultimate determination. Mr. Li conducted an overall analysis of the factors described above, including discussions with Great Wall’s outside consultants, legal counsel and financial advisors, any of whom may have given different weight to different factors. It should be noted that this explanation is forward-looking in nature, and should therefore be read in light of the discussion of forward-looking information in “Risk Factors.”

Additional Information Concerning the Offer

On September 13, 2005, Great Wall announced that holders of a majority of the issued and outstanding ordinary shares of ChinaCast irrevocably agreed to accept the Stock Offer.

Subject to approval by Great Wall stockholders, Great Wall will make the Offer for all ChinaCast shares, in accordance with the Singapore Code on Take-overs and Mergers, and issue an announcement (the “Offer Announcement”) in connection with the Offer at that time. An offer document (the “Offer Document”) will be dispatched to ChinaCast shareholders on behalf of Great Wall not earlier than 14 days and not later than 21 days from the date of the Offer Announcement (the “Offer Posting”). The Offer will be open for at least 28 days after the date of the Offer Posting (the “First Closing Date”).

The Offer, if made, will be conditioned upon Great Wall’s receiving, prior to the time stipulated in its charter, valid acceptances of sufficient ChinaCast shares such that, when combined with any ChinaCast shares already owned, controlled or agreed to be acquired by Great Wall’s, or parties acting or deemed to be acting in concert with it (either before or during the Offer and pursuant to the Offer or otherwise), will result in Great Wall’s and such parties’ controlling more than 50% of the voting rights of ChinaCast shares (the “Acceptance Threshold”). Upon Great Wall’s receiving the valid acceptances to reach the Acceptance Threshold before that date, the Offer will become, or be declared, unconditional. The ChinaCast Majority are contractually obligated, under the Letters of Undertaking, to satisfy this condition.

If the Acceptance Threshold were not satisfied by the First Closing Date, there would be no obligation on the part of Great Wall to extend the Offer. No Offer may be extended after 3:30 pm on the 60th day after the Offer Posting, other than by consent of the Singapore Securities Industry Council.

Purchase Price.  Pursuant to the terms of the Offer, each ChinaCast shareholder will have the option to receive for the tender of his or her shares, one share of Great Wall common stock for every 21.29 ChinaCast shares tendered (the “Stock Offer”), or a cash payment of 0.28 Singapore dollars (US$0.167, based on the Singapore — U.S. dollar exchange rate on that date (SG$1.6810 per U.S. dollar)) for each ChinaCast share tendered (the “Cash Offer”). The Stock Offer values a share of ChinaCast at SG$0.41 (US$0.24, based on that exchange rate and the price of Great Wall common stock on that date), or a SG$0.13 (46%) premium over the Cash Offer.

Assuming that all current ChinaCast shareholders (including the ChinaCast Majority) elect the Stock Offer for all of their ChinaCast shares, an aggregate of approximately 20,752,301 shares of additional Great Wall common stock would be issued, representing approximately 79% of the shares of Great Wall common stock outstanding immediately after the Acquisition.

Letters of Undertaking.  On September 13, 2005, Great Wall entered Letters of Undertaking with shareholders of ChinaCast holding in the aggregate 51.15% of the issued and outstanding ChinaCast shares. On July 13, 2006, the letters of undertaking previously executed lapsed in accordance with Singapore law, and Great Wall has obtained new letters of undertaking from shareholders of ChinaCast holding in the aggregate 50.85% of its outstanding shares. These new undertakings were the same in all material respects as those previously executed. Pursuant to their respective Letters of Undertaking, the ChinaCast Majority irrevocably and unconditionally agreed to accept the Stock Offer and, among other things:

•	except as otherwise permitted by the Letter of Undertaking, to not transfer or dispose of or create an encumbrance on any of their ChinaCast shares from July 13, 2006 (the “Commencement Date”), until the earliest of the date that the Offer lapses unconsummated or Great Wall withdraws the Offer (the “Expiration Time”);

•	to not breach their obligations under the Letters of Undertaking;

•	except with Great Wall’s prior written consent, during the period from the Commencement Date and ending at the Expiration Time, to not directly or indirectly solicit, encourage (including without limitation, by way of providing information concerning Great Wall and/or any of its subsidiaries to any person), vote in favor of, initiate or participate in any tender (including without limitation accepting any tender offer), negotiations, discussions or resolutions with respect to any expression of interest, offer or proposal by any person other than Great Wall to acquire an interest in all or a substantial part of the business, operations or undertakings of ChinaCast and its subsidiaries or in five percent or more of the issued share capital of ChinaCast, acquire control of ChinaCast or otherwise acquire or merge with ChinaCast (including by way of scheme of arrangement, capital restructuring, tender offer, joint venture or dual listed company structure);

•	within seven business days after the date of dispatch of the offer document in respect of the Offer, to tender their ChinaCast shares and elect the Stock Offer; and

•	notwithstanding any rights of withdrawal under the Singapore Code on Takeovers and Mergers, to not withdraw any of their ChinaCast shares tendered, unless the Offer lapses without Great Wall’s having accepted their tendered shares or is withdrawn by Great Wall.

Upon purchase of at least a majority of ChinaCast shares, ChinaCast and its subsidiaries will become subsidiaries of Great Wall, which in turn will be at least 65.7% owned by former ChinaCast shareholders. Assuming that all current ChinaCast shareholders (including the ChinaCast Majority) elect the Stock Offer for all of their ChinaCast shares, an aggregate of approximately 20,752,301 shares of additional Great Wall common stock will be issued, representing approximately 79% of the Great Wall common stock that would be outstanding after giving effect to such issuance.

Subsequent Arrangements.  The delay in receipt of ChinaCast’s audited financial statements was a principal factor in delaying the process of seeking Great Wall stockholder approval for the Acquisition. Great Wall believes that delays in receiving ChinaCast financial statements will not recur in the future, since ChinaCast has already committed to preparing financial statements in accordance with U.S. GAAP in connection with changes in its existing American Depositary Receipts (ADR) program, and, upon completion of the proposed acquisition, will probably prepare financial statements of the combined company only in accordance with U.S. GAAP. At the time of consummation of the Offer, Great Wall intends to seek representations and warranties from ChinaCast and the ChinaCast Majority relating to the accuracy of ChinaCast’s previous public filings and to the effect that information provided by it and them for use in this proxy statement/prospectus, including ChinaCast’s financial statements, are true in all material respects.

If Great Wall either receives valid acceptances from at least 90% of the outstanding ChinaCast shares subject of the Offer (excluding any ChinaCast shares held by Great Wall, its subsidiaries or their nominees at the date of the Offer, if any) or acquires 95% or more of the outstanding ChinaCast shares at any time, Great Wall may exercise its right, in accordance with the provisions of the Bermuda Companies Act, to compulsorily acquire any remaining ChinaCast shares which did not accept the Offer. If Great Wall is able to proceed with the compulsory acquisition, an application will be made by Great Wall to delist ChinaCast from the Singapore Exchange.

If the Extension Amendment is not approved or timing constraints otherwise require, Great Wall may seek to acquire the shares of the ChinaCast Majority in private purchases or otherwise.

Possible Claims Against and Impairment of the IPO Trust Account

On March 21, 2006, after obtaining the approval of its stockholders, Great Wall amended its certificate of incorporation, the effect of which was to, among other things, eliminate the provision of its certificate of incorporation that purported to prohibit amending its “business combination” provisions and extend the date before which the registrant must complete a business combination, to avoid being required to liquidate, from March 23, 2006 to December 31, 2006. Because extending the period during which Great Wall could consummate a business acquisition was not contemplated by its IPO prospectus, and because of other matters discussed in the sections of this proxy statement/prospectus discussed below, Great Wall stockholders may have securities law claims against Great Wall for rescission (under which a successful claimant has the right to receive the total amount paid for his or her shares pursuant to an allegedly deficient prospectus, plus interest and less any income earned on the shares, in exchange for surrender of the shares) or damages (compensation for loss on an investment caused by alleged material misrepresentations or omissions in the sale of the security). Such claims may entitle stockholders asserting them to up to US$6.00 per Share, based on the initial offering price of the Units comprised of stock and warrants, less any amount received from sale of the original warrants purchased with them and plus interest from the date of Great Wall’s IPO (which may be more than the pro rata shares of the IPO trust account to which they are entitled on conversion or liquidation). A successful claimant for damages under federal or state law could be awarded an amount to compensate for the decrease in value of his or her shares caused by the alleged violation (including, possibly, punitive damages), together with interest, while retaining the shares. Rescission and damages claims would not necessarily be finally adjudicated by the time the Acquisition is completed, and such claims would not be extinguished by consummation of the Acquisition.

In addition to claims for rescission or other securities law claims resulting from its failure to disclose that its charter provision purporting to prohibit certain amendments was possibly inconsistent with Delaware’s General Corporation Law, Great Wall may also be subject to such claims as a result of inaccuracies in other disclosures, as follows: It appears that the Great Wall’s charter provision requiring its officers to “dissolve and liquidate the Corporation within sixty days” after December 31, 2006 also may be inconsistent with Delaware’s General Corporation Law, and Great Wall’s failure to disclose such possible inconsistency may also subject it to rescission or other claims. In addition, it may be argued that Great Wall’s IPO prospectus misstated the vote required by its charter to approve a business combination. Great Wall is unable to predict the likelihood that claims might be made with regard to the foregoing or estimate any amounts for which it might be liable if any such claim was made, except insofar as Great Wall believes that any liability would be immaterial to the combined company if the Acquisition is consummated. If the Acquisition is not approved, any amount paid on a claim might reduce trust proceeds available for distribution to stockholders if such amount is not reimbursed by ChinaCast or the indemnification obligations of the Great Wall’s founders are not satisfied.

Other claims against the IPO trust account may also be made, as described in “Summary — The Acquisition” and “— Possible Claims Against and Impairment of the IPO Trust Account,” “Risk Factors” and “Information About Great Wall — Liquidation If No Business Combination.”

Material U.S. Federal Income Tax Considerations

The following discusses the material U.S. federal income tax consequences to Great Wall resulting from the Acquisition. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), current and proposed Treasury regulations promulgated thereunder, and administrative and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis.

Great Wall should not recognize any gain or loss as a result of the Acquisition for U.S. federal income tax purposes.

After the Acquisition, it is expected that China Cast and its subsidiaries will be treated as “controlled foreign corporations,” or CFCs, as defined under the Code. Under the Code, certain classes of income of such CFCs may be required to be included in the income of Great Wall in advance of its receipt of distributions from China Cast and its subsidiaries. It is not expected that China Cast or its subsidiaries will generate significant amounts of such income under these rules, although this may change in the future. In addition, any U.S. taxes attributable to any such income inclusions might be reduced by any foreign taxes attributable to such income, subject to the limitations under the Code.

Any distributions received by Great Wall from China Cast out of its current or accumulated earnings and profits, as determined under U.S. federal income tax principles, generally will be treated as foreign source ordinary income, and Great Wall will not be entitled to a dividends received deduction in respect to such dividend distributions. Great Wall, however, might be entitled to claim foreign tax credits with respect to certain foreign taxes attributable to such dividend distributions, subject to the limitations under the Code.

The above discussion is based on current law and does not address any aspect of state, local or non-U.S. tax laws. Additionally, the discussion does not address all of the tax consequences that may be relevant in respect to the Acquisition.

BECAUSE OF THE COMPLEXITY OF THE TAX LAWS, AND BECAUSE THE TAX CONSEQUENCES TO GREAT WALL OR ANY PARTICULAR STOCKHOLDER MAY BE AFFECTED BY MATTERS NOT DISCUSSED ABOVE, EACH STOCKHOLDER IS URGED TO CONSULT A TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE ACQUISITION, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS.

Anticipated Accounting Treatment

The Acquisition will be accounted for as a recapitalization of ChinaCast rather than as an acquisition. The financial statements of Great Wall will combine the historical statements of ChinaCast and Great Wall for the prior years giving effect to the Acquisition as if it occurred on January 1, 2006. After the acquisition, the financial statements of ChinaCast will become the financial statements of Great Wall.

Regulatory Matters

The Acquisition is not subject to the HSR Act or any federal or state regulatory requirement or approval, except for filings necessary to effectuate related transactions with the State of Delaware and Bermuda.

INFORMATION ABOUT CHINACAST

ChinaCast’s History and Current Business

ChinaCast was incorporated under the laws of Bermuda on November 20, 2003 as an exempted company with limited liability, and as the holding company for a public flotation in Singapore of ChinaCast’s business.

ChinaCast is party to a significant operating agreement with a consolidating entity, ChinaCast Li Xiang Co. Ltd. (“CCLX”), and its parent, ChinaCast Co. Ltd. (“CCL”), which is legally unaffiliated. ChinaCast accounts for its relationship with CCLX as an interest in a variable interest entity that is consolidated in ChinaCast’s financial statements. ChinaCast derives a management service fee from the Beijing Branch (“CCLBJ”) of CCL Other than relationships disclosed in this document, ChinaCast has no business relationships with the other branches or the headquarters of CCL. CCLX is owned 90% by CCL and 10% by Li Wei, ChinaCast’s Executive Director and Chief Operating Officer. CCL is owned 70% by Tibet Tiantai Investment Management Co., Ltd, of which Mr. Yin Jianping, ChinaCast’s Executive Director and Chairman is a principal shareholder. We sometimes refer to CCLX and CCLBJ as the “Satellite Operating Entities.” References to ChinaCast mean ChinaCast Communication Holdings Limited, the parent company publicly traded on the Singapore Exchange and reference to “the ChinaCast Group” mean collectively ChinaCast, its subsidiaries and CCLX.

ChinaCast’s principal subsidiary, ChinaCast Technology (BVI) Limited (“CCT”), was founded in 1999 to provide CCL with funding for its satellite broadband Internet services.

CCL used this funding to purchase the Hughes Network Systems’ DirecPC product for a broadband satellite communication network and established a Network Operations Center (NOC) at the Netcom Satellite Uplink Center in Beijing to provide around-the-clock monitoring and control of the nationwide network. With the establishment of the satellite broadband infrastructure, ChinaCast began to offer, through CCL, commercial service of the Turbo 163 Internet broadband access service in the second half of 2000. Later financings were used to fund ChinaCast’s obligations under the Technical Services Agreement with CCL.

In late 2000, ChinaCast identified demand for its services in the education industry. Given the limited resources of its tertiary institutions (i.e., university/college), and to meet the fast-growing population of its university students, the PRC Ministry of Education granted licenses to approximately 30 (subsequently increased to 68) universities to conduct undergraduate and post-graduate courses by distance learning. ChinaCast’s first university customer, Peking University, used ChinaCast’s satellite services for its EMBA program.

Initially, ChinaCast sold equipment to its university clients, and charged a fixed monthly bandwidth fee. ChinaCast soon realized, however, that its customers were constrained by high up-front capital costs from purchasing equipment and lacked in-house IT/telecom expertise to implement, operate and maintain distance learning networks. ChinaCast therefore expanded its services to meet these constraints by offering interactive distance learning studio facilities at university sites as well as satellite terminals at remote classroom facilities around the country, operating and maintaining the network to run the program. In return, ChinaCast received a percentage of revenue based on tuition fees. This model was replicated for universities, as well as businesses with distance learning needs, and expanded to the K-12 (kindergarten through high school) market.

By the end of 2002, ChinaCast had signed over 15 universities in the PRC to use its satellite interactive distance learning network, serving over 50,000 students nationwide. In July, 2003, it raised additional funding to upgrade its satellite technology to the Hughes Network Systems DirecWay satellite broadband network, and thereafter expanded its distance learning business by signing additional K-12 and IT and management training customers.

Also in 2002, Beijing Dongshi-ChinaCast Education Technology Co., Ltd. (“Teacher.com.cn”) was established to implement a new teacher training project under the direct guidance of the Normal Education Department of the Ministry of Education, providing continuous training to faculties among middle and primary schools. ChinaCast acquired a 20% stake in 2005. The other key partners aside from management for Teacher.com.cn are Northeast Normal University (NNU), and TVH.

Teacher.com.cn utilizes Ministry of Education specified material to provide training to principals, schoolmasters, teachers and administrators via an Internet portal, and intends to widen its offerings to include degree and non-degree courses for the same target market. As of the end of 2005, Teacher.com.cn had attracted more than 15 provincial education colleges as franchisees and had more than 50,000 subscribers. Teacher.com.cn is currently the only teacher training web portal in China certified and supported by the Ministry of Education.

In March 2004, ChinaCast launched an enterprise sector broadband satellite service for private networking, business TV, and multicast streaming/delivery applications. In March 2005, ChinaCast, together with Hunan Copote Science & Technology Col, Ltd. and Hunan Neng Tong High Tech Development Co., Ltd., created GuoYou

Communication Network Co., Ltd., a joint venture to build and operate a post office communication network, based on ChinaCast’s satellite technology, for about 5,000 post offices in Hunan, Guangxi and adjacent provinces. Approximately 300 post offices have been set up on the communication network to date.

Also in 2004, ChinaCast was awarded the “Education User Satisfaction Award” by China’s Ministry of Education. ChinaCast was also listed as one of the “China Top 15 Companies for Tomorrow, 2004,” by China High-Tech Enterprises magazine, a Chinese government-supported title managed by the National Bureau of Statistics, based on ChinaCast’s growth rate, influence on the industry, technology innovations, market coverage and indicators of new IT powers within China. In December 2004, ChinaCast was awarded the “User Recommendation Award” in the Deloitte Technology Fast 500 Asia Pacific 2004 Programme, sponsored by the Technology, Media and Telecommunications global industry group of Deloitte Touche Tohmatsu, an affiliate of China Cast’s independent auditors.

In October, 2005, ChinaCast established Beijing Tongfang Digital Education Technology Limited, a 50% owned joint venture with Tsinghua Tongfang Co. Ltd. to own 51 percent of Beijing Tongfang Chuangxin Technology Limited, a provider of university distance learning services, and 100 percent of the operating rights of Tsinghua Tongfang Education Training School, a training center that ChinaCast intends to use to expand its educational content offerings and recruit students directly for the vocational training programs it acquires or develops with partners.

Products and Services

ChinaCast offers products and services to customers under four principal product lines:

•	Post Secondary Education Distance Learning Services — ChinaCast enables universities and other higher learning institutions to provide nationwide real-time distance learning services. Its “turn-key” packages include all the hardware, software and broadband satellite network services necessary to allow university students located at remote classrooms around the country to interactively participate in live lectures broadcast from a main campus. ChinaCast currently services 15 universities with over 113,000 students in over 300 remote classrooms. For example, Beijing Aeronautical and Aeronautics University (Beihang), consistently ranked among the top ten Universities in China by the Ministry of Education, launched its distance learning network in cooperation with ChinaCast in 2002. By 2005, the number of distance learning students reached 20,000, at over 120 remote learning centers in China. In return for the turnkey distance learning services, ChinaCast receives from the University a percentage of each remote student’s tuition. According to China’s Ministry of Education, in 2003 there were over 100 million higher education students in the PRC, while universities had sufficient physical space to accommodate only about 15% of the students qualified to attend.

•	K-12 Educational Services — ChinaCast currently broadcasts multimedia educational content to 6,500 primary, middle and high schools throughout the PRC in partnership with leading educational content companies, such as Sun TV, Huajiao and the Clever Group, and renowned educational institutions such as the Beida Middle School and the Middle China Normal University High School. The educational content packages assist teachers in preparing and teaching course content. Each school pays ChinaCast a subscription fee for this service.

•	Vocational/Career Training Services — In partnership with various ministries and government departments, ChinaCast has deployed over 100 training centers throughout China providing job-skills training to recent graduates, employees of state-owned enterprises and the unemployed. One such key vocational e-learning project for the Ministry of Labor and Social Security (MLSS) provides job skills training for recently laid off workers from state-owned enterprises. The MLSS/ChinaCast distance learning job sills program was launched in April 2003 and has trained over 50,000 workers. Over 75% of the graduates of the program have gone on to find jobs. Future plans include expanding the distance learning network from 50 to over 200 sites to achieve a target of up to 30,000 graduates per year. MLSS pays ChinaCast monthly service and content subscription fees to provide the distance learning service.

•	Enterprise/Government Training and Networking Services — ChinaCast provides training and networking services to large corporations, government agencies and multinational companies that require data, video and voice communications between their head office and branch offices throughout China. ChinaCast provides these services to such customers as energy companies, post offices, insurance/financial institutions, retailers and manufacturers. One such enterprise network for Taikang Insurance, the country’s fifth largest insurance company, provides interactive corporate training to over 165,000 insurance agents throughout China. These enterprise customers typically buy the hardware and software and pay a monthly service fee based on the number of sites and bandwidth used.

The China e-Learning Market

The Chinese government has stated that education is the key to the nation’s success as the country opens up to global competition. According to the Ministry of Education, the Chinese government plans to increase spending on public education significantly, from the current budget allocation of 2.8% of GDP (US$212 billion) in 2005 to 4.0% (US$412 billion) by 2010. Even after this increase, the target level will still be less than in developed countries, which typically spend an average of 5.4% of GDP on education.

Government statistics suggest that Chinese consumers recognize education to be crucial to a better life. According to the China State Bureau of Statistics, the average family plans to spend roughly 10% of its disposable income on education.

ChinaCast strives to tailor its e-learning products to China’s task of educating 200 million K-12 students and 10 million higher education students. In October 2000, China’s Ministry of Education launched the “All Schools Connected” project to equip all of China’s 550,871 K-12 schools with e-learning systems by 2010. The Ministry has also issued distance learning licenses to 68 of the country’s 1,552 colleges and universities, allowing them to offer degrees via e-learning infrastructure. The market for online vocational training and certification exam preparation is also developing rapidly.

Business Strategy

ChinaCast believes that the combination of its proprietary e-learning products and services, ownership of a nationwide broadband access network and ability to generate multimedia content are essential to its long-term growth.

ChinaCast seeks to achieve brand recognition in targeted high growth, high margin market segments, such as for-profit education and corporate/government training. It strives to maximize customer loyalty and increase margins by offering additional services not offered by traditional service providers. ChinaCast intends to continue to develop for these segments new products and services that integrate broadband multimedia delivery with quality educational content. These new products include educational services such as career and vocational training courses and telecom/IT services such as voice over IP, video conferencing and web-based applications.

Sales and Marketing

To reach its customers, ChinaCast utilizes a direct sales force, distributors, resellers, Internet marketing and joint marketing efforts with strategic allies, seeking to market its products and services efficiently with minimal capital while fostering profitable customer relationships.

ChinaCast’s sales and marketing team of over 50 professional and support personnel, located in Beijing and Shanghai, has responsibility for relationship building, performing customer requirements analysis, preparing product presentations, conducting demonstrations, implementing projects and coordinating after-sales support. To reach new customers, ChinaCast pursues various marketing activities, including direct marketing to potential clients and existing customers and strategic joint marketing activities with key partners and government departments such as the Ministries of Education and of Information and Technology.

Competitive Strengths

•	e-learning first mover advantage in the PRC

Based on its general knowledge of the industry, ChinaCast believes it is one of the first distance learning providers using satellite broadband services, and is the market leader in this segment, although there are no independent surveys of this segment. Currently, many broadband operators rely mainly on terrestrial networks that do not have extensive coverage, especially in less-developed areas of rural China. ChinaCast believes its programs provide an attractive alternative for schools and businesses that require nationwide broadband coverage and wish to engage only a single company to provide all necessary satellite services, hardware, software and content.

•	Highly scalable, recurring revenue business model

ChinaCast’s business model is capital efficient, profit driven and highly scalable. Its revenue stream from shared student tuition and school subscriptions provides predictability and visibility. ChinaCast pays close attention to market forces and profit trends, adhering to a strict financial plan that precludes unnecessary capacity or technology not required by its customers.

•	ChinaCast has an experienced and proven management team

ChinaCast’s executive officers and directors and executive officers have on average over 15 years in the IT/Telecom/Media industry in Asia. They have established business relationships in the PRC, experience leading public companies in China, Hong Kong and Singapore, government regulatory know-how, access to capital and long-term personal relationships in the industry.

Corporate Structure

In connection with its public offering of securities on the Mainboard of the Singapore Exchange, ChinaCast and its subsidiaries, ChinaCast Technology (BVI) Limited, (“CCT”), ChinaCast Technology (HK) Limited and ChinaCast Technology (Shanghai) Limited (“CCT Shanghai”), engaged in a series of share exchanges pursuant to which shareholders of CCT exchanged substantially all of their shares in that entity for ChinaCast ordinary shares. At the same time, ChinaCast engaged in a restructuring of its subsidiaries’ relationship with CCL, which is currently owned 70% by Tibet Tiantai Investment Management Co., Ltd, of which Mr. Yin Jianping is a principal shareholder and CCLX, which is 90% owned by CCL and 10% owned by Mr. Li Wei. Throughout this proxy statement/prospectus, CCLX and CCLBJ are referred to as the “Satellite Operating Entities.”

Operating in the PRC satellite communication market requires a Very Small Aperture Terminals (VSAT) license. When the ChinaCast Group was established, foreign ownership was forbidden for companies holding a VSAT license. The legal structure of the ChinaCast Group was designed and strengthened after its Series A financing round, allowing ChinaCast to obtain financing from investors outside China and to participate in the PRC satellite communication market.

Corporate Structure

The current corporate structure of ChinaCast, together with its contractual relationship with the Satellite Operating Entities, is as follows.

Definitions:

• CCHL	ChinaCast Communication Holdings Limited

• CCN	ChinaCast Communication Network Company Ltd.

• CCT	ChinaCast Technology (BVI) Limited

• CCT HK	ChinaCast Technology (HK) Limited

• CCT Shanghai	ChinaCast Technology (Shanghai) Limited

• Tongfang Education	Beijing Tongfang Digital Education Technology Limited

• TCS	Beijing Tongfang Chuangxin Technology Limited

• ETS	Tsinghua Tangfang Education Training School

• TTIM	Tibet Tiantai Investment Management Co., Ltd.

• CCL	ChinaCast Co., Ltd.

• CCLX	ChinaCast Li Xiang Co., Ltd.

• CCLBJ	Beijing Branch of ChinaCast Co., Ltd.

• BCN	Beijing Col Network Technology Co., Ltd.

• SZT	Shenzhen Zhongxun Teng Investment Development Co., Ltd.

Note:

(1)	The Satellite Operating Entities (“SOE”) are CCLX and CCLBJ. CCT Shanghai receives service fees from SOE under technical service agreements and pledge agreements signed between CCT Shagnhai and CCL, CCLX and the shareholders of CCLX and CCL.

(2)	Glander Assets Limited holds 1.5% of the issued share capital of CCT.

(3)	Tsinghua Tongfang Co. Ltd holds 50% of the issued share capital of Tongfang Education. CCHL’s effective ownership of Tongfang Education is 49.3%.

(4)	The PRC’s Ministry of Personnel holds 49% of the issued share capital of TCS.

(5)	Tongfang Education holds the exclusive operating right of ETS. ETS was established by Tsinghua Tongfang Co. Ltd, with the right to enroll students and offer training services. The ownership of ETS cannot be transferred without losing the student enrolment right. According to an agreement between Tongfang Education and Tsinghua Tongfang Co. Ltd, the operating right of ETS is assigned to Tongfang Education and Tongfang Education becomes the exclusive operator of ETS for a period of 10 years. During this period, Tongfang Education assumes all the rights and responsibility of the operations of ETS. Through this arrangement, the Company can use ETS to enroll students and derive a service fee out of ETS for providing distance learning service to it.

(6)	BCN and SZT are investment holding companies that do not have any interest or business relationship with any company in the ChinaCast Group.

ChinaCast’s Contractual Arrangements with the Satellite Operating Entities

ChinaCast provides its services through the Satellite Operating Entities, and it has entered various contractual arrangements pursuant to which it provide its services and protect its interests. The following describes contractual arrangements between ChinaCast and its subsidiaries, the Satellite Operating Entities and their corresponding stockholders.

Technical Services Agreement between CCLX and CCT Shanghai

Services provided.  ChinaCast provides its services and products to end customers in the PRC through CCLX under the terms of a technical services agreement, dated August 11, 2003, between CCT Shanghai, CCL, Li Wei and CCLX, as amended on March 29, 2004 (the “Technical Services Agreement”). Li Wei owns a 10% interest in CCLX and is also ChinaCast’s Chief Operating Officer and a member of its Board of Directors.

Under the terms of the Technical Services Agreement, CCT Shanghai assists CCLX in implementing CCLX’s businesses relating to the provision of computer, telecommunications and information technology products and services, including the provision of Internet service and content. In connection with the services rendered by CCT Shanghai to CCLX, CCT Shanghai supplies to CCLX ancillary equipment together with certain associated software and technical documentation. With CCT Shanghai’s assistance, CCLX offers all the products and services as described in the section entitled “Product and Services” on page 35 of this proxy statement prospectus. CCLX is accounted for as an interest in a variable interest entity by ChinaCast, and its financial results, including revenue, are consolidated in ChinaCast’s financial statements.

Service fees charged by ChinaCast.  CCLX is obliged to pay CCT Shanghai a monthly service fee for the services rendered by CCT Shanghai. The service fee is an amount equivalent to the total revenue earned by CCLX, less operating expenses reasonably incurred in the course of conducting the business for which ChinaCast and its subsidiaries provide technical services.

CCLX and its stockholders, consisting of CCL and Li Wei, have also undertaken that:

•	the accounts of CCLX shall be prepared in accordance with International Accounting Standards or in accordance with such other accounting standards, principles and practices generally accepted at CCT Shanghai’s absolute discretion;

•	all revenue earned in the course of CCLX’s business for which ChinaCast and its subsidiaries provide technical services shall be accurately and timely reflected in the accounts of CCLX; and

•	in the course of CCLX’s business for which ChinaCast and its subsidiaries provide technical services, CCLX will only incur reasonable operating expenses.

Cost and expenses.  CCT Shanghai is responsible for the operating expenses which have been reasonably incurred, unless any operating expenses exceed the budgeted amount, in which case CCT Shanghai has absolute discretion to bear those expenses.

CCLX Budget.  Pursuant to the Technical Services Agreement, CCLX prepares an annual budget for its business, which includes projected revenue, operating expenses, pricing policies and payment terms. CCLX submits this budget to CCT Shanghai for approval and CCT Shanghai reviews it quarterly. Changes to or deviation from the budget require approval of CCT Shanghai.

CCLX has also undertaken to use best efforts to operate its business within the budget. CCT Shanghai is not responsible for any operating expenses that exceeds the budgeted amount, unless it consents in its absolute discretion to bear them.

Right to inspect and audit CCLX accounts.  CCT Shanghai has the right, at its request and expense, to inspect and/or procure the auditor of CCT to inspect any records kept by CCLX in relation to the operating expenses and service fees. The auditor of CCT shall, after such inspection, at the request of CCT Shanghai, issue a certificate certifying that the amount of operating costs are reasonable and have been incurred on an arm’s length basis. CCT Shanghai has the right, at its cost and expense, to have the accounts of CCLX audited by ChinaCast’s auditors for each accounting year in accordance with international accounting standards. A certificate issued by ChinaCast’s auditors of the amount of service fees payable and the operating expenses it is responsible for is final and conclusive.

Financial Support.  In addition, CCT Shanghai agrees to extend financial support to CCLX as CCT Shanghai deems necessary. The form and amount of financial support is determined by CCT Shanghai in its absolute discretion. Any financial support extended is repayable immediately upon demand from CCT Shanghai. ChinaCast has in the past provided financial support to CCLX for working capital and acquiring satellite equipment (which ChinaCast is obliged to provide under the Technical Services Agreement).

Term and Termination.  The Technical Services Agreement is for a period of 20 years commencing August 11, 2003. CCT Shanghai may at its discretion and without cause, terminate the Technical Services Agreement by giving CCLX notice of termination no less than one year prior to the effective date of termination.

Novation Deed

As a transitional provision, CCT Shanghai also entered the Novation Deed to enable CCLX to assume the position of CCL and continue its obligations under another technical services agreement, dated November 15, 2000, by and among CCT Shanghai and CCL and its stockholders. The terms and conditions of this prior technical services agreement are substantially the same as those in the Technical Services Agreement. Under this agreement, CCT Shanghai assists CCLBJ in the implementation of CCLBJ’s businesses. CCLBJ provides technical support and software related services to the end customers of the ChinaCast Group in the PRC. CCLBJ is obliged to pay to CCT Shanghai a service fee, equivalent to the total revenue earned by CCLBJ through these businesses less any related operating expenses.

Revenue and Cost Allocation Agreement

In connection with the Technical Services Agreement and to formally document the informal understanding between the parties, CCT and CCT Shanghai, on the one hand, and CCLX, CCL and Li Wei, on the other hand, have also entered the Revenue and Cost Allocation Agreement, effective as of October 1, 2003, pursuant to which they agreed to allocate certain revenue and operating expenses in the following manner:

Provision of service.  ChinaCast’s customers may engage one of ChinaCast or its subsidiaries directly to provide the required satellite broadband services. If the customers appoint CCT or CCT Shanghai directly,

ChinaCast will subcontract the performance of the service to CCLX and pay CCLX up to 10% of the revenue received from the engagement or such other amount as determined by CCT or CCT Shanghai, as the case may be, in its absolute discretion.

Expenses reimbursement.  CCT or CCT Shanghai will reimburse CCLX for expenses incurred by CCLX in relation to customer service, IT support, network operation and finance. These are primarily staff costs and administrative expenses incurred by CCLX that are relevant to servicing CCT and CCT Shanghai and the direct customers of CCT and CCT Shanghai. The amount to be reimbursed shall be determined by CCT or CCT Shanghai in their absolute discretion.

Allocation of expenses according to service revenue received.  Notwithstanding expenses to be reimbursed by CCT or CCT Shanghai as described above, any other expenses incurred by CCLX that are relevant to servicing CCT and CCT Shanghai and the direct customers of CCT and CCT Shanghai (including fees paid to lease transponder bandwidth) are apportioned between CCT and CCT Shanghai, on the one hand, and CCLX on the other, in accordance with the service revenue received by them for each fiscal year. CCT or CCT Shanghai shall determine conclusively the amount to be allocated at the end of each fiscal year in their absolute discretion.

Pledge Agreements in favor of CCT Shanghai

As security for the prompt and complete performance of the obligations of CCL under the prior technical service agreement and CCLX under the Technical Service Agreement, and to induce CCT Shanghai to extend the services and use of equipment pursuant to the provision of services at no additional fee, the respective shareholders of CCL and CCLX have pledged all their rights and interests, including voting rights, in CCL and CCLX, respectively, in favor of CCT Shanghai. Each of the pledge agreements, respectively, terminates when CCL or CCLX becomes a wholly-owned subsidiary of ChinaCast. ChinaCast intends to acquire all shareholding interests in CCLX when and if the PRC laws allow foreign investors to wholly own companies engaged in telecommunication value-added businesses in the PRC.

Legal Advice on Group Structure

At the time of ChinaCast listing on the Singapore Stock Exchange in 2004 it obtained legal advice that its business arrangements with CCL and CCLX, including the pledge agreements described in the previous section as well as ChinaCast’s group structure, are in compliance with applicable PRC laws and regulations. The structure of the group has not changed since that time.

Research and Development

As most of ChinaCast’s satellite technology is procured from various technology vendors, ChinaCast does not conduct any research and development on the satellite technology used in its business. ChinaCast does, however, conduct extensive market research and product development on its education, training and enterprise networking programs to develop new services and ensure quality.

Trademarks

On December 24, 2003, ChinaCast made a trademark application in the PRC for classes 35, 36, 37, 38, 41 and 42 which includes the provision of telecommunication, software and educational services. The trademark, originally held by CCL, was transferred to ChinaCast without charge in an agreement under which CCL obtained a non-exclusive license to use the trademark. This application is still pending.

Government Regulations

ChinaCast’s business operations in the PRC and Hong Kong are not subject to any special legislation or regulatory controls other than those generally applicable to companies and businesses operating in the PRC. ChinaCast has obtained all the necessary licenses and permits for its business operations in the PRC and Hong Kong.

ChinaCast provides technical services to CCLX and relies on CCLX to provide the satellite network infrastructure for its services. CCLX is licensed under PRC laws to provide value-added satellite broadband services in the PRC.

Pursuant to the “Catalogue for the Guidance of Foreign Investment Industries” (Appendix II “Notes for Catalogue of Restricted Industries” 4.1), Value-added services and paging services in basic telecommunication services: Foreign investments are permitted no later than December 11, 2001 with the proportion of foreign investment not exceeding 30%. The proportion of foreign investment in a joint venture shall not exceed 49% after December 11, 2002, and shall be allowed to reach 50% no later than December 11, 2003.

Article 6 of the “Provisions on Administration of Foreign-Invested Telecommunications Enterprises” prescribed that the proportion of foreign investment in a foreign invested telecommunications enterprise providing value-added telecommunications services (including radio paging in basic telecommunications services) shall not exceed 50% in the end. The proportion of the investment made by Chinese and foreign investors to a foreign-invested telecommunications enterprise in different phases shall be determined by the competent information industry department of the State Council in accordance with the relevant provisions. Currently CCLX is a domestic limited liability company that runs the value-added telecommunication business. Foreign capital is allowed to own no more than 49% of the total equity interests of CCLX before December 11, 2003. After December 11, 2003, foreign capital will be allowed to reach 50% of the total equity interests of CCLX, but the ultimate proportion of the foreign capital of CCLX shall not exceed 50% under current PRC regulations and WTO promises.

ChinaCast has made inquiries about the possibility of taking an equity interest in CCLX. However, ChinaCast has not been able to identify an established company with a VSAT license that has successfully been allowed foreign ownership. Consequently, ChinaCast has not changed the legal structure and will wait until the guidance from the PRC government is more clear.

Competition

In its business segments, ChinaCast competes with state-owned and private enterprises that provide IT/Telecom services as well as educational services. These include large, well-funded state owned telecom companies such as China Telecom, China Netcom, China Unicom, China Railcom, China Satcom, China Orient, Guangdong Satellite Telecom and China Educational TV, as well as private educational service companies such as ChinaEdu, Beida Online, Ambow, Tengtu and China-Training.com. Not all of these companies compete directly in all e-learning and educational content sectors ChinaCast services and may offer services that are comparable or superior to ChinaCast’s.

Seasonality

Like many education services companies, a significant amount of ChinaCast’s sales occur in the second and fourth quarters, coinciding with enrollment periods of educational institutions. In addition, large enterprise and government customers usually allocate their capital expenditure budgets at the beginning of their fiscal year, which often coincides with the calendar year. The typical sales cycle is six to 12 months, which often results in the customer expenditure for hardware occurring towards the end of the year. Customers often seek to expend the budgeted funds prior to the end of the year and the next budget cycle. As a results, interim results are not indicative of the results to be expected for the full year.

Employees

As of July 31, 2006, ChinaCast and the Satellite Operating Entities had approximately 200 full-time employees. ChinaCast believes its relationship with its employees to be good. See “Risk Factors — ChinaCast is dependent on its key management personnel.”

Facilities

ChinaCast and the Satellite Operating Entities lease office and other space in Beijing, Shanghai, Hong Kong and Singapore. The facilities are rented at regular commercial rates, and management believes other facilities are available at competitive rates should it be required to change locations or add facilities. ChinaCast’s headquarters are located in Beijing, where it leases office space and its network operating center. Its headquarters lease of 2,000 sq.m. (approximately 21,000 sq.ft.) is for a two-year term ending in February, 2007 at an annual rental of US$28,518, and its network operating center occupies 165 sq.m. (approximately 1,750 sq.ft.) under a two-year lease ending in December, 2007 at an annual rental of RMB 2 million ($247,831, at 1USD=8.07RMB). In addition, the company currently leases 35 MHz of satellite Ku-band transponder bandwidth on the Asiasat 3S satellite at a cost of approximately US$31,500 per year per MHz. Together, the leased facilities are adequate to conduct the business operations of ChinaCast.

Legal Proceedings

ChinaCast is not currently a party to any pending material legal proceedings.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview.  ChinaCast is one of the leading e-learning services providers to educational institutions, government agencies and corporate enterprises in China. ChinaCast is headquartered in Beijing with offices in Shanghai, Hong Kong and Singapore, and currently employs more than 200 employees throughout these locations. It was incorporated under the laws of Bermuda in November 2003.

ChinaCast achieved net income of RMB43.5 million (US$5.4 million) in 2005, RMB15.4 million (US$1.9 million) in 2004, and RMB34.7 million (US$4.3 million) in 2003. For 2005, ChinaCast generated RMB152.3 million (US$18.9 million) in total revenues, compared to RMB80.6 million (US$10.0 million) and RMB72.8 million (US$9.0 million) for 2004 and 2003, respectively, representing increases of 89% and 10.7%, respectively. The significant increase in revenue in 2005 is due to the transfer of business from CCL to CCLX after CCLX’s organization in 2003. It is expected that no revenue will be booked in CCL after 2006.

During 2005, approximately 34% of ChinaCast’s product revenues came from post-secondary education distance learning services, and another 47% of revenues came from K-12 educational services. The remaining approximately 19% of revenues were derived from vocational and career training services and enterprise/government training and networking services. In 2004, approximately 9% of ChinaCast’s product revenues came from post-secondary education distance learning services and another 90% of revenues came from K-12 educational services. The remaining approximately 1% of revenues were derived from vocational and career training services and enterprise/government training and networking services. The main reason for the variances was the restructuring undertaken by ChinaCast, CCL and CCLX in connection with its public offering of securities on the Mainboard of the Singapore Exchange. Businesses comprised mainly of post-secondary education distance learning services and enterprise/government training and networking services transferred from CCLBJ to CCLX. The results of CCLBJ were not consolidated with ChinaCast’s results, and the economic benefit of those businesses was captured by ChinaCast through the service fee. CCLX’s results were consolidated with ChinaCast’s, changing the product line revenue mix in 2005. Other reasons for the variance include the acquisition of Tongfang Education, which increased the revenue from post-secondary education distance learning services, and the growth of the vocational and career training services and enterprise/government training and networking services. Post secondary education distance learning services and vocational and career training services are expected to continue to expand rapidly due to the high demand for educational services in China. Vocational and career training has recently been elevated by the Chinese central government to a status equivalent to K-12 and post-secondary distance learning, highlighting its policy of equipping China’s workforce with workplace skills, including English language training. The Chinese Government’s emphasis on vocational training signifies that China will encourage institutions in the vocational training segment, including for-profit private schools. ChinaCast believes it is a leader in the higher education, K-12 and vocational e-learning segments, and intends to become a leading “brick and clicks,” for-profit school operator in China.

An evaluation of ChinaCast’s financial condition should take into account the business risks discussed elsewhere in this document. Financial risks include (i) CCLX’s ability to continuously renew its satellite license, (ii) the need to sign up new university partners to continue growth in the distance learning segment and to maintain and expand the number of students and programs at such universities, (iii) ChinaCast’s ability to maintain its competitive position in the K-12 segment, (iv) the emergence of competition or disruptive technology that could suddenly change the trading relationship between ChinaCast and its partners and (v) the continuation of economic reforms within the PRC as it embraces market economy principles, the effects of either retaining or reimposing planned economic growth in the PRC and its sustainability. One of the greatest challenges facing ChinaCast is that it is primarily a technology service provider and is therefore subject to the risk of sudden changes in technology or the advent of disruptive technology. ChinaCast devotes resources to increasing its ownership in content to meet this challenge. For growth to continue, ChinaCast will require capital to support these activities. It believes the combination with Great Wall will help provide these capital resources. However, to the extent there is inadequate capital, its growth potential will be affected.

Critical Accounting Policies.  The discussion and analysis of ChinaCast’s financial condition and results of operations is based on its consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of those financial statements requires it to make estimates and judgments that affect the reported amount of assets and liabilities, revenues and expenses and related disclosure of contingent assets and liabilities at the date of its financial statements. Actual results may differ from these estimates under different assumptions or conditions.

Critical accounting policies are those that reflect significant judgments or uncertainties, and potentially result in materially different results under different assumptions and conditions. Described below are what ChinaCast believes are its most critical accounting policies that involve a high degree of judgment, and the methods of their application. For a description of all of ChinaCast’s significant accounting policies, see Note 2 to its consolidated financial statements.

Revenue Recognition.  ChinaCast’s principal sources of revenues are from provision of satellite bandwidth and network access services in distance learning and to a lesser extent, sales of satellite communication related equipment and accessories. ChinaCast recognize revenue when (1) there is persuasive evidence of an agreement with the customer, (2) product is shipped and title has passed, (3) the amount due from the customer is fixed and determinable, (4) collectibility is reasonably assured, and (5) ChinaCast has no significant future performance obligation. At the time of the transaction, ChinaCast assesses whether the amount due from the customer is fixed and determinable and collection of the resulting receivable is reasonably assured. ChinaCast assesses whether the amount due from the customer is fixed and determinable based on the terms of the agreement with the customer, including, but not limited to, the payment terms associated with the transaction. ChinaCast assesses collection based on a number of factors, including past transaction history with the customer and credit-worthiness of the customer. Accordingly, the revenues from provision of satellite bandwidth and network access services in distance learning is recognized monthly as the services are provided for recurring management fee and usage fee under transaction-based arrangement. Subscription fee received from the multimedia educational content broadcasting service is recognized as revenue over the subscription period during which the services are delivered. Revenues from satellite communication related equipment and accessories are recognized once the equipment and accessories are delivered and accepted by the customers.

Certain agreements also include multiple deliverables or elements for products and services. Agreements with multiple deliverables are reviewed and the deliverables are separated into units of accounting under the provisions of EITF No. 00-21. The total arrangement fee is allocated over the relative fair value of the units of accounting. ChinaCast recognizes revenue from these agreements based on the relative fair value of the products and services. The determination of the fair value of the elements, which is based on a variety of factors, including the amount ChinaCast charges other customers for the products or services, price lists or other relevant information, requires judgment by management. Revenue is recognized as the elements are delivered, assuming all the other conditions for recognition of revenue discussed in the preceding paragraphs have been met.

Prepayments for the satellite bandwidth and network access services are deferred and recognized as revenue when the services are rendered.

Impairment of long-lived assets.  ChinaCast reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, it measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the asset and eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss, equal to the excess of the carrying amount over the fair market value of the asset, is recognized.

Goodwill.  Under SFAS 142, Goodwill is no longer amortised but tested for impairment upon first adoption and annually thereafter, or more frequently if events or changes in circumstances indicate that it might be impaired. SFAS No. 142 requires a two-step goodwill impairment test. The first step compares the fair values of each business unit to its carrying amount, including goodwill. If the fair value of each business unit exceeds its carrying amount, goodwill is not considered to be impaired and the second step will not be required. If the carrying amount of a reporting unit exceeds its fair value, the second step compares the implied fair value of goodwill to the carrying value of a business unit’s goodwill. The excess of the fair value of the reporting unit over the amounts assigned to the assets and liabilities is the implied fair value of goodwill. An impairment loss is recognized for any excess in the carrying value of goodwill over the implied fair value of goodwill.

Results of Operations

2005 Compared to 2004.  Total net revenue increased by 89% from 2004 to 2005, to RMB152.3 million (US$18.9 million) in 2005, as compared to RMB80.6 million (US$9.7 million) in 2004. Net revenue from post-secondary education distance learning services increased from RMB7.2 million (US$0.9 million) in 2004 to RMB51.1 million (US$6.3 million) in 2005. The significant increase was due to the transfer of business from CCLBJ to CCLX, which was set up in 2003 as part of ChinaCast’s restructuring to hold the satellite license and to engage in all business that requires the use of the satellite license. The economic benefit of those businesses in CCLBJ was originally captured by ChinaCast through the service fee, and therefore, the transfer of business from CCLBJ to CCLX did not change the economic interests of CCL. It is expected that revenue booked in CCLBJ will decrease further in 2006. Net revenue from K-12 educational services decreased slightly from RMB72.5 million (US$8.8 million) in 2004 to RMB71.8 million (US$8.9 million) in 2005. Net revenue from vocational and career training services and enterprise/government training and networking services increased from RMB0.9million (US$0.1 million) to RMB29.5 million (US$3.7 million). The increase was mainly due to the increase in equipment sales.

Cost of revenue increased, at a lower rate than revenue growth, by 85.7%, to RMB73.8 million (US$9.1 million) in 2005 from RMB39.7 million (US$4.8 million ) in 2004, in line with the increase in revenue for those years. Cost of sales comprises mainly transponder fees, satellite platform usage fees paid to CCL for use of the satellite platform, fees paid to our service partners, content fees, cost of leased lines and cost of equipment sold to customers. Transponder fees are paid for the leasing of satellite transponder bandwidth. Satellite platform usage fees are paid to CCL for using the satellite platform. Fees paid to service partners are for the rendering of various services, primarily maintenance of the satellite terminals and collection of subscription fees. The service partners are essentially the resellers/distributors of ChinaCast’s products and services. Apart from selling their products and services, they are also responsible for the installation, repair and maintenance of the satellite equipment at the premises of end customers. ChinaCast pays commissions to service partners in return for their services. Content fees consist of the cost of the educational content that ChinaCast purchases from various sources for content aggregation purposes. The aggregated content is sent to ChinaCast’s customers mainly in the K-12 distance learning and educational content solutions business segment. The cost of leased lines is incurred for the usage of the dedicated internet trunk line.

As a percentage of total net revenues, overall gross margin was 51.6% in 2005, as compared with 50.7% in 2004. This increase in gross margins was primarily the result of the increase in contribution from university customers. The university product line has a higher gross margin than the other product lines.

Operating expenses increased to RMB 27.7 million (US$3.4 million) from RMB19.1 million (US$2.3 million) in 2004. The increase was due to foreign exchange losses of RMB2.4 million (US$0.3 million) resulting from appreciation of RMB against the US dollar during 2005, as well as a significant decrease in management fees derived from CCLBJ to RMB14.3 million (US$1.8 million) from RMB34.5 million (US$4.2 million) in 2004. The decrease in management fees is due to CCLBJ’s continuing transfer of its business contracts to CCLX. The revenue of CCLBJ dropped from RMB56.9 million (US$6.9 million) in 2004 to RMB26.6 million (US$3.3 million) in 2005.

There was also a decrease in total share-based compensation from RMB23.3 million (US$2.8 million) in 2004 to RMB1.9 million (US$0.2 million) in 2005.

Selling and marketing expenses decreased by 2.0% to RMB3.5 million (US$0.4 million) in 2005 from RMB3.6 million (US$0.4 million) in 2004. Selling expenses consist principally of sales, marketing and remunerations of customer service personnel, printing expenses, travel and transport expenses incurred by our sales and marketing personnel entertainment expenses and advertising fees.

General and administrative expenses decreased by 27.8% to RMB36.1 million (US$4.5 million) in 2005 from RMB50.0 million (US$6.0 million) in 2004, primarily due to the decrease in share-based compensation included in general and administrative expenses, from RMB21.7 million (US$2.6 million) in 2004 to RMB1.8 million (US$0.2 million) in 2005. The share-based compensation for both years was based on the Pre-IPO Share Option Plan adopted in March, 2004 which had encapsulated the 2001 Stock Incentive Plan and the 2003 Employee Share Option Scheme. No options have been granted under the Post-IPO Share Option Plan.

Income from operations increased by 134%, from RMB21.7 million (US$2.6 million) in 2004 to RMB50.9 million (US$6.3 million) in 2005. This increase in income from operations was primarily attributable to the growth in overall revenues and the decrease in share-based compensation.

Interest income increased by 76.9% to RMB4.6 million (US$0.6 million) in 2005 from RMB2.6 million (US$0.3 million) in 2004. The increase in interest income was primarily attributable to increases in the amount of combined cash and cash equivalents and term deposits from RMB378.3 million (US$45.7 million) in 2004 to RMB 394.2 million (US$48.8 million) in 2005, and average interest rate from 1.8% to 3.2%.

Other income increased by 314% to RMB0.58 million (US$0.07 million) in 2005 from RMB0.14 million (US$0.02 million) in 2004 as a result of the increase in tax refund in 2005.

Income taxes increased 20.7% to RMB10.5 million (US$1.3 million) in 2005 from RMB8.7 million (US$1.1 million) in 2004 as a result of the increase in profit.

Net income increased 182% to RMB43.5 million (US$5.4 million) in 2005, compared to RMB15.4 million (US$1.9 million) in 2004, due to the increase in revenue and decrease in share-based compensation.

2004 Compared to 2003.  Total net revenue increased by 10.7% from 2003 to 2004, to RMB80.6 million (US$9.7 million) in 2004, as compared to RMB72.8 million (US$8.8 million) in 2003. Net revenue in 2003 was all attributable to K-12 educational services. Net revenue in 2004 was made up of RMB7.2 million (US$0.9 million) from post-secondary education distance learning services; RMB72.5 million (US$8.8 million) from K-12 educational services and RMB0.9million (US$0.1 million) from vocational and career training services and enterprise/government training and networking services. The increase in revenue in 2004 in the post-secondary education distance learning services and vocational and career training services and enterprise/government training and networking services was due to the transfer of business from CCLBJ to CCLX.

Cost of revenue increased by 15.4% from 2003 to 2004, to RMB39.7 million (US$4.8 million) in 2004, as compared to RMB34.4 million (US$4.2 million) in 2003. The higher increase in cost relative to revenue in 2004 is due to increases in transponder fees as well as the increase in depreciation charges as a result of expansion of the company’s business.

As a percentage of total net revenues, overall gross margin was 50.7% in 2004, as compared with 52.8% in 2003. This decrease in gross margin was primarily due to the relatively higher initial cost to increase transponder capacity to accommodate two way satellite communication capabilities in 2004.

Management service fees derived from CCLBJ increased to RMB34.5 million (US$4.2 million) from RMB26.5 million (US$3.2 million) in 2003 due to new business growth under CCLBJ. The revenue of CCLBJ increased from RMB46.6 million (US$5.6 million) in 2003 to RMB56.9 million (US$6.9 million) in 2005.

Selling and marketing expenses increased by 38.5% to RMB 3.6 million (US$0.4 million) in 2004 from RMB 2.6 million (US$0.3 million) in 2003.

General and administrative expenses increased by 153% to RMB50.0 million (US$6.0 million) in 2004 from RMB19.7 million (US$2.4 million) in 2003, primarily due to the share-based compensation included in general and administrative expenses, which amounted to RMB21.7 million (US$2.6 million) in 2004 when the pre-IPO stock option scheme was established under the new ChinaCast Group to replace the old schemes.

Income from operations decreased by 49.0%, from RMB42.5 million (US$5.1 million) in 2004 to RMB21.7 million (US$2.6 million) in 2004, primarily due to share based compensation of RMB21.7 million (US$2.6 million).

Interest income increased by 333% to RMB2.6 million (US$0.3 million) in 2004 from RMB0.6 million (US$0.07 million) in 2003. The increase in interest income was primarily attributable to increases in the amount of combined cash and cash equivalents and term deposits from RMB111.0 million (US$13.4 million) in 2003 to RMB378.3 million (US$45.7 million) in 2004 after the Company’s IPO in Singapore.

Income taxes increased to RMB8.7 million (US$1.1 million) in 2004 from RMB7.5 million (US$0.9 million) in 2003 as a result of the increase in taxable income.

Net income decreased 55.6% to RMB15.4 million (US$1.9 million) in 2004, from RMB34.7 million (US$4.2 million) in 2003, due to share-based compensation expenses in 2003.

Liquidity and Capital Resources

The following table sets forth ChinaCast’s cash flows with respect to operating, investing and financing activities for the periods indicated (in thousands):

	Years Ended December 31,
	2003	2004	2005	2005
	(RMB)	(RMB)	(RMB)	(US Dollars)

Net cash (used in) provided by operating activities	39,994	74,332	57,929	7,178
Net cash (used in) provided by investing activities	(108,345)	(292,186)	8,333	1,033
Net cash (used in) provided by financing activities	114,843	225,590	(291)	(36)
Net increase(decrease) in cash and cash equivalents	46,492	7,736	65,971	8,175
Cash and cash equivalents, beginning of year	126	46,682	54,425	6,744
Cash and cash equivalents, end of year	46,682	54,425	120,368	14,915

ChinaCast financed its operations through cash generated from operating activities. ChinaCast’s cashflow is generated principally from recurring sources and settled through periodic payments. Although revenue is recognized evenly throughout the periods from which the income is derived, settlements may be received in batches ahead of or behind the income recognized. For revenue related to project sales, the timing of settlement will depend upon the terms of the contracts. ChinaCast’s net cash provided by operating activities in 2005 was RMB57.9 million (US$7.2 million) compared to RMB74.3 million (US$9.0 million) in 2004 and RMB40.0 million (US$4.8 million) in 2003. The net change between 2003 and 2004 was due to increase in business and reduction in prepaid expenses, other current assets and amount due from related parties. The net change between 2004 and 2005 was mainly due to the increase in accounts receivable.

Net cash provided by investment activities was RMB8.3 million (US$1.0 million) in 2005. A total of RMB50.1 million (US$6.2 million) was transferred from term deposits, of which RMB 15.0 million (US$1.9 million) was used in the acquisition of 20% of Teacher.com.cn and RMB12.2 million (US$1.5 million) was used in the acquisition of 50% of the subsidiary Tongfang Education. Net cash used in investing activities was RMB292.2 million (US$35.3 million) in 2004 and RMB108.3 million (US$13.1 million) in 2003. Amounts transferred to term deposits amounted to RMB259.6 million (US$31.4 million) in 2004 and RMB37.0 million (US$4.5 million) in 2003.

ChinaCast also funded the operation of a related party, CCL, which held the satellite license before transferring it to CCLX. The related party is still in the process of transferring its satellite related businesses to CCLX. Amounts advanced to the related party were RMB64.4 (US$7.8 million) in 2003, RMB11.3 million (US$1.4 million) in 2004 and RMB15.2 million (US$1.9 million) in 2005.

Net cash used in financing activities was RMB0.3 million (less than US$0.1 million) in 2005. ChinaCast raised RMB 110.7 million (US$13.4 million) in 2003 through the issuance of redeemable convertible preference shares and made an initial public offering in Singapore in 2004, in which it raised RMB239.7 million (US$28.9 million). Net cash provided by financing activities was RMB225.6 million (US$27.2 million) in 2004 and RMB114.8 million (US$13.9 million) in 2003.

ChinaCast had no other indebtedness at the end of 2005, other than capital lease obligations of RMB 0.3 million (less than US$0.1 million).

ChinaCast believes that its cash and cash equivalents balance, together with its access to financing sources, will continue to be sufficient to meet the working capital needs associated with its current operations on an ongoing basis, although that cannot be assured. Also, it is possible that ChinaCast’s cash flow requirements could increase as a result of a number of factors, including unfavorable timing of cash flow events, the decision to increase investment in marketing and development activities or the use of cash for acquisitions to accelerate its growth.

Contractual Obligations and Commercial Commitments.  ChinaCast has various contractual obligations that will affect its liquidity. The following table sets forth the contractual obligations of ChinaCast as of December 31, 2005:

	Payment Due by Period
		Within
	Total	1 Year	2007	2008	2009	2010	Thereafter
	(RMB ‘000)	(RMB ‘000)	(RMB ‘000)	(RMB ‘000)	(RMB ‘000)	(RMB ‘000)	(RMB ‘000)

Operating lease commitments	2,757	2,454	303
Other contractual obligations			—	—	—	—	—
Total contractual obligations	2,757	2,454	303
Equivalent US$ ‘000	338	301	37

Operating Leases.  ChinaCast leases certain office premises under non-cancelable leases. Rent expense under operating leases for the years ended December 31, 2003, 2004, and 2005 were RMB1.4 million (US$0.2 million), RMB1.6 million (US$0.2 million) and RMB2.7 million (US$0.3 million), respectively. ChinaCast has entered into certain operating lease arrangements relating to the information usage and satellite platform usage services. Rental expense related to these operating lease arrangement for the years ended December 31, 2003, 2004 and 2005 were RMB19.7 million, RMB 19.0 million and RMB18.5 million respectively. The Group had no fixed commitment on information usage and satellite platform usage fee. The satellite platform usage fee was payable to ChinaCast Co calculated at 10% of revenue generated by a subsidiary of ChinaCast during the period.

Off-Balance Sheet Arrangements

ChinaCast has not entered any financial guarantees or other commitments to guarantee the payment obligations of any third parties.

Quantitative and Qualitative Disclosures about Market Risk.  ChinaCast is exposed to various market risks, including changes in foreign currency exchange rates that could adversely affect ChinaCast, since approximately 62% of its monetary assets are denominated in RMB and 38% in US dollars. If ChinaCast decides to convert Renminbi into US dollars for the purpose of declaring dividends or for other business purposes and the US dollars appreciates against the Renminbi, the US dollar equivalent of its earnings in China would be reduced. ChinaCast has not entered financial instruments to manage and reduce the impact of changes in foreign currency exchange rates, although it may enter such transactions in the future. ChinaCast’s exposure to changes in interest rates relates primarily to interest income generated by term deposits in banks. ChinaCast has not used derivative financial instruments to hedge interest rate risk. ChinaCast has not been exposed and does not anticipate being exposed to material risks due to changes in interest rates. Future interest income may fluctuate in line with changes in interest rates.

INFORMATION ABOUT GREAT WALL

Great Wall was formed on August 20, 2003, to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an unidentified operating business having primary operations in the People’s Republic of China and believed to have significant growth potential. To date, Great Wall’s efforts have been limited to organizational activities, completion of its IPO and the evaluation of possible business combinations.

The IPO and Trust Account.  On March 23, 2004, Great Wall consummated its IPO of 4,000,000 units with each unit consisting of one share of Great Wall common stock and two warrants, each to purchase one share of Great Wall common stock at an exercise price of US$5.00 per share. On March 30, 2004, Great Wall sold an additional 515,975 units subject to the underwriters’ over-allotment option, at an offering price of US$6.00 per unit. The IPO generated gross proceeds of US$27,095,850. After payment of underwriting discounts and expenses, total net proceeds were approximately US$23,986,000, of which US$23,161,000 was placed in the IPO trust account and invested in government securities. The remaining proceeds have been used by Great Wall in its pursuit of a business combination. The IPO trust account is not to be released until the earlier of the consummation of a business combination or liquidation of Great Wall, although, as noted elsewhere in this proxy statement/prospectus, claims might be made against the Company as a result of extending the period in which it may complete a business combination. The IPO trust account contained approximately US$24,041,000 as of December 31, 2005. If the Offer is consummated, the IPO trust account, reduced by amounts paid to stockholders of Great Wall who do not approve the Acquisition and elect to convert their shares of common stock into their pro-rata shares of funds in it, will be released to Great Wall.

Fair Market Value of Target Business.  Pursuant to Great Wall’s charter, the initial target business that Great Wall acquires must have a fair market value equal to at least 80% of Great Wall’s net assets at the time of such acquisition, determined by Great Wall’s Board of Directors based on standards generally accepted by the financial community, such as actual and potential sales, earnings, cash flow and book value. Great Wall is not required to obtain an opinion from an investment banking firm as to fair market value if its Board independently determines that the target business has sufficient fair market value. Great Wall has not obtained any opinion from an investment banking firm in connection with the Acquisition.

Limited Ability to Evaluate the Target Business’ Management.  Although Great Wall closely examined the management of ChinaCast, Great Wall cannot assure that its assessment of ChinaCast’s management will prove to be correct, or that future management will have the necessary skills, qualifications or abilities to manage its business successfully. Furthermore, Great Wall’s sole director does not intend to remain on Great Wall’s Board following the Offer, and it is unlikely that any person currently associated with Great Wall will devote his or her full efforts to the combined company’s affairs subsequent to the Offer. Moreover, Great Wall cannot assure that any such person would have significant experience or knowledge relating to ChinaCast’s industry.

Following the Offer, Great Wall, which will be managed and controlled by former ChinaCast shareholders, may seek to recruit additional managers to supplement the incumbent management of the combined company or any other target business. Great Wall cannot assure you that they will have the ability to recruit additional managers, or that additional managers will have the requisite skills, knowledge or experience necessary to enhance the incumbent management.

Stockholder Approval of Business Combination.  Great Wall will proceed with the Acquisition only if a majority of the outstanding shares of Great Wall common stock are voted in favor of it. In addition, holders of stock acquired prior to the IPO (“Private Shares”) have agreed to vote their common stock on the question in accordance with the vote of the majority in interest of the holders of common stock acquired in the IPO (“Public Shares”) and vote on the Acquisition proposal. If holders of a majority of the Public Shares vote for or against, or abstain with respect to, a proposal, the initial stockholders will cast all their shares in the same manner as such majority votes on such proposal. If the holders of 20% or more of the Public Shares vote against the Acquisition and demand that

Great Wall convert their shares into their pro rata portions of the funds in the IPO trust account, Great Wall will not consummate the Acquisition. In this case, Great Wall would be liquidated in accordance with its charter.

Conversion Rights.  Each holder of Public Shares who votes against the Acquisition has the right to have his or her Public Shares converted to cash, if the Acquisition is approved and completed.

The actual per-share conversion price will be equal to the amount in the IPO trust account, inclusive of any interest, as of the record date for determination of stockholders entitled to vote on the Acquisition, divided by the number of shares issued in Great Wall’s IPO. The initial per-share conversion price would be US$5.10 plus accrued interest as of the record date. An eligible stockholder may request conversion at the time the vote is taken with respect to the Acquisition, but the request will not be granted unless the stockholder votes against the Acquisition and the Acquisition is approved and completed. Any request for conversion, if made by proxy prior to the date of the special meeting, may be withdrawn at any time up to the date of the meeting. Funds to be distributed to stockholders who elect conversion will be distributed promptly after consummation of the Offer. Any Public Shareholder who converts stock into a portion of the IPO trust account still has the right to exercise any owned warrants. Great Wall will not complete the Acquisition if holders of 20% or more of the Public Shares vote against the Acquisition and exercise their conversion rights.

Liquidation If No Business Combination.  As part of a plan of dissolution and liquidation in accordance with the applicable provisions of Delaware General Corporate Law (DGCL), if Great Wall does not acquire at least majority control of ChinaCast pursuant to the Offer by the time stipulated in its charter, Great Wall will be dissolved and will distribute to holders of Public Shares, in proportion to their respective equity interests, sums in the IPO trust account, inclusive of any interest, plus any remaining net assets. In the event Great Wall seeks stockholder approval for a plan of dissolution and distribution and do not obtain such approval, it will nonetheless continue to pursue stockholder approval for its dissolution. Pursuant to the terms of Great Wall’s charter, its sole director has agreed to dissolve after the expiry of that time period (assuming that there has been no business combination consummated), and Great Wall’s powers following the expiration of the permitted time period for consummating a business combination will automatically thereafter be limited to acts and activities relating to dissolving and winding up its affairs, including liquidation. The funds held in the IPO trust account may not be distributed except upon Great Wall’s dissolution and, unless and until such approval is obtained from Great Wall’s stockholders, the funds held in the trust account will not be released. Consequently, holders of a majority of Great Wall’s outstanding stock must approve its dissolution in order to receive the funds held in the trust account and the funds will not be available for any other corporate purpose (although they may be subject to creditor’s claims as discussed elsewhere in this proxy statement/prospectus). Immediately upon the approval by Great Wall’s stockholders of a plan of dissolution and distribution, Great Wall will liquidate the trust account to the holders of Public Shares (subject to any provision for unpaid claims against Great Wall which it is advised must or should be withheld). Great Wall’s pre-IPO stockholders have waived their rights to participate in any liquidation distribution with respect to shares of common stock owned by them immediately prior to the IPO. There will be no distribution from the IPO trust account with respect to Great Wall’s warrants.

Under the DGCL, Great Wall stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The DGCL provides for limitations on the potential liability of stockholders if Great Wall winds up its affairs in compliance with either Section 280 or Section 281(b) of that statute following a dissolution. If Great Wall complies with either procedure, the DGCL (i) limits the potential liability of each stockholder for claims against Great Wall to the lesser of the stockholder’s pro-rata share of the claim or the amount distributed to the stockholder in liquidation and (ii) limits the aggregate liability of any stockholder for all claims against Great Wall to the amount distributed to the stockholder in dissolution. If Great Wall were to comply with Section 280 instead of Section 281(b), the DGCL also would operate to extinguish the potential liability of its stockholders for any claims against Great Wall unless litigation with respect to such claim has been commenced prior to the expiration of the statutory winding-up period under Delaware law (generally three years). In addition, compliance with Section 280 could potentially operate to bar certain claims if the claimant does not take specified actions within certain time frames specified in the statute.

Even though compliance with Section 280 of the DGCL would provide additional protections to both Great Wall’s sole director and stockholders from potential liability for third party claims against Great Wall, it is Great

Wall’s intention to make liquidating distributions to its stockholders as soon as reasonably possible following any dissolution and, therefore, it does not expect that its Board of Directors will elect to comply with the more complex procedures in Section 280. Because Great Wall will most likely not be complying with Section 280, it will seek stockholder approval to comply with Section 281(b) of the DGCL, requiring it to adopt a plan of dissolution that will provide for its payment, based on facts known to it at such time, of (i) all existing claims, (ii) all pending claims and (iii) all claims that may be potentially brought against Great Wall within the subsequent 10 years. As such, Great Wall’s stockholders could potentially be liable for any claims to the extent of distributions received by them in a dissolution and any such liability of Great Wall’s stockholders will likely extend beyond the third anniversary of such dissolution. However, because Great Wall is a blank check company, rather than an operating company, and its operations have been limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from its vendors (such as accountants, lawyers, investment bankers, etc.) or ChinaCast, as a potential target business. Great Wall intends to attempt to enter into arrangements with most, if not all significant creditors whereby they agree to waive any right, title, interest or claim of any kind in or to any monies held in the trust account. As a result of this, Great Wall believes that the claims that could be made against Great Wall would be significantly limited and the likelihood that any claim that would result in any liability extending to the trust account would be minimal. There is no guarantee that the creditors will agree to such arrangements, or even if they do that they would be prevented from bringing claims against the IPO trust account.

Great Wall expects that all costs associated with the implementation and completion of its plan of dissolution and liquidation, which it currently estimates to be approximately $50,000 to $75,000, will be funded by any funds not held in the trust accounts. There currently are not, and may not at that time, be sufficient funds for such purpose, in which event Great Wall would have to seek funding or other accommodation to complete the dissolution and liquidation.

Great Wall currently believes that any plan of dissolution and distribution would proceed in the following manner:

•	its board of directors will, consistent with its obligations described in its charter to dissolve, prior to the passing of such deadline, convene and adopt a specific plan of dissolution and distribution, which it will then vote to recommend to its stockholders; at such time it will also cause to be prepared a preliminary proxy statement setting out such plan of dissolution and distribution and the board’s recommendation of such plan;

•	upon such deadline, it would file the preliminary proxy statement with the U.S. Securities and Exchange Commission (SEC);

•	if the SEC does not review the preliminary proxy statement, then approximately 10 days following the passing of such deadline, it will mail the proxy statements to its stockholders, and approximately 30 days following the passing of such deadline it will convene a meeting of its stockholders at which they will either approve or reject the plan of dissolution and distribution; and

•	if the SEC does review the preliminary proxy statement, Great Wall estimates that it will receive its comments approximately 30 days following the passing of such deadline. It will mail the proxy statements to its stockholders following the conclusion of the comment and review process (the length of which cannot be predicted with certainty), and it will convene a meeting of its stockholders at which it will either approve or reject its plan of dissolution and distribution.

In the event Great Wall seeks stockholder approval for a plan of dissolution and distribution and does not obtain such approval, it will nonetheless continue to pursue stockholder approval for its dissolution. Pursuant to the terms of its charter, its powers following the expiration of the permitted time period for consummating a business combination will automatically thereafter be limited to acts and activities relating to dissolving and winding up its affairs, including liquidation. The funds held in the trust account may not be distributed except upon Great Wall’s dissolution (subject to third party claims as aforesaid) and, unless and until such approval is obtained from its stockholders, the funds held in its trust account will not be released (subject to such claims). Consequently, holders of a majority of Great Wall’s outstanding stock must approve its dissolution in order to receive the funds held in the trust account and the funds will not be available for any other corporate purpose (although they may be subject to such claims). In addition, if Great Wall seeks approval from its stockholders to consummate a business combination within 90 days of December 31, 2006, the date by which its is required to consummate a business combination, the proxy statement related to such business combination will also seek stockholder approval for its board’s recommended plan of distribution and dissolution, in the event its stockholders do not approve such a business combination. If no proxy statement seeking the approval of its stockholders for a business combination has been filed 30 days prior to December 31, 2006, Great Wall’s board will, prior to such date, convene, adopt and recommend to its stockholders a plan of dissolution and distribution, and on such date file a proxy statement with the SEC seeking stockholder approval for such plan. Immediately upon the approval by Great Wall’s stockholders of its plan of dissolution and distribution, Great Wall will liquidate the trust account to the holders of its Public Shares as aforesaid.

Competition.  If the Offer and Acquisition is completed, Great Wall will become subject to competition from competitors of ChinaCast. For more information of the competition ChinaCast faces, please see the section entitled, “Information About ChinaCast — Competition” elsewhere in this document.

Facilities.  Great Wall maintains executive offices at 660 Madison Avenue, 15th Floor, New York, New York. The cost for this space is included in a US$500 per-month fee that Sherleigh Associates LLC, an affiliate of Jack Silver, one of Great Wall’s pre-IPO stockholders, charges Great Wall for general and administrative services. Great Wall believes, based on rents and fees for similar services in the New York metropolitan area, that the fee charged by Sherleigh is at least as favorable as Great Wall could have obtained from an unaffiliated person. Great Wall considers its current office space adequate for current operations.

Employees

Great Wall has one director who is also Great Wall’s sole executive officer. Mr. Li is not obligated to contribute any specific number of hours per week and devotes only as much time as he deems necessary to Great Wall’s affairs. Great Wall has no employees.

Periodic Reporting and Audited Financial Statements

Great Wall has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, Great Wall’s annual reports contain financial statements audited and reported on by Great Wall’s independent accountants.

Legal Proceedings

Great Wall is not currently a party to any pending material legal proceedings.

Management’s Discussion and Analysis or Plan of Operations

The following discussion should be read in conjunction with Great Wall’s financial statements and related notes thereto included elsewhere in this proxy statement/prospectus.

Forward Looking Statements

The statements discussed in this proxy statement/prospectus include forward looking statements that involve risks and uncertainties, including the risks detailed from time to time in our reports filed with the Securities and Exchange Commission.

Critical Accounting Policies

Investments Held in Trust.  Investments held in trust are invested in United States government securities (Treasury Bills) with a maturity of 180 days or less which are accounted for as a trading security and recorded at market value which approximates amortized cost. The excess of market value over cost, exclusive of the deferred interest described below, is included in interest income in the accompanying Statement of Operations.

Deferred Interest.  Deferred interest consists of 19.99% of the interest earned on the investments held in trust.

Income Taxes.  We account for income taxes using the asset and liability method as prescribed by Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes”. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Statutory taxes not based on income are included in operating expenses.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying financial statements.

Business Overview

Great Wall was formed on August 20, 2003 to serve as a vehicle to effect a merger, capital stock exchange, asset acquisition or other similar business combination with a company having its primary operations in the PRC. We intend to utilize cash derived from the proceeds of our initial public offering, our capital stock, debt or a combination of cash, capital stock and debt, to effect a business combination.

As previously announced, on September 13, 2005, Great Wall announced that holders of a majority of the outstanding ordinary shares of ChinaCast Communication Holdings Limited (the “ChinaCast Majority”) have irrevocably agreed to accept a pre-conditional voluntary tender offer to be made by Great Wall, under which each ChinaCast shareholder will have the option to receive for the tender of his or her shares Great Wall common stock or cash. ChinaCast is one of the leading providers of e-learning services to K-12 schools, universities, government agencies and corporate enterprises in the People’s Republic of China and has been listed on the Main Board of the Singapore Exchange Securities Trading Limited since May 2004. Additional information concerning ChinaCast and the proposed acquisition is contained in our Current Report on Form 8-K, filed with the U.S. Securities and Exchange Commission on September 14, 2005, and our definitive proxy statement, dated March 8, 2006, both of which are available on the SEC’s website at www.sec.gov.

Great Wall has entered Letters of Undertaking with shareholders of ChinaCast holding in the aggregate 50.54% of the outstanding ChinaCast shares, in which they agree to tender into Great Wall’s Offer and elect the Stock Offer. Pursuant to their respective Letters of Undertaking, the ChinaCast Majority irrevocably and unconditionally also agreed, among other things:

•	except as otherwise permitted by the Letter of Undertaking, to not transfer, dispose of or create an encumbrance on any of their ChinaCast shares from September 13, 2005 (the “Commencement Date”), until the earlier of the date that the Offer lapses unconsummated or Great Wall withdraws the Offer (the “Expiration Time”);

•	to not breach their obligations under the Letters of Undertaking;

•	except with Great Wall’s prior written consent, during the period from the Commencement Date and ending at the Expiration Time, to not directly or indirectly solicit, encourage (including without limitation, by way of providing information concerning Great Wall and/or any of its subsidiaries to any person), vote in favor of, initiate or participate in any tender (including without limitation accepting any tender offer), negotiations, discussions or resolutions with respect to any expression of interest, offer or proposal by any person other than Great Wall to acquire an interest in all or a substantial part of the business, operations or undertakings of ChinaCast and its subsidiaries or in five percent or more of the issued share capital of ChinaCast, acquire control of ChinaCast or otherwise acquire or merge with ChinaCast (including by way of scheme of arrangement, capital restructuring, tender offer, joint venture or dual listed company structure);

•	within seven business days after the date of dispatch of the offer document in respect of the Offer, to tender their ChinaCast shares and elect the Stock Offer; and

•	notwithstanding any rights of withdrawal under the Singapore Code on Takeovers and Mergers, to not withdraw any of their ChinaCast shares tendered, unless the Offer lapses without Great Wall’s having accepted their tendered shares or is withdrawn by Great Wall.

Upon purchase of at least a majority of ChinaCast shares, ChinaCast and its subsidiaries will become subsidiaries of Great Wall, which in turn will be at least 65.7% owned by former ChinaCast shareholders (assuming no Public Shareholders exercise conversion rights with respect to the acquisition). Assuming that all current ChinaCast shareholders (including the ChinaCast Majority) elect the Stock Offer for all of their ChinaCast shares, an aggregate of approximately 20,752,301 shares of additional Great Wall common stock will be issued, representing approximately 79% of the Great Wall common stock that would be outstanding after giving effect to such issuance (and assuming no Public Shareholders exercise conversion rights with respect to the acquisition). If Public Shareholders elect conversion, the percentage ownership of the combined company by former ChinaCast stockholders will increase to between a minimum of 74.1% and a maximum of 84.8%.

Results of Operations

We had net loss of $1,214,957 for the year ended December 31, 2005 as compared to net loss of $141,152 for the year ended December 31, 2004. The increase in net loss was the result of an increase in operating expenses in connection with, among other things, our initial public offering, our filing reports under the Securities Exchange Act of 1934, and our searching for a target business. For the year ended December 31, 2005, we incurred $50,783 of travel expenses, capital based taxes $73,329, $1,572,791 for professional fees, $6,000 for rent and administrative services, transfer agent fees of $14,686, other operating costs of $1,030, income taxes of $36,602 and earned interest income on the Trust Fund investment of $540,264. We have incurred consulting fees of $85,000 for a third party to assist us finding a prospective target business for our business combination (included in professional fees above) pursuant to an agreement we entered into as of April 1, 2005, which may be terminated by one party in connection with a material violation of the agreement by the other party, or by either party for any reason upon 30 days prior written notice. Under this consulting agreement, the consultant is entitled to fees of $10,000 per month before December 1, 2005 and $5,000 per month after December 1, 2005 and reasonable travel and out-of-pocket expenses. Also included in professional fees is $808,000 of accounting fees incurred by ChinaCast relating to the Offer which is being reimbursed by one of our stockholders and therefor is recorded as an expense by us.

We had net income of $30,217 for the three months ended March 31, 2006 as compared to a net loss of $(44,317) for the three months ended March 31, 2005. The increase in net income was the result of an increase in operating expenses in connection with, among other things, our initial public offering, our filing reports under the Securities Exchange Act of 1934, and our searching for a target business. For the three months ended March 31, 2006, we incurred $8,493 of travel expenses, $59,698 of professional fees, $6,000 of capital taxes, $1,500 of expenses pursuant to a monthly administrative services agreement, $9,247 of transfer agent fees, other operating costs of $246 and income taxes of $75,000, offset by interest income on our IPO trust fund investment of $190,664.

For the three months ended March 31, 2005, we incurred $12,388 of travel expenses, $23,000 of capital based taxes, $101,045 of professional fees, $1,500 of expenses pursuant to a monthly administrative services agreement, $4,160 of transfer agent fees and other operating costs of $180, offset by interest income on the Trust Fund investment of $97,956.

Net loss of $(1,327,105) for the period from August 20, 2003 (inception) to March 31, 2006 consisted of $94,665 of travel expenses, $146,641 of capital based taxes, $1,817,080 of professional fees, $12,000 of expenses pursuant to a monthly administrative services agreement, transfer agent fees of $34,531, other operating costs of $4,100, interest expense of $1,374 and income taxes of $111,602, offset by interest income on the Trust Fund investment of $894,888.

Great Wall consummated its IPO on March 23, 2004. Gross proceeds from it were $24,000,000. Great Wall paid a total of $1,680,000 in underwriting discounts and commissions, and approximately $1,095,000 was paid for costs and expenses related to the IPO, including $720,000 for the underwriters’ non-accountable expense allowance of 3% of the gross proceeds. On March 30, 2004, the underwriters exercised their over-allotment option to sell an additional 515,975 units for additional gross proceeds of $3,095,850. Great Wall paid a total of approximately $216,700 in underwriting discounts and commissions, and approximately $118,000 was paid for costs and expenses related to the IPO, including approximately $93,000 for the underwriters’ non-accountable expense allowance of 3% of the gross proceeds. After deducting underwriting discounts and commissions and offering expenses, the total net proceeds to Great Wall from the offering were approximately $23,986,000, of which approximately $23,161,000 was deposited into the IPO trust account. The remaining proceeds are available to be used by it to provide for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. As of March 31, 2006, there was approximately $24,267,851 held in the IPO trust account.

Great Wall has used the net proceeds of its IPO to seek to acquire a target business, including identifying and evaluating prospective acquisition candidates, selecting the target business, and structuring, negotiating and consummating the business combination. To the extent that its capital stock is used in whole or in part as consideration to effect a business combination, the proceeds held in the IPO trust account as well as any other net proceeds not expended will be used to finance the operations of the target business. Over this time, it anticipates approximately $175,000 of expenses for legal, accounting and other expenses attendant to due diligence investigations, structuring and negotiating a business combination, $50,000 of expenses for due diligence and investigation of a target business, $40,000 of expenses in legal and accounting fees relating to our SEC reporting obligations, $12,000 for the administrative fee payable to Sherleigh Associates LLC ($500 per month for two years) and $653,000 for general working capital that will be used for miscellaneous expenses and reserves, including approximately $125,000 for director and officer liability insurance premiums. We continue to incur expenses related to our search for target businesses with which to complete a business combination. We anticipate that the costs required to consummate the proposed ChinaCast acquisition will greatly exceed our available cash, and that we will not be able to do so without receiving additional funds and/or reaching agreements with our professional service providers to defer their fees and expenses (in addition to those fees and expenses that are included in accrued expenses). We expect these expenses would ultimately be borne by the combined company if the proposed ChinaCast acquisition is completed. If it is not, they would be subject to the indemnification obligations of Messrs. Kin Shing Li and Justin Tang, two of the Company’s pre-IPO stockholders, to the Company. If these obligations are not performed or are inadequate, it is possible that vendors or service providers could seek to recover these expenses from the IPO trust account, which could ultimately deplete the IPO trust account and reduce a stockholder’s current pro rata portion of the IPO trust account upon liquidation.

Commencing on March 17, 2004 and ending upon the acquisition of a target business, Great Wall incurs a fee from Sherleigh Associates LLC of $500 per month for providing it with office space and certain office and secretarial services. Jack Silver, one of Great Wall’s pre-IPO stockholders, is the principal investor and manager of Sherleigh. In addition, in October 2003, Kin Shing Li, Great Wall’s Chairman of the Board and Chief Executive Officer, and Justin Tang, one of Great Wall’s principal stockholders, advanced an aggregate of $35,000 to Great Wall for payment on its behalf of offering expenses. These loans were repaid following Great Wall’s IPO from the proceeds of the offering.

On March 21, 2006, after approval thereof at our special meeting of stockholders held that day, we filed with the Secretary of State of the State of Delaware a certificate of amendment to our certificate of incorporation, the effect of which was to (i) eliminate the provision of our certificate of incorporation that purported to prohibit amending its ‘business combination‘ provisions; (ii) extend the date before which we must complete a business combination, to avoid being required to liquidate, from March 23, 2006 to December 31, 2006; and (iii) allow holders of up to 20% of the shares issued in our initial public offering (‘Public Shares‘) who vote against the proposals considered at the meeting and election conversion to convert their Public Shares into cash held in our IPO trust account. There is no assurance that we will be able to successfully effect a business combination during this period. This factor raises substantial doubt about our ability to continue as a going concern.

Off Balance Sheet Arrangements.  Options and warrants issued in conjunction with our IPO are equity linked derivatives and accordingly represent off balance sheet arrangements. The options and warrants meet the scope exception in paragraph 11(a) of FAS 133 and are accordingly not accounted for as derivatives for purposes of FAS 133, but instead are accounted for as equity. See the notes to the December 31, 2005 financial statements for a discussion of outstanding options and warrants.

UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated balance sheet combines the consolidated historical balance sheet of ChinaCast Communication Holdings Limited, its subsidiaries, and CCLX (together, “ChinaCast”) and the historical balance sheet of Great Wall as of December 31, 2005.

The following unaudited pro forma condensed consolidated statements of operations combine the historical statements of operations of ChinaCast and Great Wall for the year ended December 31, 2005, giving effect to the Acquisition as if it had occurred on January 1, 2005.

The unaudited pro forma condensed consolidated balance sheet at December 31, 2005 and the statement of operations for the year then ended has been prepared assuming that (a) 100% of both ChinaCast and Great Wall stockholders approve the Acquisition (Maximum Approval) and (b) only 80.0% of Great Wall stockholders and 50.85% of ChinaCast shareholders approve the Acquisition (Minimal Approval).

We are providing this information to aid you in your analysis of the financial aspects of the Acquisition. The unaudited pro forma condensed consolidated financial statements described above should be read in conjunction with the historical financial statements of ChinaCast and Great Wall and the related notes thereto. The unaudited pro forma information is not necessarily indicative of the financial position or results of operations that may have actually occurred had the Acquisition taken place on the dates noted, or the future financial position or operating results of the combined company.

The unaudited pro forma condensed consolidated financial statements were prepared treating the Acquisition as a recapitalization of ChinaCast. Since Great Wall is not an operating company and the shareholders of ChinaCast will control the combined company after the Acquisition, the Acquisition is treated as the issuance of shares of ChinaCast for the net tangible assets (consisting principally of cash) of Great Wall. Therefore, no goodwill has been recorded in the Acquisition.

The unaudited pro forma combined financial information is presented for illustrative purposes only and is not necessarily indicative of the operation results that would have actually achieved if the Acquisition had consummated as of the beginning of the period indicated, nor is it necessarily indicative of the future operating results of the combined business.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
ASSUMING MAXIMUM APPROVAL
DECEMBER 31, 2005

			Pro Forma		Pro Forma
	Chinacast	Great Wall	Adjustments		Combined
	In thousands

ASSETS
Current assets:
Cash and cash equivalents	$14,915	$130	$24,040	A	$39,085
Investments held in trust		24,040	(24,040)	A	—
Term deposits	33,928				33,928
Accounts receivables, net	4,867				4,867
Inventory	406				406
Prepaid expenses and other current assets	2,043	1	(507)	D	1,537
Amount due from related parties — non trade	1,067				1,067

Total current assets	57,226	24,171	(507)		80,890
Non-current assets:
Property, plant and equipment	2,511	—			$2,511
Acquired intangible assets, net	2,402				2,402
Deposit for acquiring PP&E	471	—			471
Goodwill	438				438
Long-term investments	2,391				2,391
Deferred tax assets	43	127			170
Non-current advances to a related party	18,398				18,398

Total non-current assets	26,654	127	—		26,781

Total assets	$83,880	$24,298	$(507)		$107,671

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payables	$1,316	—			$1,316
Accrued expenses and other current liabilities	5,556	431			5,987
Due to ChinaCast		507	(507)	D
Income tax payable	3,504	229			3,733
Amount due to related parties — non trade	11				11
Current portion of capital lease obligation	19				19
Deferred interest		176	(176)	B	—

Total current liabilities	10,406	1,343	(683)		11,066
Non-current liabilities:
Capital lease obligation — long term	24	—			$24
Minority interest	2,877	—			2,877

Total liabilities	13,307	836	(176)		13,967
Common stock subject to redemption		4,630	(4,630)	B	—
Shareholders’ equity:
Common stock	36,213	1	(36,213)	C	$3
			2	C
Additional paid-in capital	40,089	19,681	4,630	B	99,430
			36,213	C
			(2)	C
			(1,181)	C
Deferred share-based compensation	(146)				(146)
Accumulated other comprehensive loss	(194)				(194)
Accumulated deficit	(5,389)	(1,357)	176	B	(5,389)
			1,181	C

Total equity	70,573	18,832	4,806		93,704

Total liabilities and shareholders’ equity	$83,880	$24,298	$(507)		$107,671

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
ASSUMING MINIMUM APPROVAL
DECEMBER 31, 2005

			Pro Forma		Pro Forma
	Chinacast	Great Wall	Adjustments		Combined
			In thousands

ASSETS
Current assets:
Cash and cash equivalents	$14,915	$130	$24,040	A	$—
			(4,806)	B1
			(34,279)	B2
Investmens held in trust		24,040	(24,040)	A	—
Term deposits	33,928				33,928
Accounts receivables, net	4,867				4,867
Inventory	406				406
Prepaid expenses and other current assets	2,043	1	(507)	D	1,537
Amount due from related parties — non trade	1,067				1,067

Total current assets	57,226	24,171	(39,592)		41,805
Non-current assets:
Property, plant and equipment	2,511	—			$2,511
Acquired intangible assets, net	2,402				2,402
Deposit for acquiring PP&E	471	—			471
Goodwill	438				438
Long-term investments	2,391				2,391
Deferred tax assets	43	127			170
Non-current advances to a related party	18,398				18,398

Total non-current assets	26,654	127	—		26,781

Total assets	$83,880	$24,298	$(39,592)		$68,586

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Cash overdraft			$1,989	B2	$1,989
Accounts payables	$1,316	—			1,316
Accrued expenses and other current liabilities	5,556	431			5,987
Due to ChinaCast		507	(507)	D	—
Income tax payable	3,504	229			3,733
Amount due to related parties — non trade	11				11
Current portion of capital lease obligation	19				19
Deferred interest		176	(176)	B1	—

Total current liabilities	10,406	836	849		13,055
Non-current liabilities:
Capital lease obligation — long term	24	—			24
Minority interest	2,877	—			2,877

Total liabilities	13,307	836	1,356		15,956
Common stock subject to redemption		4,630	(4,630)	B1	—
Shareholders’ equity:
Common stock	36,213	1	1	C	$2
			(36,213)	C
Additional paid-in capital	40,089	19,681	(36,268)	B2	58,357
			(1,357)	C
			36,212	C
Deferred share-based compensation	(146)				(146)
Accumulated other comprehensive loss	(194)				(194)
Accumulated deficit	(5,389)	(1,357)	1,357	C	(5,389)

Total equity	70,573	18,832	(35,811)		52,630

Total liabilities and shareholders’ equity	$83,880	$24,298	$(39,592)		$68,586

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
ASSUMING MAXIMUM APPROVAL
FOR THE YEAR ENDED DECEMBER 31, 2005

			Pro Forma			Pro Forma
	Chinacast	Great Wall	Adjustments			Combined
	In thousands

Revenues
Service	$15,186	$—	$—			$15,186
Equipment	3,692	—				3,692

	18,878					18,878
Cost of Revenue
Service	(5,540)					(5,540)
Equipment	(3,600)					(3,600)

	(9,140)					(9,140)

Gross profit	9,738	—	—			9,738

Operating (expenses) income:
Selling and marketing expenses	(439)	—	—			(439)
General and administrative expenses	(4,469)	(1,718)	—			(6,187)
Foreign exchange loss	(291)					(291)
Management service fee	1,770	—	—			1,770

Total operating (expenses) income, net	(3,429)	(1,718)	—			(5,147)

Income (loss) from operations	6,309	(1,718)	—			4,591

Interest income	570	540	135	B		1,245
Other income	72	—				72
Interest expenses	(2)	—				(2)

Income before income taxes	6,949	(1,178)	135			5,906
Income taxes	(1,306)	(37)	—			(1,343)

Net income after income taxes before equity earnings of affiliates	5,643	(1,215)	135			4,563
Equity earnings of affiliated companies	(50)	—	—			(50)
Minority interest	(207)					(207)

Net income (loss)	5,386	(1,215)	135			4,306
Deemed dividend on redeemable convertible preference shares	—	—	—			—

Income attributable to holders of ordinary shares	$5,386	$(1,215)	$135			$4,306

Earnings (Loss) per common share — basic	$0.01	$(0.22)		(E	)	$0.16
Earnings (Loss) per common share — diluted	$0.01	$(0.22)		(E	)	$0.16

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
ASSUMING MINIMUM APPROVAL
FOR THE YEAR ENDED DECEMBER 31, 2005

			Pro Forma			Pro Forma
	Chinacast	Great Wall	Adjustments			Combined
	In thousands

Revenues
Service	$15,186	$—	$—			$15,186
Equipment	3,692	—				3,692

	18,878					18,878
Cost of Revenue
Service	(5,540)					(5,540)
Equipment	(3,600)					(3,600)

	(9,140)					(9,140)

Gross profit	9,738	—	—			9,738

Operating (expenses) income:
Selling and marketing expenses	(439)	—	—			(439)
General and administrative expenses	(4,469)	(1,718)	—			(6,187)
Foreign exchange loss	(291)					(291)
Management service fee	1,770	—	—			1,770

Total operating (expenses) income, net	(3,429)	(1,718)	—			(5,147)

Income (loss) from operations	6,309	(1,718)	—			4,591

Interest income	570	540				1,110
Other income	72	—				72
Interest expenses	(2)	—				(2)

Income before income taxes	6,949	(1,178)	—			5,771
Income taxes	(1,306)	(37)	—			(1,343)

Net income after income taxes before equity earnings of affiliates	5,643	(1,215)	—			4,428
Equity earnings of affiliated companies	(50)	—	—			(50)
Minority interest	(207)					(207)

Net income (loss)	5,386	(1,215)	—			4,171
Deemed dividend on redeemable convertible preference shares	—	—	—			—

Income attributable to holders of ordinary shares	$5,386	$(1,215)	$—			$4,171

Earnings (Loss) per common share — basic	$0.01	$(0.22)		(E	)	$0.28

Earnings (Loss) per common share — diluted	$0.01	$(0.22)		(E	)	$0.27

Unaudited Pro Forma Condensed Consolidated Financial Statements
Pro Forma Adjustments

A	to record the release of funds held in trust by Great Wall

B	assuming maximum approval, to reclassify common stock held in trust to permanent equity and to record related deferred interest as income

B1	assuming minimum approval, to record refund of funds to Great Wall dissenting shareholders

B1	assuming minimum approval, to record refund of funds to ChinaCast dissenting shareholders

C	to record the shares issued in the Acquisition, to eliminate the accumulated deficit (as adjusted when assuming maximum approval) of Great Wall and to record the recapitalization of ChinaCast

D	to eliminate intercompany transactions

E	Pro forma net income per share was calculated by dividing pro forma net income by the weighted average number of shares outstanding as follows:

	Year Ended December 31, 2005
		Assuming
		Minimum
	Assuming Maximum	Approval
	Approval	(80%) of Great Wall &
	(100%)	(50.85%) of ChinaCast

Shares issued in the Acquisition	20,752,301	10,551,526
Great Wall weighted average shares	5,515,975	4,612,781

Basic shares	26,268,276	15,164,307
Great Wall warrants incremental shares	380,657	380,657

Diluted shares	26,648,933	15,544,964

The units underlying the underwriters purchase option have not been considered since the related exercise prices are in excess of the market prices during the period.

DIRECTORS AND MANAGEMENT

Directors and Management Following the Offer

Upon consummation of the Offer, Great Wall and ChinaCast intend the Board of Directors, executive officers and key employees of the combined company be as follows:

Name	Age	Position

Yin Jianping	45	Executive Chairman of the Board
Ron Chan Tze Ngon	50	Chief Executive Officer and Director
Li Wei	43	Chief Operating Officer and Director
Antonio Sena	51	Chief Financial Officer and Company Secretary
David Sun Guangfeng	35	Chief Technology Officer
Michael J. Santos	44	Chief Marketing Officer
Jim Ma Jim Lok	34	Vice President, Finance
Kin Shing Li	49	Director
Justin Tang	35	Director

Yin Jianping is the Chairman of ChinaCast and is responsible for its overall management, operations and strategic direction. Mr. Yin graduated from the Southwest Finance and Economy University of China with a bachelor’s degree in finance. From 1984 to 1993, Mr. Yin worked in various PRC government departments, including heading the Economic Planning Department of the Tibet Municipal Government and serving as

Economic Planning Officer of Naqu Region, Tibet Province. Mr. Yin left government service, and from 1993 to 1997 ran his own businesses in Sichuan Province, PRC. Prior to joining ChinaCast in 2000, he was the president of Lasha Beer Company Limited, in charge of its daily operations from 1997 to 2000.

Ron Chan Tze Ngon is ChinaCast’s Chief Executive Officer, responsible for ChinaCast’s strategic direction and shaping its various business models. Mr. Chan was appointed Chief Executive Officer in 1999 at ChinaCast’s inception. Mr. Chan worked as a sales executive in Sun Hung Kai (China) Limited from 1983 to 1985, and from 1985 to 1986 was sales manager for Unisys China Limited. From 1987 to 1988, he was strategic account manager for Unisys Asia Limited, and thereafter joined Unisys Hong Kong Limited as a sales director until 1990. Mr. Chan then joined CL Computer China/Hong Kong Limited as its general manager prior to founding, in 1993, Technology Ventures Holdings, an information technology company currently listed on the Hong Kong Stock Exchange. Mr. Chan holds a Master of Science, Mathematics degree and a Master of Computer Science degree, both from Concordia University, Montreal, Canada.

Li Wei is the Chief Operating Officer of ChinaCast, overseeing ChinaCast’s daily operational and management activities. Prior to joining ChinaCast in 2001, Mr. Li was a business director for China Orient Satellite. From 1987 to 1995, Mr. Li served in the China Liberation Army as an auditor. From 1996 to 1999, Mr. Li was the General Manager of Finance for China Venture Investment Co. Mr. Li holds a Bachelor’s degree in Finance and Accounting from the Wuhan Military & Economic College and a Master’s degree in Business Administration from the People’s University.

Antonio Sena is ChinaCast’s Chief Financial Office, overseeing and coordinating the operation of its finance department as well as managing the financial functions. Mr. Sena is an Australian Chartered Accountant and ran his own management consulting practice prior to joining ChinaCast in 2004. Before that, he was the Chief Financial Officer of Fujitsu PC Asia Pacific and worked with the Byron Richfield Group in Hong Kong as Finance Director. From 1985 to 1990, he was the General Manager of Imagineering Asia, a large Australian listed IT distributor. Mr. Sena holds a Bachelor of Economics from the University of Sydney (Australia) and a Master of Commerce from the University of New South Wales. He is a fellow of CPA Australia.

David Sun Guangfeng joined ChinaCast in 2000 as the Assistant to the Chief Operating Officer. As Chief Technology Officer, he is responsible for engineering and product development initiatives from both a development and custom solutions perspective. Prior to joining ChinaCast, he worked with Hughes Network Systems from 1999 to 2000 as a sales account manager. Mr. Sun was employed by Gilat Satellite Networks from 1997 to 1999. Prior to that, he was a research and development engineer of Aerospace Fudao Hi-tech Co. Mr. Sun holds a Bachelor of Electrical Engineering degree from Anhui University and a Master of Electrical Engineering degree from China Aerospace.

Michael J. Santos joined ChinaCast in 2001 and is the Chief Marketing Officer, with responsibility for ChinaCast’s corporate marketing, strategic business development, fund raising activities and investor relations. Mr. Santos worked with Hughes Network Systems from 1988 to 2001, where he was Senior Director, Asia-Pacific, responsible for all sales, marketing, customer support and business development activities in the Asia-Pacific region. Mr. Santos holds a Bachelor of Science (Electrical Engineering) degree as well as a Master of Science (Computer Science) degree from George Washington University, in Washington, D.C.

Jim Ma Jim Lok joined ChinaCast in 1999 and is the Vice President of Finance. He is responsible for the financial reporting, cultivating/maintaining investor relationships and other corporate finance activities. Mr. Ma was a programmer during 1993 with Cambridge Neural Dynamics Ltd. From 1994 to 1999, he worked at Lippo Securities Limited as an associate director involved in initial public offerings and other mergers and acquisitions related work. Mr. Ma holds a M.Phil. (Finance) and M.A. (Engineering), both from the Cambridge University in the United Kingdom. Mr. Ma is also a Chartered Financial Analyst.

Kin Shing Li has been chairman of the board and chief executive officer of Great Wall since September 2003 and its secretary since January 2004. Mr. Li has been the chairman of International Elite Limited, one of the largest centralized single-location outsourcing customer service call centers in the PRC, since he founded the business in 1999. Since March 2003, he has been a director and shareholder of PacificNet Communications Limited — Macao Commercial Offshore, a joint venture between International Elite and PacificNet Management Limited, a wholly-

owned subsidiary of PacificNet Inc., a public Nasdaq-listed provider of information technology consulting, system integration and information technology solutions in Asia. From October 1997 to September 1999, Mr. Li was a member of the board of directors of UTStarcom, Inc., a public Nasdaq-listed company that designs, manufactures, and markets broadband, narrowband, wireless access technology, and was the chief executive officer of one of its subsidiaries, UTStarcom Hong Kong Limited. In January 1997, Mr. Li founded Directel Communications Limited, a GSM sales and service company and has acted as its chairman since that date. In 1994, he founded China-HongKong Telelink Company Limited, the first roaming paging service provider between Hong Kong and the PRC and acted as its chairman until he sold it to UTStarcom Inc. in 1997. Mr. Li founded his first call center in China in 1988 as the founder and general manager of the 81st Army Paging Company in Guangzhou, China.

Justin Tang in 2001 led the buyout of eLong’s business from its parent company, Asia.com. Prior to the buyout, Mr. Tang was the founder and President of Asia.com. Mr. Tang was one of the co-founders of eLong.com, and he was responsible for eLong’s US$68 million merger with Mail.com and the formation of Asia.com. Prior to founding eLong.com, Mr. Tang was a Vice President at Oscar Gruss & Son Incorporated, a New York-based investment banking firm. He has also worked for Brookehill Equities, Inc., and Merrill Lynch & Co., and has seven years’ experience in venture investment and the financial service industry. Mr. Tang studied at Nanjing University in China and received his BS degree from Concordia College in the United States.

Meetings and Committees of the Board of Directors of Great Wall

Since Mr. Li is Great Wall’s sole director, its board held no formal meetings during the fiscal year ended December 31, 2005. Although Great Wall does not have any formal policy regarding director attendance at annual stockholder meetings, Great Wall attempts to schedule its annual meetings so that its director can attend. In addition, Great Wall expects its directors to attend all Board and committee meetings and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities.

Independence of Directors

In anticipation of being listed on the Nasdaq National Market, the combined company will elect to follow the rules of Nasdaq in determining whether a director is independent. The Board of Directors of the combined company will also consult with legal counsel to ensure that the Board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The Nasdaq listing standards define an “independent director” generally as a person, other than an officer of the company, who does not have a relationship with the company that would interfere with the director’s exercise of independent judgment. Consistent with these considerations, the Board of Directors of the combined company will, in accordance with the Company’s governing instruments and Delaware law, select and appoint or submit to stockholders for election candidates to the Board who will be independent directors of the combined company for the ensuing year.

Great Wall currently does not have an independent Board and is not required to have one.

Audit Committee

In anticipation of being listed on the Nasdaq National Market, the combined company will establish an audit committee, which, as required by Nasdaq listing standards, will be comprised of at least three independent directors who are also “financially literate.” The listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. The proposed audit committee members are financially literate. The Board believes that each of them has an understanding of generally accepted accounting principles and financial statements, the ability to assess the general application of such principles in connection with the company’s financial statements, including estimates, accruals and reserves, experience in analyzing or evaluating financial statements of similar breadth and complexity as the company’s, an understanding of internal controls and procedures for financial reporting and an understanding of audit committee functions.

Audit Committee Financial Expert.  In selecting candidates for the audit committee, the Board will ensure that at least one committee member will have appropriate educational credentials and expertise to qualify as an “audit committee financial expert” within the meaning of all applicable rules.

Current Great Wall Board of Directors.  Great Wall’s Board is currently composed of only one individual and does not have any committees.

Great Wall’s Principal Accountant

The firm of Goldstein Golub Kessler LLP (“GGK”) acts as Great Wall’s principal accountant. Through September 30, 2005, GGK had a continuing relationship with American Express Tax and Business Services Inc. (TBS), from which it leased auditing staff who were full time, permanent employees of TBS and through which its partners provide non-audit services. Subsequent to September 30, 2005, this relationship ceased and the firm established a similar relationship with RSM McGladrey, Inc. (RSM). GGK has no full-time employees and, therefore, none of the audit services performed were provided by permanent full-time employees of GGK. GGK manages and supervises the audit and audit staff, and is exclusively responsible for the opinion rendered in connection with its examination. The following is a summary of fees paid to GGK and RSM for services rendered.

Audit Fees.  Great Wall did not pay any audit fees to GGK and TBS during the fiscal year ended December 31, 2003. Great Wall has been billed $25,000 for the services GGK performed in connection with Great Wall’s IPO, including the financial statements included in its prospectus filed with the SEC on March 19, 2004. Great Wall paid or expects to pay GGK approximately $28,000 and $30,000, respectively, for the quarterly reports on Form 10-QSB for the quarters ended March 31, June 30, and September 30, and the year end audits during the years ended December 31, 2004 and 2005, respectively.

Audit Related Fees.  During the fiscal years ended December 31, 2004 and 2005, GGK billed Great Wall $3,150 and $5,675 for assurance and related services reasonably related to the performance of the audit or review of financial statements.

Tax Fees.  For the fiscal years ended December 31, 2004 and 2005, Great Wall paid or expects to pay TBS or RSM approximately $3,000 and $4,000, respectively, for tax compliance, tax advice and tax planning.

All Other Fees.  During the fiscal years ended December 31, 2004 and 2005, there were no fees billed for products and services provided by GGK, TBS or RSM other than those set forth above.

Audit Committee Approval.  Great Wall does not have an audit committee and as a result Great Wall’s sole director performs the duties of an audit committee. He evaluates and approves in advance the scope and cost of the engagement of an auditor before the auditor renders audit and non-audit services. Great Wall does not rely on pre-approval policies and procedures.

Code of Ethics

In anticipation of the Offer, the Board of the combined company will adopt a code of ethics that applies to the combined company’s directors, officers and employees as well as those of its subsidiaries. Requests for copies of the combined company’s code of ethics, when adopted, should be sent in writing to Great Wall Acquisition Corporation, 660 Madison Avenue, 15th Floor, New York, New York 10021, Attention: Richard Xue, Consultant.

Great Wall has not yet adopted a formal code of ethics statement because the Board evaluated Great Wall’s business and the number of employees and determined that since the business is largely limited to maintaining its cash investments while its searches for a target company and consummates an acquisition, and the only person acting for Great Wall is the one director who is also the sole officer, general rules of fiduciary duty and federal and state securities laws are adequate ethical guidelines.

Nominating Committee Information

In anticipation of being listed on the Nasdaq National Market, the combined company will form a nominating committee in connection with the consummation of the Offer, each of whom will be independent under Nasdaq listing standards. The nominating committee will be responsible for overseeing the selection of persons to be nominated to serve on the combined company’s Board. The nominating committee will consider persons identified by its members, management, stockholders, investment bankers and others.

Other than the timing requirements of its by-laws described under “Description of the Combined Company’s Securities Following the Offer,” Great Wall does not have any restrictions on stockholder nominations under its charter or by-laws. The only restrictions are those applicable generally under Delaware corporate law and the federal proxy rules. Prior to the consummation of the Offer, Great Wall has not had a nominating committee or a formal means by which stockholders can nominate a director for election. Currently, Great Wall’s sole director has not proposed any nominees for director. The sole director is not “independent.” Currently, the sole director will consider suggestions from individual stockholders, subject to evaluation of the person’s merits. Stockholders may communicate nominee suggestions directly to the sole director, accompanied by biographical details and a statement of support for the nominees. The suggested nominee must also provide a statement of consent to being considered for nomination. Although there are no formal criteria for nominees, the sole director believes that persons should be actively engaged in business endeavors, have a financial background, and be familiar with acquisition strategies and money management.

Because the management and director of Great Wall are the same person, he has determined not to adopt a formal methodology for communications from stockholders on the belief that any communication would be brought to the Board’s attention by virtue of the co-extensive employment.

Director Compensation

The combined company intends to pay its non-employee directors a per diem for each Board meeting that they attend, reimburse their expenses incurred in attending meetings and award options to purchase shares of common stock to be issued on election, exercisable at the market price of the common stock on the date of issuance, vesting immediately and exercisable for five years. The options will be issued under a stock option plan approved by Great Wall’s board and stockholders in accordance with applicable law and the underlying common stock will be registered for issuance upon exercise. The amounts of compensation, numbers of shares subject to options and other terms of the compensation have not been finally determined.

Great Wall’s sole director does not currently receive any cash compensation for his service as such.

Executive Compensation

ChinaCast’s Executive Officers.  The following sets forth summary information concerning the compensation paid by ChinaCast to its chief executive officer and its other four most highly compensated officers during the last three fiscal years.

Management Compensation Summary

		2005		2004		2003
		Cash	Non-Cash	Cash	Non-cash	Cash	Non-cash
		Compensation	Compensation	Compensation	Compensation	Compensation	Compensation
			No. of Options		No. of Options		No. of Options
	Titles	RMB	Granted	RMB	Granted*	RMB	Granted

Yin Jian Pian	Director & Chairman	1,647,360		1,679,040		559,680
Ron Chan	Director & CEO	1,110,720		1,268,820	10,010,000	559,680
Li Wei	Director & COO	595,555		599,993		599,993
Antonio Sena	CFO	748,800		—		—
Michael Santos	CMO	1,497,600		1,526,400	1,750,000	1,526,400
David Sun	CTO	317,247		333,600		333,600
Jim Ma	Vice President, finance	823,680		839,520	7,000,000	839,520

*	the fair value of the options were valued at RMB1.012 per option as at the grant date

Great Wall Executive Officers.  The sole executive officer of Great Wall has not received any cash or non-cash compensation for services rendered to Great Wall. The sole executive officer has agreed not to take any compensation prior to the consummation of a business combination.

Commencing March 17, 2004 and ending upon the acquisition of a target business, Great Wall has paid and will continue to pay Sherleigh Associates, LLC, an affiliate of one of Great Wall’s existing stockholders prior to its IPO, a fee of US$500 per month for providing it with office space and certain office and secretarial services. Other than this US$500 per-month fee, no compensation of any kind, including finders and consulting fees, has been or will be paid to any Great Wall stockholder who acquired common stock prior to its IPO, or any of their respective affiliates, for services rendered prior to or in connection with a business combination. However, those Great Wall stockholders have been and will continue to be reimbursed for any out-of-pocket expenses incurred in connection with activities on Great Wall’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than Great Wall’s sole director, who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged.

Executive Compensation Determination

It is the intention of the combined company to determine executive compensation by a decision of the majority of the independent directors, at a meeting at which the chief executive officer will not be present. In the future, the Board may establish a committee. At this time, Great Wall does not believe a separate committee is necessary because no one is compensated for his or her services as such.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Great Wall

Prior to Great Wall’s IPO, Great Wall issued 430,000 shares of common stock to each of Kin Shing Li and Justin Tang for a total of US$24,993 in cash, or approximately $.058 per share. Great Wall also issued a total of 10,000 shares of common stock to Dr. Xiaolin Zhong, Dr. Ya-qin Zhang and Mr. Jack Silver for a total of $7 in cash, or $0.0001 per share. In January 2004, Great Wall’s Board authorized a two-for-one forward stock split of its common stock, effectively lowering these purchase prices to an overall average of $.025 per share. The number of shares held by each stockholder of Great Wall prior to its IPO is set forth below. The numbers of shares shown are the number of shares held after the split.

	Number of
Name	Shares	Relationship to Great Wall

Kin Shing Li	430,000	Chairman of the Board, Chief Executive Officer and Secretary
Justin Tang	430,000	Stockholder
Dr. Xiaolin Zhong	50,000	Former Director
Dr. Ya-qin Zhang	40,000	Former Director
Jack Silver	50,000	Stockholder(1)

(1)	Mr. Silver is an affiliate of Sherleigh Associates LLC, a company that provides Great Wall with office space and secretarial services.

The holders of the majority of these shares are entitled to make up to two demands that Great Wall register the public sale of these shares at any time after they are released from escrow. In addition, these stockholders have certain “piggy-back” registration rights on registration statements filed after such time. Great Wall will bear the expenses incurred in connection with the filing of any such registration statements.

Sherleigh Associates LLC, an affiliate of Mr. Silver, has agreed that, commencing in March 2004 through the date the Acquisition is consummated, it will make available to Great Wall a small amount of office space and certain office and secretarial services, as Great Wall may require from time to time. Great Wall has agreed to pay Sherleigh Associates LLC $500 per month for these services.

Kin Shing Li and Justin Tang each made advances of $17,500, aggregating $35,000, to Great Wall to cover expenses operating related to its IPO. The loans are payable with interest at a rate of 4% per year on the earlier of October 6, 2004 or the consummation of its IPO. Great Wall repaid these loans from the proceeds of its IPO. Mr. Tang has lent Great Wall a total of $250,000 during 2006 to fund expenses incurred in connection with the proposed Acquisition.

Great Wall has reimbursed and will reimburse its officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on its behalf, such as identifying and investigating possible target businesses and business combinations. There is no limit on the amount of accountable out-of-pocket expenses reimbursable by Great Wall, which will be reviewed only by its Board or a court of competent jurisdiction if such reimbursement is challenged.

Other than the US$500 per-month administrative fee and reimbursable out-of-pocket expenses payable to Great Wall officers and directors, no compensation or fees of any kind, including finders and consulting fees, will be paid to any Great Wall stockholder who acquired common stock prior to its IPO, officers or directors who owned common stock prior to the IPO, or to any of their respective affiliates for services rendered to Great Wall prior to or with respect to the business combination.

All ongoing and future transactions between Great Wall and any of its officers and directors or their respective affiliates, will be on terms believed by Great Wall to be no less favorable than are available from unaffiliated third parties and will require prior approval in each instance by the Great Wall Board.

BENEFICIAL OWNERSHIP OF SECURITIES

Five Percent Owners

Based upon filings made with the SEC under Section 13(d) of the Exchange Act on or before May 8, 2006, Great Wall is aware of the following beneficial owners of more than five percent of any class of its voting securities. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

	Amount and
	Nature of
	Beneficial
Name	Ownership	Percent of Class

Kin Shing Li(1)	430,000	7.8%
Justin Tang(2)	430,000	7.8%
North Pole Capital Master Fund, et al.(3)	424,700	7.2%
Jack Silver(4)	300,000	5.4%
Sapling, LLC(5)	299,000	5.4%
Amaranth LLC et al.(6)	501,535	9.1%
All directors and executive officers as a group (1 individual)	430,000	7.8%

(1)	Mr. Li’s business address is 660 Madison Avenue, 15th Floor, New York, New York 10021. The share amount does not include 305,000 shares of common stock issuable upon exercise of warrants that are not currently exercisable and will become exercisable only upon consummation of the Acquisition, but includes 50,000 common shares that Mr. Li has agreed to sell to Mr. Richard Xue, a consultant to Great Wall in connection with Mr. Xue’s consulting with Great Wall, which sale is contingent on Great Wall’s completion of a business combination and release of such shares from escrow.

(2)	Mr. Tang’s business address is c/o eLong, Inc., Union Plaza, Suite 604, 20 Chaoyang Men Wai Ave., Beijing 100020, China. Does not include 300,000 shares of common stock issuable upon exercise of warrants that are not currently exercisable and will become exercisable only upon consummation of the Acquisition.

(3)	The business address of North Pole Capital Master Fund is c/o Polar Securities Inc., 372 Bay Street, 21st floor, Toronto, Ontario M5H 2W9, Canada. Polar Securities Inc., a company incorporated under the laws of Ontario, Canada, serves as the investment manager to North Pole Capital Master Fund, a Cayman Islands exempted company. Paul Sabourin is the Chief Executive Officer and Chief Investment Officer of Polar Securities Inc. John Paul Cahill serves as a trader for Polar Securities, Inc. and has discretionary authority over the investments of North Pole Capital Master Fund. Kamran Siddiqui serves as a portfolio manager for Polar Securities Inc. and has discretionary authority over the investments of North Pole Capital Master Fund. The foregoing information was derived from a Schedule 13G filed with the SEC on October 20, 2005.

(4)	Mr. Silver’s business address is SIAR Capital LLC, 660 Madison Avenue, New York, New York 10021. The share amount includes 250,000 shares of common stock held by Sherleigh Associates Inc. Profit Sharing Plan, of which Mr. Silver is the trustee, and 50,000 shares of Common Stock held by Sherleigh which shares are being held in escrow pursuant to an escrow agreement among Mr. Silver, the Company and certain other shareholders. The foregoing information was derived from a Schedule 13G filed with the SEC on March 26, 2004 and amended February 9 and 27, 2006. Of these shares, 250,000 were purchased in the Company’s IPO.

(5)	The business address of Sapling, LLC is 535 Fifth Avenue, 31st Floor, New York, New York 10017. Fir Tree Value Master Fund, LP, a Cayman Island exempted limited partnership, is the sole member of Sapling, LLC, a Delaware limited liability company, and Fir Tree, Inc., a New York corporation, is the manager of Sapling LLC. Jeffrey Tannenbaum, President of Fir Tree, Inc., has sole dispositive and voting power over the shares held by Sapling, LLC. The foregoing information was derived from a Schedule 13G filed with the SEC on January 28, 2005.

(6)	The business address of Amaranth LLC is c/o Amaranth Advisors L.L.C., One American Lane, Greenwich, Connecticut 06831. Amaranth Advisors L.L.C., a Delaware limited liability company, is the trading advisor for Amaranth LLC, a Cayman Islands entity. Nicholas M. Maounis is the managing member of Amaranth Advisors L.L.C. The foregoing information was derived from a Schedule 13G filed with the SEC on October 27, 2005 and amended February 3, 2006.

None of the above stockholders has any voting rights that are different from the voting rights of any other stockholders.

Security Ownership of Officers and Directors of the Combined Company after the Acquisition

The following table sets forth information with respect to the beneficial ownership of the combined company’s common stock immediately after the consummation of the Offer by each officer, each director and all officers and directors as a group.

	Shares of	Approximate
	the Combined	Percentage of
	Company’s	Outstanding
Name	Common Stock(1)	Common Stock(2)

Yin Jianping	3,162,368	12.0%
Ron Chan Tze Ngon	3,103,543	11.8%
Wei Li	82,156	0.3%
Kin Shing Li	430,000	1.6%
Justin Tang	430,000	1.6%
Directors and officers (five persons) as a group	6,778,067	27.4%

(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.

(2)	Assumes full tender into the Offer and election of the Stock Offer, and no exercise of outstanding Great Wall warrants.

SHARES ELIGIBLE FOR FUTURE SALE

After the Acquisition of ChinaCast, there will be up to 26,268,276 shares of Great Wall common stock outstanding, which all but 1,000,000 Private Shares will be registered and freely tradable without securities law restriction. Additionally, any of such shares held by “affiliates,” as that term is defined in Rule 144 under the Securities Act, which generally includes officers, directors or 10% stockholders, will also be restricted from public sale as “restricted stock.” The shares of common stock being issued in connection with the Acquisition of ChinaCast , by virtue of registration hereunder, will be freely tradable. In addition, there are outstanding 9,031,950 warrants issued in Great Wall’s IPO, each to purchase one share of common stock, that are freely tradable. The common stock issuable upon exercise of the warrants will also be freely tradable, provided that there is a registration statement in effect at the time of their exercise. Great Wall intends to use its best efforts to cause such a registration statement to be in effect at such time as the warrants become exercisable. In addition, in connection with Great Wall’s IPO, we issued a unit purchase option to the representative of the underwriters which is exercisable for 400,000 units, consisting of one share of common stock and two warrants to purchase one share of common stock at US$6.95 per share, at an exercise price of US$9.90 per unit. The securities underlying the representative’s unit purchase option and underlying securities have registration rights and may be sold pursuant to Rule 144. Therefore, there are an aggregate of 36,500,226 shares of common stock that may be issued in the future upon exercise of outstanding warrants and options.

In general, under Rule 144, a person who has owned restricted shares beneficially for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of the then-average preceding four weeks’ average weekly trading volume or one percent of the total number of shares outstanding. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about the company. A person who has not been an affiliate of the company for at least the three months immediately preceding the sale and who has beneficially owned shares for at least two years is entitled to sell the shares under Rule 144 without regard to the limitations described above.

No prediction can be made about the effect that market sales of Great Wall common stock or the availability for sale of Great Wall common stock will have on its market price. Sales of substantial amounts of common stock in the public market could adversely affect the market price for our securities and could impair our future ability to raise capital through the sale of common stock or securities linked to it.

THE COMBINED COMPANY’S SECURITIES FOLLOWING THE OFFER

The following description of the material terms of the capital stock and warrants of the combined company following the Offer includes a summary of specified provisions of the certificate of incorporation (charter) and by-laws of Great Wall that will be in effect upon completion of the Offer. This description is subject to the relevant provisions of Delaware General Corporation Law (DGCL) and is qualified by reference to Great Wall’s charter and by-laws, copies of which are attached as Annex B, C and D to this proxy statement/prospectus and are incorporated in it by reference.

General

The combined company’s authorized capital stock will consist of 101,000,000 shares of all classes of capital stock, of which 100,000,000 will be shares of common stock, par value US$0.0001 per share, and 1,000,000 will be shares of preferred stock, par value US$0.0001 per share.

Common Stock

Holders of the combined company’s common stock will be entitled to one vote for each share on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Subject to the preferences and rights, if any, applicable to preferred stock, holders of common stock of the combined company are entitled to receive dividends if and when declared by the Board of Directors. Subject to the prior rights of the holders, if any, of preferred shares, holders of common stock are entitled to share ratably in any distribution of the assets of the combined company upon liquidation, dissolution or winding-up, after satisfaction of all debts and other liabilities.

The provisions of Great Wall’s charter regarding liquidation of Great Wall in the event that it does not consummate a business combination will not be included in the charter of the combined company.

Preferred Stock

Shares of preferred stock may be issued from time to time in one or more series. The Board of Directors of the combined company, without approval of the stockholders, will be authorized to designate series of preferred stock and to fix the rights, privileges, restrictions and conditions to be attached to each such series. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the common stock.

As of the date of this document, there are no outstanding shares of preferred stock of any series.

Warrants

Great Wall has 9,031,950 warrants currently outstanding, entitling the registered holder to purchase one share of common stock at US$5.00 per share. Great Wall also has one unit purchase option outstanding, entitling the holder to purchase 400,000 units, consisting of one share of common stock and two warrants to purchase one share of common stock at US$6.95 per share, at an exercise price of US$9.90 per unit. The warrants are each subject to adjustment as discussed below, and are exercisable at any time commencing on the completion of the Offer. The warrants will expire at 5:00 p.m., New York City time on March 16, 2009.

Great Wall may call the warrants for redemption in whole and not in part, at a price of US$.01 per warrant, at any time after they become exercisable, upon not less than 30 days’ prior written notice of redemption to each warrant holder; and if, and only if, the reported last sale price of the common stock equals or exceeds US$8.50 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.

The warrants have been issued in registered form under a warrant agreement between Continental Stock Transfer& Trust Company, as warrant agent, and Great Wall.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. Warrant holders do not have the rights or privileges of holders of common stock, or any voting rights, until they exercise their warrants and receive common stock. After the issuance of common stock upon exercise of the warrants, each holder will be entitled to one vote for each common share held of record on all matters to be voted on by stockholders.

The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the common stock issuable upon their exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside. No fractional shares will be issued upon exercise of the warrants. However, if a warrant holder exercises all warrants then owned of record by him, Great Wall will pay to the warrant holder, in lieu of the issuance of any fractional share which is otherwise issuable, an amount for such fractional share in cash based on the market value of the common stock on the last trading day prior to the exercise date.

Change of Control Provisions

A number of provisions in the combined company’s charter and by-laws and under the DGCL may make it more difficult to acquire control of the combined company. These provisions may have the effect of delaying, deferring, discouraging, preventing or rendering more difficult a future takeover attempt which is not approved by the combined company’s Board, but which individual stockholders may deem to be in their best interests or in which they may receive a substantial premium over then-current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. These provisions may also adversely affect the prevailing market price of the common stock. These provisions, which are described below, are intended to:

enhance the likelihood of continuity and stability in the Board;

discourage some types of transactions that may involve an actual or threatened change in control;

discourage certain tactics that may be used in proxy fights;

ensure that the Board will have sufficient time to act in what it believes to be in the best interests of the company and its stockholders; and

encourage persons seeking to acquire control to consult first with the Board to negotiate the terms of any proposed business combination or offer.

Unissued Shares of Capital Stock

Common Stock.  After the Offer, the combined company will have outstanding approximately           shares of common stock, assuming that no holders of Public Shares elect to exercise their conversion rights. The remaining authorized and unissued common stock will be available for future issuance without additional stockholder approval. While the additional shares are not designed to deter or prevent a change of control, under some circumstances the combined company could use them to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control, by, for example, issuing shares in private placements to purchasers who might side with the Board in opposing a hostile takeover bid.

Preferred Stock.  The charter will grant the Board authority, without any further vote or action by stockholders, to issue preferred stock in one or more series, fix the number of shares constituting the series and establish the preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares of the series. The existence of authorized but unissued preferred stock could reduce the company’s attractiveness as a target for an unsolicited takeover bid, since the company could, for example, issue preferred stock to parties who might oppose such a takeover bid, or issue shares with terms the potential acquirer may find unattractive. This may have the effect of delaying or preventing a change in control, discourage bids for the common stock at a premium over the market price, and adversely affect the market price, and voting and other rights of holders of common stock.

Classified Board of Directors, Vacancies and Removal of Directors

Great Wall’s charter and by-laws provide that the Board will be divided into three classes of even number or nearly even number, with each class elected for staggered three-year terms expiring in successive years.] Any effort to obtain control of the Board by causing the election of a majority of the Board may require more time than would be required without a staggered election structure. Under normal circumstances, stockholders may remove directors with or without cause. After the occurrence of a “triggering event,” however, stockholders may remove directors only for cause. A triggering event is defined in the charter to mean the first occurrence of a person or group that immediately after the transaction owned a majority of the combined voting power then outstanding ceasing to own a majority of the combined voting power. Vacancies in the combined company’s Board, including a vacancy created by increasing the size of the Board, may only be filled by a majority of the directors. Any director elected to fill a vacancy, including a vacancy created by increasing the size of the Board, will hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor shall have been duly elected and qualified. No decrease in the number of directors will shorten the term of any incumbent director. The charter and by-laws also provide that the number of directors will be fixed and increased or decreased from time to time by resolution of the Board, but the Board will at no time consist of fewer than three directors. These provisions may have the effect of slowing or impeding a third party from initiating a proxy contest, making a tender offer or otherwise attempting a change in the membership of the combined company’s Board that would effect a change of control.

Advance Notice Requirements for Nomination and Presentation of New Business; Action by Written Consent

Great Wall’s by-laws provide for advance notice requirements for stockholder proposals and nominations for director. Generally, to be timely, notice must be delivered to the secretary of the combined company at its principal executive offices not fewer than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. In addition, under the provisions of both the charter and by-laws, action may not be taken by written consent of stockholders; rather, any action taken by the stockholders must be effected at a duly called annual or special meeting. On or prior to the occurrence of a triggering event, special meetings may be called by the Board or by stockholders with a majority of the combined voting power then outstanding. After the occurrence of a triggering event, a special meeting may only be called by the Board. These provisions make it more procedurally difficult for a stockholder to place a proposal or nomination on the meeting agenda or to take action without a meeting, and therefore may reduce the likelihood that a stockholder will seek to take independent action to replace directors or seek a stockholder vote with respect to other matters that are not supported by management.

Business Combinations Under Delaware Law

As a Delaware corporation, Great Wall is subject to Section 203 of the DGCL, unless it elects in its charter not to be governed by that Section, which it has not done. Subject to specified exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless:

Before that date, the Board approved either the business combination or the transaction in which the stockholder became an interested stockholder;

Upon consummation of the transaction that resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares; or

On or after that date, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

A “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Please note this is entirely different from the “business combination” provisions of Great Wall’s Charter that exist because Great Wall is a “blank check” company. Except as otherwise described in the DGCL, an “interested stockholder” is any person owning 15% or more of the outstanding voting stock of the corporation, or who is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock at any time within three years immediately before the date of determination, and the affiliates and associates of that person.

Limitation of Liability of Directors

The charter will provides that no director will be personally liable to the combined company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent this limitation or exemption is not permitted by the DGCL. As currently enacted, the DGCL permits a corporation to provide in its charter that a director will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for: (i) any breach of the director’s duty of loyalty; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions or (iv) any transaction from which the director derived an improper personal benefit.

The principal effect of this provision is that a stockholder will be unable to recover monetary damages against a director for breach of fiduciary duty unless the stockholder can demonstrate that one of the exceptions listed above applies. This provision, however, will not eliminate or limit liability arising under federal securities laws. The combined company’s charter will not eliminate its directors’ fiduciary duties. The inclusion of this provision in the charter may, however, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited the combined company and its stockholders. This provision should not affect the availability of equitable remedies such as injunction or rescission based upon a director’s breach of his or her fiduciary duties.

The DGCL provides that a corporation may indemnify its directors and officers as well as its other employees and agents against judgments, fines, amounts paid in settlement and expenses, including attorneys’ fees, in connection with various proceedings, other than an action brought by or in the right of the corporation, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. A similar standard is applicable in the case of an action brought by or in the right of the corporation (commonly known as “derivative suits”), except that indemnification in such a case may only extend to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The combined company’s charter and, with regard to its officers, its by-laws provide that the combined company will indemnify its directors and officers to the fullest extent permitted by Delaware law. Under these provisions and subject to the DGCL, the combined company will be required to indemnify its directors and officers for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director’s or officer’s position with the combined company or another entity that the director or officer serves as a director, officer, employee or agent at the combined company’s request, subject to various conditions, and to advance funds to the combined company’s directors and officers before final disposition of such proceedings to enable them to defend against such proceedings. To receive indemnification, the director or officer must have been successful in the legal proceeding or have acted in good faith and in what was reasonably believed to be a lawful manner in the best interest of the combined company. The by-laws also specifically authorize the combined company to maintain insurance on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the combined company, or is or was serving at the combined company’s request as a director, officer, employee or agent of another entity, against certain liabilities.

Supermajority Voting Requirements

The provisions of the combined company’s charter governing, among other things, the classified Board, the liability of directors, the elimination of stockholder actions by written consent and the prohibition on the right of stockholders to call a special meeting, may not be amended, altered or repealed unless the amendment is approved, on or prior to the occurrence of a triggering event, by a majority of the combined voting power then outstanding, and after a triggering event, by the vote of holders of 75% of the then outstanding shares. This requirement exceeds the majority vote that would otherwise be required by the DGCL.

The combined company’s by-laws may be amended by the Board, on or prior to the occurrence of a triggering event, by a majority of the combined voting power then outstanding, and, after a triggering event, by the vote of holders of 75% of the then outstanding shares. These provisions make it more difficult for any person to remove or amend any provisions that may have an anti-takeover effect.

Quotation or Listing

Great Wall’s common stock, warrants and units are quoted on the OTC Bulletin Board. As required by the Letters of Undertaking, Great Wall is applying for listing of its securities on the Nasdaq National Market upon consummation of the Acquisition. If they are not so listed, Great Wall anticipates that its securities will continue to be quoted on the OTC Bulletin Board.

Transfer Agent and Registrar

The Transfer Agent and Registrar for the shares of Great Wall common stock, warrants and units is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004, (212) 509-4000.

Comparison of Stockholder Rights

Great Wall is incorporated under the laws Delaware and ChinaCast is a corporation organized under the laws of Bermuda. Upon consummation of the Offer, ChinaCast shareholders who have tendered their ChinaCast shares into the Offer and elected the Stock Offer will exchange their ChinaCast shares for newly issued Great Wall common shares. Your rights as a Great Wall stockholder will be governed by Delaware law and Great Wall’s charter and by-laws. The following is a comparison of the material rights of stockholders of Great Wall and ChinaCast, under each company’s organizational documents and the statutory framework in Delaware and Bermuda.

The form of Great Wall’s charter and by-laws are included in this document as Annexes B, C and D, and are incorporated into this document by reference. The following description does not purport to be complete and is qualified by reference to the DGCL, Bermuda Law and the organizational documents of Great Wall and ChinaCast.

Comparison of Certain Charter and Bye-law Provisions of Great Wall and ChinaCast.

	Great Wall	ChinaCast	Combined Company

GENERAL MATTERS
Purpose	To engage in any lawful act not prohibited by law.	To carry on business as a holding company and to acquire and hold shares, stocks, etc issued by various entities whether in Bermuda or elsewhere.	Same as Great Wall.
Standard form of business objects.
Registered office	9 East Loockerman Street, Dover, Kent County, Delaware.	Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermuda.	Same as Great Wall.
Transfer agent	Continental Stock Transfer & Trust Company.	Reid Management Limited.	Same as Great Wall.
CAPITAL STRUCTURE
Authorized capital stock	21 million, of which:

• 20 million are shares of common stock, par value $0.0001 per share; and

• 1 million are shares of preferred stock, par value $0.0001 per share. Great Wall’s shares are registered shares.	US$60,000,000 divided into 6,000,000,000 shares of US$0.08 each.	101,000,000 million, of which:

• 100,000,000 million are shares of common stock, par value $0.0001 per share; and

• 1 million are shares of preferred stock, par value $0.0001 per share. Great Wall’s shares are registered shares.
Par value; changes in capitalization	Stated in United States dollars; changes in capital generally require stockholder approval.	Stated in United States dollars; changes in capital generally require shareholders’ approval.	Same as Great Wall.
Preferred (Preference) Shares	Directors may fix the designations, powers, preferences, rights, qualifications, limitations and restrictions by resolution.	Currently the authorized share capital does not include any class of preference shares and there are no preference shares in issue. Shareholders’ approval required to create new class(es) of preference shares. Any new shares shall be issued upon such terms and conditions and with such rights, privileges or restrictions as the shareholders or the Board of Directors may determine, subject to the class rights of existing classes of shareholders.	Same as Great Wall.
Redemption and repurchase of equity	Shares may be repurchased or otherwise acquired, provided the company’s capital will not be impaired. Company may hold or sell treasury shares.	Shares may be repurchased in accordance with provisions of the Bermuda Companies Act. No provision for treasury shares.	Same as Great Wall.

	Great Wall	ChinaCast	Combined Company

STOCKHOLDERS
Annual meetings	Date, time and place of the annual meeting is determined by the Board of Directors.	Company shall in each year hold an annual general meeting, and not more than 15 months shall elapse between one annual general meeting and the next.	Same as Great Wall.
Date, time and place of the annual meeting is determined by the Board of Directors.
Special meetings	Special meetings may be called by a majority of the Board or by the chief executive officer, and must be called by the secretary if requested by holders of a majority of the shares of capital stock.	Special general meetings may be called by the Board of Directors and must be called by the directors if requisitioned by holders of at least one-tenth of the paid-up capital.	Same as Great Wall.
Notice of meetings	Not less than ten nor more than 60 days.	For an annual general meeting and a meeting called for the passing of a Special Resolution, at least 21 clear days’ notice in writing. For other meetings, at least 14 clear days’ notice.	Same as Great Wall.
Quorum requirements	The holders of a majority of the capital stock outstanding, present in person or represented by proxy, constitutes a quorum. Meeting may be adjourned for up to 30 days without additional notice to stockholders.	Two shareholders present in person or by duly authorized corporate representative or by proxy and entitled to vote.	Same as Great Wall.
Location	Within or outside Delaware.	Anywhere as determined by the Board.	Same as Great Wall.
Record date for voting	As fixed by the directors, no more than 60 nor less than ten days before the meeting. If not fixed, the day before notice of meeting is given.	Not provided in the Bye-laws.	Same as Great Wall.
Action by written consent	Permitted. Holders of a sufficient number of shares to approve at a meeting with 100% attendance is required. If not unanimous, notice must be given to others.	Written resolutions of shareholders permitted. Need to be signed by all the shareholders who would have been entitled to attend a meeting.	Same as Great Wall.
Notice requirements for stockholder nominations and other proposals	In general, to bring a matter before an annual meeting or nominate a candidate for director, a stockholder must give notice of the proposed matter or nomination not less than 60 and not more than 90 days prior to the date of the annual meeting.

	In the event that less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder, to be timely, must be received no later than the close of business on the tenth day following the date notice of the meeting was mailed or public disclosure was made, whichever first occurs.	To nominate a candidate for director, a shareholder (other than the person proposed) must give notice of the proposed nomination at least 11 clear days before the date of the general meeting.	Same as Great Wall.

	Great Wall	ChinaCast	Combined Company

Cumulative voting	None.	None.	Same as Great Wall.
BOARD OF DIRECTORS
General	The Board shall consist of at least one and not more than nine directors, the exact number determined from time to time by resolution adopted by a majority of the entire Board. Great Wall currently has one director. The Board has all powers to govern the corporation not reserved to the stockholders. Directors appoint the officers, subject to the by-laws, with such powers as the Board determines.	The Board shall consist of not less than two Directors and not more than 20. All Directors must be natural persons.

ChinaCast currently has six directors.

The management of the business of the Company is vested in the Board.

		Directors need not be shareholders.	Same as Great Wall.
Directors need not be stockholders.
Election	By the stockholders as entitled by the terms of the class of their stock, including the holders of common stock.	By the shareholders or by the Board, in accordance with the provisions of the Bye-laws.	Same as Great Wall.
Classes of directors; term	The Board is divided into three classes of directors, designated Class A, Class B and Class C. The number of directors in each class must be as nearly equal as possible. Each director serves for a three-year term.	The Board is subject to a one-third retirement by rotation at each annual general meeting. Each director shall retire at least once every three years. Retiring Directors are eligible for re-election.	Same as Great Wall.
Board quorum and vote requirements	A majority of the entire Board constitutes a quorum. The affirmative vote of a majority of directors present at a meeting at which there is a quorum constitutes action by the Board (unless a greater vote is required by law).	Unless otherwise determined by the Board, two directors is the quorum. Decisions at meetings are made by a majority of votes and if there is an equality, the Chairman shall have a second and casting vote except when only two Directors are present and form a quorum or only two Directors are competent to vote on the question in issue.	Same as Great Wall.

	Great Wall	ChinaCast	Combined Company

Vacancies	Vacancies (unless the result of stockholder action) and newly-created directorships are filled by the majority vote of the remaining directors in office, even though less than a quorum, or by a sole remaining director. Vacancies resulting from the action of stockholders are filled by the stockholders.	The Company or the Board may appoint Directors either to fill casual vacancies or as additions to the Board, subject to the maximum number determined from time to time.

		A vacancy created by the removal of a director at a shareholders’ meeting may be filled at that meeting by the election of another director or in the absence of such election, by the other directors.	Same as Great Wall.
Committees	Directors may establish one or more committees with such authority as the Board determines.	Board may delegate any of its powers to committees formed from its members or such other persons as the Board thinks fit.	Same as Great Wall.
Action by written consent	Directors may take action by written consent of all directors, in addition to action at meeting.	Written resolutions signed by all Directors, save those absent from the principal office or temporarily unable to act through ill health or disability are valid, provided they are signed by at least two Directors and a copy given or the contents communicated to all the Directors.	Same as Great Wall.
Removal	The entire Board or any director may be removed with or without cause by majority vote of the holders of outstanding shares. In case the Board or any one or more directors are so removed, new directors may be elected at the same time for the unexpired portion of the term of the removed director or directors.	Company may by ordinary resolution remove any Director before expiration of his period of office and may elect another person instead to hold office only until the next following annual general meeting, provided that notice of the special general meeting is served on the Director concerned and he is entitled to be heard at such meeting.	Same as Great Wall.
ORGANIC CHANGES
Amendment of charter and by-laws	Amendments must be approved by the Board and by a majority of the outstanding stock entitled to vote on the amendment, and, if applicable, by a majority of the outstanding stock of each class or series entitled to vote on the amendment as a class or series. By-laws may be amended by the stockholders entitled to vote at any meeting or by the Board.	Amendments to the Memorandum of Association and the Bye-laws require shareholders’ approval.	Same as Great Wall.
The power of the Board to amend the by-laws will not divest the stockholders of their power to do so or limit that power.

	Great Wall	ChinaCast	Combined Company

Merger, consolidation and sale of substantially all assets	Generally requires stockholder approval.	Generally requires shareholder approval.	Same as Great Wall.
Dissenter’s Rights	Provision is made under Delaware corporate law to dissent and obtain fair value of shares in connection with certain corporate actions requiring stockholder approval or consent.	Dissenters may apply to the court to object and/or seek appraisal of value of shares in connection with compulsory acquisition provisions under the Bermuda Companies Act.	Same as Great Wall.
OTHER PROVISIONS
Exculpation of directors, officers and employees	A director may not be personally liable for monetary damages for breach of fiduciary duty as a director, except for liability:

• for breach of the director’s duty of loyalty;

• for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

• under Section 174 of the Delaware General Corporation Law (prohibiting payment of dividends or redeeming shares without adequate capital); or

• for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, the liability of a director must be eliminated or limited to the fullest extent permitted by that law.	Under the Bermuda Companies Act, a Director shall:

(a) act honestly and in good faith with a view to the best interests of the company; and

(b) exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

		There are certain deeming provisions as to whether a Director is acting honestly and in good faith.	Same as Great Wall.

	Great Wall	ChinaCast	Combined Company

Indemnification of directors, officers, employees and agents
In general, the by-laws provide for the indemnification of any person who was or is a party to any threatened, pending or completed action by reason of his or her status as a director, officer, employee or agent of Great Wall, or is or was serving at the request of Great Wall as a director, officer, employee or agent of another entity, against any expenses, judgments, fines or settlements actually and reasonably incurred by him or her, if the individual:

• acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the company; and

• with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

The by-laws provide for indemnification of any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the company as a director, officer, employee or agent of another entity, against expenses (including attorneys’ fees) actually and reasonably incurred by him or her, in connection with the defense or settlement of such action or suit if the individual acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the company. No indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the company unless and only to the extent that a competent court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper.
		The Bye-laws provide indemnification to directors, auditors, officers, trustees and their respective executors or administrators from and against all actions, costs, charges, losses, damages and expenses which any of them may incur or sustain by reason of any act done, concurred in or omitted in or about the execution of their duty or supposed duty in their respective offices or trusts, except such (if any) as they shall incur or sustain through their own willful neglect or default, fraud and dishonesty respectively, and none of them shall be answerable for the acts, receipts, neglects or defaults of any other of them, or for joining in any receipt for the sake of conformity, or for any bankers or other persons with whom any moneys or effects of the Company shall be lodged or deposited for safe custody, or for the insufficiency or deficiency of any security upon which any moneys of the Company shall be placed out or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, except as the same shall happen by or through their own willful neglect or default, fraud and dishonesty respectively.	Same as Great Wall.
Great Wall will advance expenses to a director or officer upon receipt of an undertaking to repay the advanced amount if it is ultimately determined that the individual is not entitled to indemnification.
Indemnification Insurance	Great Wall may purchase insurance covering any person who is or was a director or officer of the company in respect to such matters.	ChinaCast may take out liability insurance for the benefit of its directors and officers.	Same as Great Wall.

STOCKHOLDER PROPOSALS

If the Acquisition is not consummated, the Great Wall 2006 annual meeting of stockholders will be held on or about September 20, 2006 unless the date is changed by the Board of Directors. If you are a stockholder and you want to include a proposal in the proxy statement for that annual meeting, you need to provide it to us by no later than July 23, 2006. You should direct any proposals to our secretary at Great Wall’s principal office in New York City. If you want to present a matter of business to be considered at the meeting, under Great Wall’s by-laws you must give notice of the matter, in writing, to our corporate secretary, between June 23 and July 23, 2006.

LEGAL MATTERS

Appleby Spurling Hunter, Hong Kong, counsel to ChinaCast, has advised on certain legal matters governed by Bermuda law related to this proxy statement/prospectus.

WongPartnership, Singapore, has advised on certain legal matters governed by Singapore law related to this proxy statement/prospectus.

Jingtian & Gongcheng, Beijing, PRC, counsel to ChinaCast, has advised on certain matters, including the enforcement of judgments in the PRC, the validity and enforceability of the consignment agreements of the ChinaCast Parties with respect to three of the ChinaCast Operating Companies, and Chinese governmental regulation of ChinaCast’s business. Reference to their advice has been included in this proxy statement/prospectus and given upon their authority as experts in the law of the PRC.

Loeb & Loeb LLP, New York, New York, will pass upon the validity of the Great Wall common stock to be issued in the Acquisition as set forth in this proxy statement/prospectus. A copy of their opinion is filed as an exhibit to the Registration Statement of which this proxy statement/prospectus forms a part.

EXPERTS

The financial statements of ChinaCast included in this proxy statement/prospectus, have been audited by Deloitte Touche Tohmatsu CPA Ltd., an independent registered public accounting firm, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm, given upon their authority as experts in accounting and auditing.

The financial statements of Great Wall included in this document have been audited by Goldstein Golub Kessler LLP, independent registered public accounting firm, as stated in their report appearing herein, and have been so included in reliance upon their report, given upon their authority as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the Securities and Exchange Commission, Great Wall and services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of Great Wall’s annual report to stockholders and proxy statement. Upon written or oral request, Great Wall will deliver a separate copy of the annual report to stockholders and/or proxy statement to any stockholder at a shared address who wishes to receive separate copies of such documents in the future. Stockholders receiving multiple copies of such documents may likewise request that Great Wall deliver single copies of such documents in the future. Stockholders may notify Great Wall of their requests by calling or writing us at our principal executive offices at 660 Madison Avenue, 15th Floor New York, New York 10021.

WHERE YOU CAN FIND MORE INFORMATION

Great Wall files reports, proxy statements and other information with the Securities and Exchange Commission as required by the Securities Exchange Act of 1934, as amended.

You may read and copy reports, proxy statements and other information filed by Great Wall with the SEC at its public reference room located at 100 F Street, N.E., Washington, D.C. 20549-1004.

You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549-1004.

Great Wall files its reports, proxy statements and other information electronically with the SEC. You may access information on Great Wall at the SEC web site containing reports, proxy statements and other information at http://www.sec.gov.

After completion of the Offer, if Great Wall’s securities are listed on the Nasdaq National Market, unless you notify it of your desire not to receive these reports, the combined company will furnish to you all periodic reports that it files with the SEC, including audited annual consolidated financial statements and unaudited quarterly consolidated financial statements, as well as proxy statements and related materials for annual and special meetings of stockholders. In addition, you will be able to request Great Wall’s Annual Report on Form 10-KSB.

Information and statements contained in this proxy statement/prospectus or any annex are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to or incorporated by reference into this document.

All information contained or incorporated by reference in this proxy statement/prospectus relating to Great Wall has been supplied by Great Wall, and all such information relating to ChinaCast has been supplied by ChinaCast. Information provided by either of us does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this proxy statement/prospectus, or if you have questions about the Acquisition, you should contact:

Mr. Richard Xue
Great Wall Acquisition Corporation
660 Madison Avenue, 15th floor
New York, New York 10021
(212) 753-0804

This proxy statement/prospectus incorporates important business and financial information about Great Wall and ChinaCast and its subsidiaries that is not included in or delivered with the document. This information is available without charge to security holders upon written or oral request. The request should be sent to:

Mr. Richard Xue
Great Wall Acquisition Corporation
660 Madison Avenue, 15th floor
New York, New York 10021
(212) 753-0804

To obtain timely delivery of requested materials, security holders must request the information no later than five business days before the date they submit their proxies or attend the special meeting. The latest date to request the information to be received timely is          , 2006.

The financial statements of ChinaCast are prepared using Renminbi, the currency of the People’s Republic of China (“PRC”). For convenience, the Renminbi amounts have been converted throughout the text of this proxy statement/prospectus into United States dollars. Until recently, the Renminbi was a controlled currency, and the exchange rate maintained by the PRC was approximately 8.27 Renminbi to one United States dollar. This is the exchange rate used for the translated dollar amounts in the text of this proxy statement/prospectus. The Chinese government has recently altered its policy toward the rate of exchange of the Renmimbi versus the US dollar. Changing from a previously fixed rate policy regarding the dollar, the Renmimbi has recently been permitted to float within a fixed range against a basket of currencies, including the US dollar, Japanese Yen and European Euro, which has resulted in the Renmimbi being allowed to appreciate 2% +/− 0.3% vs. the dollar. Since the company’s business is presently 100 percent domestic, this change will have no effect on the company’s business, but will result in a concomitant increase in its after-tax earnings when stated in dollar terms. In the future, the company’s earnings stated in US dollars will fluctuate in accordance with the change in exchange rate.

INDEX TO FINANCIAL STATEMENTS

ChinaCast Communication Holdings Limited:
Report of Independent Registered Public Accounting Firm and Financial Statements for the Years Ended December 31, 2003, 2004 and 2005	F-4
Great Wall Acquisition Corporation:
Condensed Financial Statements for the Three Months Ended March 31, 2006	F-31
Financial Statements for the Years Ended December 31, 2005, and 2004 and the Cumulative Period from August 20, 2003 (inception) to December 31, 2005	F-39

CHINACAST COMMUNICATION HOLDINGS LIMITED

Report of Independent Registered Public Accounting Firm and Financial Statements
For the years ended December 31, 2003, 2004 and 2005

CHINACAST COMMUNICATION HOLDINGS LIMITED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF
CHINACAST COMMUNICATION HOLDINGS LIMITED

We have audited the accompanying consolidated balance sheets of Chinacast Communication Holdings Limited and its subsidiaries (the “Company”) as of December 31, 2003, 2004 and 2005, and the related consolidated statements of operations, shareholders’ (deficit) equity and comprehensive income and cash flows for the years then ended, all expressed in Renminbi. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2003, 2004 and 2005 and the results of its operations and its cash flows for the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

Our audits also comprehended the translation of Renminbi amounts into United States dollar amounts and, in our opinion, such translation has been made in conformity with the basis stated in Note 2. Such United States dollar amounts are presented solely for the convenience of the readers.

Deloitte Touche Tohmatsu CPA Ltd.

Beijing, China
May 12, 2006

CHINACAST COMMUNICATION HOLDINGS LIMITED

CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2003	2004	2005	2005
	RMB	RMB	RMB	US$
	(In thousands, except share and
	per share data)

ASSETS
Current assets:
Cash and cash equivalents	46,682	54,425	120,368	14,915
Term deposits	64,313	323,901	273,798	33,928
Accounts receivable, net of allowance of RMBnil, RMBnil and RMB37 for 2003, 2004 and 2005, respectively	26,001	15,977	39,277	4,867
Inventory	—	338	3,276	406
Prepaid expenses and other current assets	10,271	11,308	16,489	2,043
Amounts due from related parties	11,848	6,911	8,605	1,067

Total current assets	159,115	412,860	461,813	57,226
Property, plant and equipment, net	17,186	11,523	20,264	2,511
Acquired intangible assets, net	—	—	19,378	2,402
Deposits for acquiring equipment	5,283	25,839	3,800	471
Goodwill	1,488	1,943	3,538	438
Long-term investments	—	400	19,298	2,391
Deferred tax assets	690	517	345	43
Non-current advances to a related party	122,527	133,863	148,477	18,398

Total assets	306,289	586,945	676,913	83,880

LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	1,716	3,209	10,627	1,316
Accrued expenses and other current liabilities	11,060	17,085	44,847	5,556
Amounts due to related parties	13,402	—	87	11
Income tax payable	12,886	21,182	28,280	3,504
Current portion of capital lease obligation	155	155	152	19
Current portion of long-term bank loan	60	60	—	—

Total current liabilities	39,279	41,691	83,993	10,406

Long-term liabilities:
Capital lease obligation — long term	502	348	190	24
Long-term bank loan — long term	140	80	—	—

Total long-term liabilities	642	428	190	24

Minority interest	19,063	19,063	23,216	2,877

Total liabilities	58,984	61,182	107,399	13,307

Commitments (Notes 10 & 17)
Mezzanine equity:
Series A redeemable convertible preference shares (US$0.08 par value; 500,000,000 shares authorized and 19,702,958, nil and nil shares issued and outstanding in 2003, 2004 and 2005, respectively) (liquidation value US$nil)	183,764	—	—	—
Series B redeemable convertible preference shares (US$0.08 par value; 500,000,000 shares authorized and 18,058,580, nil and nil shares issued and outstanding in 2003, 2004 and 2005, respectively) (liquidation value US$nil)	115,766	—	—	—
Shareholders’ (deficit) equity:
Ordinary shares (US$0.08 par value; 1,200,000, 750,000,000 and 750,000,000 shares authorized in 2003, 2004 and 2005, respectively; 199,218,524, 441,816,501 and 441,816,501 issued and outstanding in 2003, 2004 and 2005, respectively)	131,771	292,235	292,235	36,213
Additional paid-in capital	(92,205)	323,519	323,519	40,089
Deferred share-based compensation	—	(3,099)	(1,181)	(146)
Accumulated other comprehensive income (loss)	23	61	(1,568)	(194)
Accumulated deficit	(91,814)	(86,953)	(43,491)	(5,389)

Total shareholders’ (deficit) equity	(52,225)	525,763	569,514	70,573

Total liabilities, mezzanine equity and shareholders’ (deficit) equity	306,289	586,945	676,913	83,880

See notes to consolidated financial statements.

CHINACAST COMMUNICATION HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
	2003	2004	2005	2005
	RMB	RMB	RMB	US$
	(In thousands, except share and per share data)

Revenues:
Service	72,757	79,408	122,550	15,186
Equipment	—	1,163	29,797	3,692

	72,757	80,571	152,347	18,878

Cost of revenues:
Service	(34,373)	(38,979)	(44,703)	(5,540)
Equipment	—	(734)	(29,054)	(3,600)

	(34,373)	(39,713)	(73,757)	(9,140)

Gross profit	38,384	40,858	78,590	9,738

Operating (expenses) income:
Selling and marketing expenses (including share-based compensation of RMBnil, RMB1,623 and RMB148 for 2003, 2004 and 2005, respectively)	(2,584)	(3,613)	(3,543)	(439)
General and administrative expenses (including share-based compensation of RMBnil, RMB21,699 and RMB1,770 for 2003, 2004 and 2005, respectively)	(19,727)	(49,893)	(36,065)	(4,469)
Foreign exchange loss	(73)	(78)	(2,361)	(291)
Management service fee	26,528	34,451	14,286	1,770

Total operating (expenses) income, net	4,144	(19,133)	(27,683)	(3,429)
Income from operations	42,528	21,725	50,907	6,309
Interest income	635	2,648	4,604	570
Other income	4	144	581	72
Interest expense	(1,050)	(391)	(19)	(2)

Income before income taxes	42,117	24,126	56,073	6,949
Provision for income taxes	(7,460)	(8,689)	(10,540)	(1,306)
Net income after income taxes before equity earnings of equity investments and minority interest	34,657	15,437	45,533	5,643
Equity earnings of equity investments	—	—	(402)	(50)
Minority interest	—	—	(1,669)	(207)

Net income	34,657	15,437	43,462	5,386
Deemed dividend on redeemable convertible preference shares	(22,609)	(10,576)	—	—

Income attributable to holders of ordinary shares	12,048	4,861	43,462	5,386

Income per share (in RMB cents or US$cents) Basic	6.05	1.36	9.84	1.22

Diluted	6.05	1.32	9.48	1.17

Shares used in computation:
Basic	199,218,524	356,346,342	441,816,501	441,816,501

Diluted	199,218,524	368,759,638	458,642,895	458,642,895

See notes to consolidated financial statements.

CHINACAST COMMUNICATION HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ (DEFICIT) EQUITY AND
COMPREHENSIVE INCOME

						Accumulated
			Additional	Deferred		Other	Total
	Ordinary		Paid-in	Share-Based	Accumulated	Comprehensive	Stockholders’	Comprehensive
	Shares	Amount	Capital	Compensation	Deficit	(Loss) Income	Equity	Income
		RMB	RMB	RMB	RMB	RMB	RMB	RMB
	(In thousands, except share data)

Balance at January 1, 2003	199,218,524	131,771	(105,325)	—	(103,862)	(28)	(77,444)	—
Capital contribution from loan forgiveness from a shareholder	—	—	13,120	—	—	—	13,120	—
Deemed dividend on redeemable convertible preference shares	—	—	—	—	(22,609)	—	(22,609)	—
Net income	—	—	—	—	34,657	—	34,657	34,657
Foreign currency translation adjustment	—	—	—	—	—	51	51	51

Balance at December 31, 2003	199,218,524	131,771	(92,205)	—	(91,814)	23	(52,225)	34,708

Issuance of ordinary shares in exchange for Series A redeemable convertible preference shares and Series B redeemable convertible preference shares	132,097,977	87,375	222,731	—	—	—	310,106	—
Issuance of ordinary shares upon initial public offering, net of issuance costs of RMB19,922	110,500,000	73,089	166,572	—	—	—	239,661	—
Deferred share-based compensation	—	—	26,421	(26,421)	—	—	—	—
Amortization of deferred share-based compensation	—	—	—	23,322	—	—	23,322	—
Deemed dividend on redeemable convertible preference shares	—	—	—	—	(10,576)	—	(10,576)	—
Net income	—	—	—	—	15,437	—	15,437	15,437
Foreign currency translation adjustment	—	—	—	—	—	38	38	38

Balance at December 31, 2004	441,816,501	292,235	323,519	(3,099)	(86,953)	61	525,763	15,475

Amortization of deferred share-based compensation	—	—	—	1,918	—	—	1,918	—
Net income	—	—	—	—	43,462	—	43,462	43,462
Foreign currency translation adjustment	—	—	—	—	—	(1,629)	(1,629)	(1,629)

Balance at December 31, 2005	441,816,501	292,235	323,519	(1,181)	(43,491)	(1,568)	569,514	41,833

		US$36,213	US$40,089	US$(146)	US$(5,389)	US$(194)	US$70,573	US$5,184

CHINACAST COMMUNICATION HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2003	2004	2005	2005
	RMB	RMB	RMB	US$
	(In thousands)

Operating activities:
Net income attributable to holders of ordinary shares	12,048	4,861	43,462	5,386
Deemed dividend on redeemable convertible preference shares	22,609	10,576	—	—

Net income	34,657	15,437	43,462	5,386
Adjustments for:
Minority interest	—	—	1,669	207
Depreciation and amortization	3,946	5,740	8,745	1,083
Amortization of deferred share-based compensation	—	23,322	1,918	238
Allowance for accounts receivable			37	5
Loss on disposal of property, plant and equipment	—	229	3	—
Equity in earnings of equity investments	—	—	402	50
Changes in assets and liabilities:
Accounts receivable, net	11,661	10,055	(22,713)	(2,814)
Inventory	—	(338)	(508)	(63)
Prepaid expenses and other current assets	(10,271)	(1,037)	(5,345)	(662)
Amounts due from related parties	(6,848)	4,937	(1,694)	(211)
Accounts payable	(4,994)	1,493	7,418	919
Accrued expenses and other current liabilities	4,435	6,025	16,941	2,099
Amount due to a related party	—	—	87	11
Income tax payable	7,236	8,296	7,335	909
Deferred tax assets	172	173	172	21

Net cash provided by operating activities	39,994	74,332	57,929	7,178

Investing activities:
Purchase of equity investment	—	(400)	(4,300)	(533)
Purchase of cost investment	—	—	(15,000)	(1,859)
Advances to related parties	(64,415)	(11,336)	(15,182)	(1,881)
Deposits for acquiring equipment	(5,283)	(20,556)	(3,800)	(471)
Return of deposit for acquiring equipment	—	—	9,004	1,116
Purchase of property, plant and equipment	(1,646)	(306)	(297)	(37)
Purchase of subsidiaries, net of cash acquired	—	—	(12,195)	(1,511)
Term deposits	(37,001)	(259,588)	50,103	6,209

Net cash (used in) provided by investing activities	(108,345)	(292,186)	8,333	1,033

Financing activities:
Proceeds from issuance of redeemable convertible preference shares, net of issuance cost	110,668	—	—	—
Capital contribution from minority shareholders	6,000	—	—	—
Cash paid for acquiring ordinary shares from minority shareholders	(1,488)	(455)	—	—
Proceeds from issuance of ordinary shares upon initial public offering, net of issuance cost	—	239,661	—	—
Bank loan raised	200	—	—	—
Repayment of capital lease obligation	(130)	(154)	(151)	(19)
Repayment of bank loan	—	(60)	(140)	(17)
Repayment of advances from related parities	(407)	(13,402)	—	—

Net cash provided by (used in) financing activities	114,843	225,590	(291)	(36)

Net increase in cash and cash equivalents	46,492	7,736	65,971	8,175
Cash and cash equivalents at beginning of the year	126	46,682	54,425	6,744
Effect of foreign exchange rate changes	64	7	(28)	(4)

Cash and cash equivalents at end of the year	46,682	54,425	120,368	14,915

Non-cash financing activities:
Shareholder’s loan and interest payable forgiveness	13,120	—	—	—
Inception of capital lease	787	—	—	—
Non-cash capital contribution from minority shareholders	13,063	—	—	—
Conversion of Series A redeemable convertible preference shares and Series B redeemable convertible preference shares into ordinary shares	—	310,106	—	—
Supplemental cash flow information:
Interest paid	1,050	391	19	2

Income taxes paid	62	220	3,270	405

Acquisition of subsidiaries:
Cash consideration			21,000	2,602

Assets acquired (including cash and cash equivalent of RMB2,505, intangible assets of RMB20,736 and goodwill of RMB1,595)			27,597	3,420
Liabilities assumed			(4,113)	(510)
Minority interest			(2,484)	(308)

			21,000	2,602

See notes to consolidated financial statements.

CHINACAST COMMUNICATION HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE YEARS ENDED DECEMBER 31, 2003, 2004 AND 2005
(In thousands, except share and per share data)

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES

ChinaCast Communication Holdings Limited (the “Company” or “CCH”) was incorporated in Bermuda on November 20, 2003 under the Companies Act 1981 of Bermuda as an exempted company with limited liability. CCH and all of its subsidiaries and variable interest entity are collectively referred to as the “Group”.

As of December 31, 2005, details of the Company’s subsidiaries and variable interest entity are as follows:

	Date of
	Incorporation	Place of Incorporation (or	Proportion of Issued Share/Registered Capital Held by the Company
Name	or Establishment	Establishment)/Operation	Direct	Indirect	Principal Activity

Subsidiary:
ChinaCast Communication Network Company Ltd. (“CCN”)	April 8, 2003	British Virgin Islands	100%	—	Investment holdings

Held by CCN
ChinaCast Technology (BVI) Limited (“CCT BVI”)	June 18, 1999	British Virgin Islands	—	98.5%	Acts as technology enablers in the satellite communication industry and investment holding company
Held by CCT BVI
ChinaCast Technology (HK) Limited (“CCT HK”)	October 4, 1999	Hong Kong/Hong Kong and other regions of the People’s Republic of China (“PRC”)	—	98.5%	Acts as a liaison office for the Group’s operation
ChinaCast Technology (Shanghai) Limited (“CCT Shanghai”)	December 20, 2000	PRC	—	98.5%	Provision of technical services to related parties
Held by CCT Shanghai
Beijing Tongfang Digital Education Technology Limited (“Tongfang”) (Chinese Characters) (Chinese Characters) (Note)	April 29, 2005	PRC	—	49.3%	Investment holdings
Held by Tongfang
Beijing Tongfang Chuangxin Technology Limited (“Tongfang Chuangxin”) (Chinese Characters) (Chinese Characters) (Note)	August 13, 2003	PRC	—	25.1%	Provision of network service for distance learning
Variable interest entity:
ChinaCast Li Xiang Co., Ltd. (“CCLX”)	May 7, 2003	PRC	—	—	Provision of satellite broad band services

Note:	The Group considers Tongfang and Tongfang Chuangxin as subsidiaries due to the fact that the Group controls the entities through its representation of board of directors mandated by the Articles of Association of Tongfang which directly owns a majority stake in Tongfang Chuangxin.

CHINACAST COMMUNICATION HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

On April 29, 2004, all issued shares of CCN held by a controlling shareholders group were converted into ordinary shares of the Company, who then became the holding company of the Group.

On July 16, 2003, all issued shares of CCT BVI held by a controlling shareholders group were converted into ordinary shares of CCN who then became the holding company for the period between July 16, 2003 through April 29, 2004.

In preparing the consolidated statements of stockholders’ (deficit) equity and comprehensive income for all periods presented, the balances of ordinary shares represents the ordinary shares of the Company, including all shares issued under share exchanges involving entities under common control. The differences between the amounts of the ordinary shares presented and the amounts of ordinary shares of the relevant entities outstanding before the share exchanges are included as part of the additional paid-in capital. In addition, on April 29, 2004, the shareholders of the Group approved an 8-for-1 reverse stock split of the Group’s ordinary shares with immediate effect. The 8-for-1 reverse share split has been retroactively applied to all periods presented.

The Group primarily acts as a service provider in the distance learning market in the PRC, mainly utilizing satellite communication and network access technology.

On May 14, 2004, the Company was listed on the Main Board of Singapore Exchange Securities Trading Limited (“SGX-ST”).

PRC regulations restrict direct foreign ownership of business entities providing telecommunications services, Internet access and the distribution of news and information in the PRC where certain licenses are required. To comply with these regulations, a substantial portion of the Group’s satellite broadband business activities is conducted through CCLX, a variable interest entity established on May 7, 2003. The Company’s subsidiaries does not have legal ownership of CCLX which is licensed to provide value-added satellite broadband services in the PRC. CCLX is legally owned by ChinaCast Co., Ltd. (“CCL”) and Li Wei, who is a PRC citizen. The investment by these two parties in an aggregate amount of RMB19,063 has been done through their own funds with no loans provided by the Company. Accordingly, the investment has been included as minority interest in the accompanying financial statements. CCLX entered into various contractual arrangements with CCT Shanghai, including a technical services agreement to engage CCLX to provide the required satellite broadband services. In return, CCLX is required to pay CCT Shanghai fees for assistance to CCLX in the implementation of CCLX’s businesses and the supply for CCLX’s use, ancillary equipment together with certain associated software and technical documentation. As such, CCT Shanghai is entitled to receive fees in amount up to all of the net income of CCLX. CCT BVI, CCT HK and CCT Shanghai have also provided funds to CCLX in an amount up to RMB217,950 as of December 31, 2005, to finance the development of CCLX’s business.

In January 2003, the Financial Accounting Standards Board (“FASB”) issued Financial Interpretation (“FIN”) No. 46 “Consolidation of Variable Interest Entities”, which requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the ownership interest held by the equity investors in the entity does not have characteristics of a controlling financial interest or does not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 was effective for all new variable interest entities created or acquired after January 31, 2003. FASB issued FIN 46 (Revised 2003) (“FIN 46(R)”) “Consolidation of Variable Interest Entities”, which provides for the deferral of the implementation date to the end of the first reporting period after March 15, 2004, unless the Group has a special purpose entity, in which case the provisions must be applied for fiscal years ended December 31, 2003. However, in preparing the accompanying consolidated financial statements, the Group has elected to retroactively apply FIN 46(R) and has consolidated CCLX as its variable interest entity since its establishment in May 2003. As of December 31, 2005, the total assets in CCLX is approximately RMB313 million, the associated liabilities is approximately RMB282 million. There are no assets of the Company and its subsidiaries that serve as collateral for CCLX and the creditors of CCLX have no recourse to the general credit of the Company and its subsidiaries.

CHINACAST COMMUNICATION HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Basis of presentation

The consolidated financial statements of the Company have been prepared in accordance with the accounting principles generally accepted in the United States of America (“US GAAP”).

(b)	Basis of consolidation

The consolidated financial statements include the financial statements of the Company, its majority owned subsidiaries and its variable interest entity, CCLX.

All inter-company transactions and balances have been eliminated upon consolidation. An affiliated company over which the Company has the ability to exert significant influence, but does not have a controlling interest (generally 20% to 50% owned), is accounted for using the equity method. Significant influence is generally deemed to exist when the Company has an ownership interest in the voting stock of the investee of between 20% and 50%, although other factors, such as representation on the investee’s Board of Directors, voting rights and the impact of commercial arrangements, are considered in determining whether the equity method of accounting is appropriate. The Company’s share of earnings of the affiliate is included in the accompanying consolidated statements of operations.

(c)	Cash and cash equivalents

Cash and cash equivalents consist of cash on hand and highly liquid investments which are unrestricted as to withdrawal or use, and which have maturities of three months or less when purchased.

(d)	Term deposits

Term deposits consist of deposits placed with financial institutions with original maturity terms of greater than three months but less than one year.

(e)	Use of estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and revenue and expenses in the financial statements and accompanying notes. Significant accounting estimates reflected in the Company’s consolidated financial statements include allowance for doubtful amounts, the useful lives of and impairment for property, plant and equipment, valuation allowance for deferred tax assets, impairment of goodwill and stock-based compensation. Actual results could differ from those estimates.

(f)	Significant risks and uncertainties

The Group participates in a young and dynamic industry and believes that changes in any of the following areas could have a material adverse effect on the Group’s future financial position, results of operations or cash flows: the Group’s limited operating history; advances and trends in new technologies and industry standards; share market performance and public interest in companies operating in PRC that are listed on share market in the United States; competition from other competitors; regulatory or other PRC related factors; and risks associated with the Group’s ability to attract and retain employees necessary to support its growth, risks associated with the Group’s growth strategies; and general risks associated with the industry.

(g)	Inventories

Inventories are stated at the lower of cost or market value. Cost is determined by the weighted average method.

CHINACAST COMMUNICATION HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(h)	Property, plant and equipment

Property, plant and equipment are recorded at cost less accumulated depreciation. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets. Estimated useful lives of property, plant and equipment are as follows:

Satellite hub equipment	7 years
Computer equipment	5 years
Furniture and fixtures	5 years
Motor vehicles	5 years

Assets recorded under capital leases are amortized using the straight-line method over the term of the lease, or in accordance with practices established for similar owned assets. Amortization is included with depreciation expense.

(i)	Impairment of long-lived assets

The Group reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Group measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Group would recognize an impairment loss based on the fair value of the assets.

(j)	Goodwill

Beginning in 2002, with the adoption of Statement of Financial Accounting Standards (“SFAS”) 142, “Goodwill and Other Intangible Assets,” goodwill is no longer amortized, but instead tested for impairment upon first adoption and annually thereafter, or more frequently if events or changes in circumstances indicate that it might be impaired. SFAS No. 142 requires the Group to complete a two-step goodwill impairment test. The first step compares the fair value of each reporting unit to its carrying amount, including goodwill. If the fair value of each reporting unit exceeds its carrying amount, goodwill is not considered to be impaired and the second step will not be required. SFAS No. 142 requires completion of this first step within the first six months of initial adoption and annually thereafter. If the carrying amount of a reporting unit exceeds its fair value, the second step compares the implied fair value of goodwill to the carrying value of a reporting unit’s goodwill. The implied fair value of goodwill is determined in a manner similar to accounting for a business combination with the allocation of the assessed fair value determined in the first step to the assets and liabilities of the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to the assets and liabilities is the implied fair value of goodwill. This allocation process is only performed for purposes of evaluating goodwill impairment and does not result in an entry to adjust the value of any assets or liabilities. An impairment loss is recognized for any excess in the carrying value of goodwill over the implied fair value of goodwill.

The change in the carrying amount of goodwill for the year ended December 31, 2005 is as follows:

RMB

Balance as of January 1, 2005	1,943
Goodwill acquired during the year	1,595

Balance as of December 31, 2005	3,538

CHINACAST COMMUNICATION HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(k)	Long-term investment

For investments in an investee over which the Group does not have significant influence, the Group carries the investment at cost and recognizes as income any dividends received from distribution of investee’s earnings. The Group reviews the cost investments for impairment whenever events or changes in circumstances indicate that the carrying value may no longer be recoverable.

(l)	Revenue recognition

The Group’s principal sources of revenues are from provision of satellite bandwidth and network access services in distance learning, broadcasting multimedia educational content through broadband satellite network and to a lesser extent, sales of satellite communication related equipment and accessories. The Group recognizes revenue when (1) there is persuasive evidence of an agreement with the customer, (2) product is shipped and title has passed, (3) the amount due from the customer is fixed and determinable, (4) collectibility is reasonably assured, and (5) the Group has no significant future performance obligation. At the time of the transaction, the Group assess whether the amount due from the customer is fixed and determinable and collection of the resulting receivable is reasonably assured. The Group assess whether the amount due from the customer is fixed and determinable based on the terms of the agreement with the customer, including, but not limited to, the payment terms associated with the transaction. The Group assesses collection based on a number of factors, including past transaction history with the customer and credit-worthiness of the customer. Accordingly, the revenues from provision of satellite bandwidth and network access services in distance learning is recognized monthly as the services are provided for recurring management fee and usage fee under transaction-based arrangement. Subscription fee received from the multimedia educational content broadcasting service is recognized as revenue over the subscription period during which the services are delivered. Revenues from satellite communication related equipment and accessories are recognized once the equipment and accessories are delivered and accepted by the customers.

Certain agreements also include multiple deliverables or elements for products and services. Agreements with multiple deliverables are reviewed and the deliverables are separated into units of accounting under the provisions of EITF No. 00-21 “Accounting for Revenue Arrangements with Multiple Deliverables”. The total arrangement fee is allocated over the relative fair value of the units of accounting. The Group recognizes revenue from these agreements based on the relative fair value of the products and services. The determination of the fair value of the elements, which is based on a variety of factors, including the amount the Group charge other customers for the products or services, price lists or other relevant information, requires judgment by management. Revenue is recognized as the elements are delivered, assuming all the other conditions for recognition of revenue discussed in the preceding paragraph have been met.

Prepayments for the satellite bandwidth and network access services and multimedia educational content broadcasting services are deferred and recognized as revenue when the services are rendered.

The Group presents revenue exclusive of value added tax and business tax incurred, which amount to RMB3,829, RMB4,243 and RMB11,864 for the years ended December 31, 2003, 2004 and 2005, respectively.

(m)	Operating leases

Leases where substantially all the rewards and risks of ownership of assets remain with the leasing company are accounted for as operating leases. Payments made under operating leases are charged to the consolidated statements of operations on a straight-line basis over the lease period.

(n)	Foreign currency translation

The functional and reporting currency of the Group is the Renminbi (“RMB”). Transactions in other currencies are recorded in RMB at the rates of exchange prevailing when the transactions occur. Monetary assets and liabilities

CHINACAST COMMUNICATION HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

denominated in other currencies are translated into RMB at rates of exchange in effect at the balance sheet dates. Exchange gains and losses are recorded in the consolidated statements of operations.

(o)	Translation into United States Dollars

The financial statements of the Group are stated in RMB. The translation of RMB amounts at and for the year ended December 31, 2005 into United States dollar (“US$”) is included solely for the convenience of readers and has been made at the rate of RMB8.07 to US$1, the approximate free rate of exchange at December 31, 2005. Such translations should not be construed as representations that RMB amounts could be converted into US$ at that rate or any other rate.

(p)	Foreign currency risk

The RMB is not a freely convertible currency. The State Administration for Foreign Exchange, under the authority of the People’s Bank of China, controls the conversion of Renminbi into foreign currencies. The value of the RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market. The cash and cash equivalents and term deposits of the Group included aggregate amounts of RMB404 and RMB37,000 at December 31, 2003 and RMB52,782 and RMB114,500 at December 31, 2004, RMB119,934 and RMB124,500 at December 31, 2005, respectively, which were denominated in RMB.

The PRC subsidiaries conduct their business substantially in the PRC, and their financial performance and position are measured in terms of RMB. Any devaluation of the RMB against the United States dollar would consequently have an adverse effect on the financial performance and asset values of the Group when measured in terms of United States dollars. The PRC subsidiaries’ products and services are primarily sold and delivered in the PRC for RMB. Thus, their revenues and profits are predominantly denominated in RMB, and will have to be converted by the Group to pay dividends to the Company in Hong Kong or United States dollar. Should the RMB devalue against the Hong Kong or United States dollars, such devaluation could have a material adverse effect on the Group’s profits and the foreign currency equivalent of such profits repatriated by the PRC entities to the Company.

(q)	Concentration of credit risk

Financial instruments that potentially expose the Group to concentrations of credit risk consist primarily of cash and cash equivalents, and accounts receivable. The Group places its cash and cash equivalents with financial institutions with high-credit ratings and quality.

The Group conducts credit evaluations of customers and generally does not require collateral or other security from its customers. The Group evaluates allowance for doubtful accounts primarily based upon the age of the receivables and factors surrounding the credit risk of specific customers.

(r)	Fair value of financial instruments

The carrying amounts of cash and cash equivalents approximate their fair value due to the short-term maturity of these instruments.

(s)	Income taxes

Deferred income taxes are recognized for temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements, net operating loss carry forwards and credits, by applying enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

CHINACAST COMMUNICATION HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(t)	Comprehensive income

Comprehensive income includes net income and foreign currency translation adjustments. Comprehensive income is defined as the change in equity during a period from transactions and other events and circumstances except for transactions resulting from investments by shareholders and distributions to shareholders.

(u)	Segment reporting

The Group’s revenue and net income are substantially derived from provision of satellite bandwidth and network access services throughout the PRC. Most of the assets and capital expenditure of the Group are employed in the PRC. Accordingly, all financial segment information is as presented in the accompanying consolidated financial statements.

(v)	Net income per share

Basic net income per share is computed by dividing net income attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the year. Diluted net income per ordinary share reflects the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised into ordinary shares. Ordinary share equivalents are excluded from the computation of the diluted net income per share in periods when their effect would be anti-dilutive. Basic and diluted net income per share for all periods presented is adjusted to reflect the reverse stock split of eight ordinary shares into one ordinary share of the Company occurred in April 2004.

(w)	Share-based compensation

The Group has adopted SFAS No. 123R, “Share-based Payment”, which requires that share-based payment transactions with employees, such as share options, be measured based on the grant-date fair value of the equity instrument issued and recognized as compensation expense over the requisite service period, with a corresponding addition to paid-in capital. Under this method, compensation cost related to employee share options or similar equity instruments is measured at the grant date based on the fair value of the award and is recognized over the period during which an employee is required to provide service in exchange for the award, which generally is the vesting period.

The Group accounts for equity instruments issued to non-employee vendors in accordance with the provisions of Emerging Issues Task Force (“EITF”) Issue No. 96-18, “Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”. All transactions in which goods or services are received in exchange for equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date of the fair value of the equity instrument issued is the date on which the counterparty’s performance is completed. For the periods presented, the Group did not issue any equity instruments to non-employee vendors.

(x)	Recently issued accounting pronouncements

On November 3, 2005, the FASB issued FASB Staff Position (“FSP”) FAS 115-1 and FAS 124-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments”. This FSP addresses the determination as to when an investment is considered impaired, whether the impairment is other than temporary, and the measurement of an impairment loss. This FSP also includes accounting consideration subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The guidance in this FSP amends SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities” and SFAS No. 124 “Accounting for Certain Investments Held by Not-for-Profit Organizations” and APB Opinion No. 18 “The Equity Method of Accounting

CHINACAST COMMUNICATION HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

for Investments in Common Stock”. The Group does not expect the adoption of this FSP will have a material effect on the Group’s financial position or results of operations.

In March 2005, the SEC staff issued Staff Accounting Bulletin No. 107 (“SAB No. 107”) to provide guidance on SFAS No. 123(R). SAB No. 107 provides the staff’s view regarding the valuation of share-based payment arrangements for public companies. In particular, this SAB provides guidance related to share-based payment transactions with non-employees, the transition from non public to public entity status, valuation methods (including assumptions such as expected volatility and expected term), the accounting for certain redeemable financial instruments issued under share-based payment arrangements, the classification of compensation expense, non-GAAP financial measures, first time adoption of SFAS No. 123(R), the modification of employee share options prior to the adoption of SFAS No. 123(R) and disclosure in Management’s Discussion and Analysis subsequent to adoption of SFAS No. 123(R). SAB No. 107 was effective March 29, 2005. The Group does not expect the adoption of this guidance will have a material effect on the Group’s financial position or results of operations.

In November 2004, FASB issued SFAS No. 151, “Inventory Costs — an amendment of ARB No. 43, Chapter 4”. This Statement amends the guidance in Accounting Research Board No. 43, Chapter 4, “Inventory Pricing” to clarify the accounting for abnormal amounts of idle facility expenses, freight, handling costs, and wasted material (spoilage). This Statement requires that those items be recognized as current period charges. In addition, this Statement requires that allocation of fixed production overheads to the cost of conversion be based on the normal capacity of the production facilities. This Statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Group does not expect the adoption of this Statement will have a material effect on the Group’s financial position or results of operations.

In March 2004, the EITF reached a consensus on Issue No. 03-01, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments”. EITF No. 03-01 provides guidance on recording other-than-temporary impairments of cost method investments and requires additional disclosures for those investments. The recognition and measurement guidance in EITF No. 03-01 should be applied to other-than-temporary impairment evaluations in reporting periods beginning after June 15, 2004. The disclosure requirements are effective for fiscal years ending after June 15, 2004 and are required only for annual periods. The Group does not expect the adoption of this EITF will have a material effect on the Group’s financial position or results of operations.

3.	ACQUISITION

In October 2005, CCT Shanghai acquired 50% of the outstanding registered capital of Tongfang, in exchange for cash of RMB21,000, of which RMB14,700 was paid in 2005 and the remaining balance of RMB6,300 will be paid in 2006. The acquisition was recorded using the purchase method of accounting and, accordingly, the acquired assets and liabilities were recorded at their fair market value at the date of acquisition. The purchase price was allocated as follows:

		Amortization
	RMB	Period

Net tangible assets acquired (including cash and cash equivalents of RMB2,505)	1,153
Intangible assets:
Agreements with universities	20,465	46 months
Training school operating right	271	10 years
Minority interest	(2,484)
Goodwill	1,595

Total	21,000

CHINACAST COMMUNICATION HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The intangible asset valuation for the acquisition described above was based on a valuation analysis provided by Sallmanns (Far East) Limited, a third party valuation firm. The valuation analysis utilizes and considers generally accepted valuation methodologies such as the income, market and cost approach. The Group has incorporated certain assumptions which include projected cash flows.

Pro forma

The following summarized unaudited pro forma results of operations for the year ended December 31, 2005 assuming that the above acquisition during the year ended December 31, 2005 occurred as of January 1, 2004 and 2005. These pro forma results have been prepared for comparative purposes only and do not purport to be indications of the results of operations which actually would have resulted had the significant acquisitions occurred as of January 1, 2004 and 2005.

	For the Year Ended December 31,
	2005	2004
	RMB	RMB
	(Unaudited)	(Unaudited)

Revenues	166,205	96,261
Income attributable to holders of ordinary shares	40,548	2,574
Income per share — basic (in RMB cents)	9.18	0.72
Income per share — diluted (in RMB cents)	8.84	0.70

4.	INVENTORY

Inventory consists of the following:

	As of December 31,
	2003	2004	2005
	RMB	RMB	RMB

Satellite communication related equipment and equipment accessories	—	338	3,276

5.	PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consist of the following:

	As of December 31,
	2003	2004	2005
	RMB	RMB	RMB

Advances to suppliers	3,260	8,412	10,036
Prepaid expenses for initial public offering	1,761	—	—
Deposit for project development	5,106	2,606	455
Fees receivable (Note)	—	—	4,094
Others	144	290	1,904

	10,271	11,308	16,489

Note:	Fees receivable represent professional service fees paid by the Company in connection with an unsolicited voluntary conditional offer, to acquire all the issued ordinary shares in the capital of the Company, as announced by the offeror on September 14, 2005. The completion of the offer is subject to the satisfaction or waiver for certain pre-conditions. The offeror has undertaken that it will bear the certain professional fees paid by the Company in relation to the conditional offer. During 2005, the Company paid such professional fees of RMB2,430 which have been fully reimbursed by the offeror.

CHINACAST COMMUNICATION HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.	PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net consist of the following:

	As of December 31,
	2003	2004	2005
	RMB	RMB	RMB

Satellite hub equipment	24,384	24,384	33,461
Computer equipment	11,017	8,946	15,434
Furniture and fixtures	128	216	372
Motor vehicles	1,051	1,232	1,624
	36,580	34,778	50,891

Less: accumulated depreciation	19,394	23,255	30,627

	17,186	11,523	20,264

The Group leases a motor vehicle under an agreement that is classified as a capital lease (see Note 10). The cost of the asset under the capital lease is included in property, plant, and equipment and was RMB787, RMB787 and RMB787 as of December 31, 2003, 2004 and 2005, respectively. Accumulated amortization of the leased asset as of December 31, 2003, 2004 and 2005, was approximately RMB52, RMB210 and RMB360, respectively.

7.	ACQUIRED INTANGIBLE ASSETS, NET

Acquired intangible assets, net consist of the following:

As of
December 31,
2005
RMB

Agreements with universities	20,465
Training school operating right	271
Less: accumulated amortization	(1,358)

19,378

In 2005, the Group acquired certain agreements with universities and a training school operating right through an acquisition (see Note 3). The Group also recorded amortization expenses in respect of agreements with universities and a training school operating right amounting to RMB1,351 and RMB7, respectively, for the year ended December 31, 2005. The Group will record amortization expenses of RMB5,366, RMB5,366, RMB5,366, RMB3,124 and RMB27, for 2006, 2007, 2008, 2009 and 2010, respectively.

CHINACAST COMMUNICATION HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.	LONG-TERM INVESTMENTS

Long-term investments consist of the following:

			Percentage	As of December 31,
Name of Investment	Notes		of Ownership	2003	2004	2005
				RMB	RMB	RMB

Equity investments:
ChongQing ChinaCast Distance Learning Service Limited	(a	)	20%	—	400	348
Guo You Communication Network Limited	(b	)	43%	—	—	3,950

				—	400	4,298

Cost investment:
Beijing Dongshi-ChinaCast Education Technology Co., Ltd.	(c	)	20%	—	—	15,000

Total				—	400	19,298

Notes:

(a)	In February 2004, the Group established ChongQing ChinaCast Distance Learning Service Limited (“ChongQing ChinaCast”) and invested a 20% stake of ChongQing ChinaCast for RMB400. The Group has accounted for its investment in ChongQing ChinaCast under the equity method of accounting. The carrying amount of RMB348 is equal to the underlying equity in net assets of ChongQing ChinaCast.

(b)	In March 2005, the Group established Guo You Communication Network Limited (“Guo You”) and invested a 43% stake in Guo You for RMB4,300. The Group has accounted for its investment in Guo You under the equity method of accounting. The carrying amount of RMB3,950 is equal to the underlying equity in net assets of Guo You.

(c)	In June 2005, the Group acquired a 20% stake in Beijing Dongshi-ChinaCast Education Technology Co., Ltd. (“Dongshi ChinaCast”) for RMB15,000. In view of its limited representation on the board of directors, the concentration of majority ownership among a group of other investors who operates Dongshi ChinaCast and the Group has assigned all of its voting rights to one of the other shareholders of Dongshi ChinaCast under certain circumstances, the Group has concluded that it does not exert significant influence over the operating and financial activities of Dongshi ChinaCast. Accordingly, the Group has accounted for its investment in Dongshi ChinaCast under the cost method of accounting.

CHINACAST COMMUNICATION HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following:

	As of December 31,
	2003	2004	2005
	RMB	RMB	RMB

Accrued professional fees	401	1,428	6,307
Accrued employee payroll and other compensation	796	839	1,885
Advances from customers	693	100	8,166
Payable for acquired property, plant and equipment	—	—	392
Payable related to the acquisition (Note 3)	—	—	6,300
Others accrued expenses	13	70	173
Value-added taxes	77	—	—
Business tax payable	9,080	14,591	21,355
Other tax payables	—	57	269

Total	11,060	17,085	44,847

10.	CAPITAL LEASE OBLIGATION

	As of December 31,
	2003	2004	2005
	RMB	RMB	RMB

Capital lease obligation bearing an average interest rate of 5.5% per annum	657	503	342

Total	657	503	342
Current portion of capital lease obligation	(155)	(155)	(152)

Capital lease obligation, less current portion	502	348	190

Future minimum lease payments required under the capital lease and the present value of the net minimum lease payments as of December 31, 2005 are as follows:

RMB

Year ending December 31,
2006	169
2007	169
2008	43

Total minimum lease payments	381
Less: amount representing interest	39

Present value of net minimum lease payments	342
Less: current maturities of capital lease obligation	(152)

Long-term capital lease obligation	190

The term of the capital lease is 5 years expiring in 2008. Interest rate is fixed at the contract date.

CHINACAST COMMUNICATION HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.	LONG-TERM BANK LOAN

	As of December 31,
	2003	2004	2005
	RMB	RMB	RMB

Bank loan bearing an average interest rate of 5.49% per annum repayable by yearly installments of RMB60	200	140	—

Total	200	140	—
Less: current portion of long-term bank loan	60	60	—

Long-term bank loan, less current portion	140	80	—

The bank loan is a three-year loan repayable by yearly installments commencing March 21, 2003 and is secured by a motor vehicle of the Group. In advance of the repayment schedule, the Group fully repaid the bank loan in 2005. The carrying amount of the long-term bank loan approximates to its fair value.

12.	REDEEMABLE CONVERTIBLE PREFERENCE SHARES

On September 11, 2000, CCT BVI’s Board of Directors authorized the issuance of 28,640,000 shares of the Series A CCT BVI Preference Shares at a price of the US$1.00 per share. In December 2000 and June 2001, CCT BVI received the initial and second tranches of subscription in respect of total 17,184,000 shares for RMB141,488.

The holders of the Series A CCT BVI Preference Shares (“Series A Investors”) are entitled to the same voting rights as that of ordinary shareholders, and are entitled to participate in all dividends paid to the ordinary shareholders, on an as converted basis. The Series A Investors have dividend distribution and liquidation preferences to the ordinary shareholders.

The Series A Investors have the right at any time on or after the third anniversary of the issuance of the shares or prior to that date if certain conditions or events occur, at the investor’s option, to convert the Series A CCT BVI Preference Shares to ordinary shares by the applicable conversion price which is defined initially as the original issue price of the Series A CCT BVI Preference Shares, adjusted to a price reflecting the effect of stock dividends, stock splits, subdivisions, or other similar transactions. The Series A CCT BVI Preference Shares will automatically convert into shares of ordinary shares upon the closing of an initial public offering provided that certain valuation and other requirements are met.

The Series A Investors also have the right to require CCT BVI to redeem all outstanding Series A CCT BVI Preference Shares at 100% of the amount subscribed, plus any accumulated and unpaid dividends thereon, plus interest calculated at 10% per annum of the proceeds and accumulated and unpaid dividends. The redemption right commences from the earlier of September 11, 2003 or date of any material breaches of the subscription agreement.

Pursuant to the group reorganisation as discussed in Note 1, the CCN entered into a preference share swap agreement with the Series A investors. CCN allotted and issued 19,702,958 Series A CCN Preference Shares in exchange of the total 17,184,000 Series A CCT BVI Preference Shares, which caused the decrease of conversion price from US$1.00 to US$0.87.

The terms of the Series A CCN Preference Shares are the same as the Series A CCT BVI Preference Shares, except that the redemption right commences from the earlier of July 16, 2005 or any material breaches of the subscription agreement. The investors’ entitlements of interest and interest on declared but unpaid dividend, if any, is calculated at 10% per annum thereon compounded annually and accrued from the original issuance of the Series A CCT BVI Preference Shares.

On July 28, 2003, CCN has allotted and issued 18,058,580 Series B CCN Preference Shares at the price of approximately US$0.75 per share for a total consideration of RMB111,618 to investors. The terms of the Series B

CHINACAST COMMUNICATION HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CCN Preference Shares are similar to those in Series A CCN Preference Shares, except that the redemption right commences from the earlier of July 28, 2005 or any material breaches of the subscription agreement.

The Group recorded a deemed dividend of RMB22,609 and RMB10,576 in 2003 and 2004 respectively, which resulted from the amortization of the 10% redemption premium and issuance costs associated with Series A and Series B redeemable convertible preference shares.

The significant terms of the Series A and Series B convertible redeemable preference shares are as follows:

Redemption

The holders of the preference shares have the right at any time on or after a pre-determined date or prior to that date if certain conditions or events occur, at the holder’s option, to redeem all of the redeemable convertible preference shares at the price they subscribed for the preference shares plus interest at 10% per annum.

Conversion

Each Series A and Series B convertible redeemable preference share is, at the discretion of the holder, convertible into common shares at an initial conversion ratio of 1:1, based on an initial conversion price of US$0.87 and US$0.75, respectively, which represents the original issuance price of the Series A and Series B convertible redeemable preference shares. Upon a qualified initial public offering, each preference share shall automatically be converted into common shares.

Voting rights

The holders of the preference shares shall be entitled to vote on all matters that are submitted to a vote of holders of ordinary shares. Each preference share shall carry a number of votes equal to the number of common shares issuable upon its conversion into ordinary shares.

Dividends

No dividend shall be paid on any other class of shares unless and until a dividend in like amount is first paid in full on the preference shares.

Liquidation preference

In the event of any liquidation, dissolution or winding up of the company, the holders of the preference shares shall be entitled to receive the price they subscribed for the preference shares plus all declared but unpaid dividends, plus interest at 10% per annum.

Upon the completion of the Group’s initial public offering on May 14, 2004, all of the issued and outstanding Series A and Series B convertible redeemable preference shares were converted into ordinary shares.

13.	SHARE OPTION PLANS

2001 Stock Incentive Plan

In April 2000, the Group adopted 2001 Stock Incentive Plan, under which CCT BVI may grant options to purchase up to 11,111,542 ordinary shares of CCT BVI to its employees, directors and consultants at price not less than the fair market value at the date of grant for incentive stock options and not less than 85% of the fair market value at the date of grant for non-qualified options.

These options will expire ten years from the date of grant and vest at a rate of 25% on the first anniversary of the grant date and 1/48 per month thereafter. Accordingly, there are 11,111,542 options available for future grant.

CHINACAST COMMUNICATION HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

However, the Group has not granted any options under this plan and does not anticipate to grant any additional options under this plan in the future.

2003 Employee Share Option Scheme

In July 2003, the Group adopted another stock option plan, under which CCN may grant options to purchase up to 7,907,982 ordinary shares of US$0.01 each to its employees and directors at a price of US$0.15 per share.

These options will expire ten years from the date of grant and vest at a rate of 25% on the first anniversary of the grant date and 1/48 per month thereafter. However, the Group has not granted any options under this plan and does not anticipate to grant any additional options under this plan in the future.

Pre-IPO Share Option Plan

Under the Pre-IPO Plan adopted in March of 2004, the Company may grant options to purchase up to 26,110,000 ordinary shares to employees and directors at an exercise price of Singapore dollar (“S$”)0.073 (US$0.043). The Pre-IPO Plan will remain in effect for 10 years starting from the date of adoption.

On March 29, 2004, the Company granted, under the Pre-IPO Plan, 26,110,000 options to purchase 26,110,000 ordinary shares to certain employees and directors at an exercise price of S$0.073 (US$0.043) per share. For every year of employment the grantee has completed, 25% of the options granted to such grantee would become vested over 4 years. All the options granted, which have not been exercised, will expire on March 28, 2014. There are no options remaining for future grant.

A summary of the share option activity under Pre-IPO Share Option Plan is as follows:

	Number of	Weighted Average
	Option	Exercise Price
		S$	US$

Options outstanding at January 1, 2004	—	—	—
Granted	26,110,000	0.073	0.043
Exercised	—	—	—
Cancelled	—	—	—

Options outstanding at December 31, 2004	26,110,000	0.073	0.043
Granted	—	—	—
Exercised	—	—	—
Cancelled	—	—	—

Options outstanding at December 31, 2005	26,110,000	0.073	0.043

The per share fair value of options as of March 29, 2004, the grant date was as follows:

	S$	0.2075
Ordinary shares	(US$	0.123)

CHINACAST COMMUNICATION HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes information with respect to share options outstanding at December 31, 2005:

	Options Outstanding				Options Exercisable
Weighted
Average
	Number	Remaining	Weighted Average		Number	Weighted Average
	Outstanding	Contractual Life	Exercise Price		Exercisable	Exercise Price
			S$	US$		S$	US$

Ordinary shares:
S$0.073 (equivalent to US$0.043)	26,110,000	8.25 years	0.073	0.043	24,943,333	0.073	0.043

The fair value of each option granted is estimated on the date of grant using the Binomial method.

Option grants

Average risk-free rate of return	3.14%
Weighted average expected option life	10 years
Volatility rate	54%
Dividend yield	0%

Post-IPO Share Option Plan

Under the Post-IPO Plan adopted in March of 2004, the Company may grant options to purchase up to 15% of the issued ordinary shares on the day preceding the date of the relevant grant to employees and directors.

The options that are granted under the Post-IPO Plan may have exercise prices that are at the discretion of a committee comprising of directors, (a) set a discount to a price (the “Market Price”) equal to the average of the last dealt prices for the shares on the Main Board of the SGX-ST for the 5 consecutive market days immediately preceding the grant date (subject to a maximum discount of 20%), in which event, such options may be exercised after the second anniversary from the grant date; (b) fixed at the Market Price, which may be exercised after the first anniversary of the grant date. Options granted under the Post-IPO Plan will have a life-span of 5 years. The Company has not granted any options under the Post-IPO Plan. Accordingly, there are 66,272,475 options available for future grant.

14.	MANAGEMENT SERVICE FEE

On November 15, 2000, CCT Shanghai, CCL and the investors of CCL entered into a technical service agreement (“CCL Technical Service Agreement”) pursuant to which CCT Shanghai provided CCL with certain technical services and ancillary equipment in connection with CCL’s satellite communication business, which was operated by a branch of CCL. As compensation, CCT Shanghai received a service fee that equaled the difference between CCL total revenue less expenses as approved by CCT Shanghai.

Furthermore, the investors of CCL have pledged all the shares in CCL and, if certain events occurred, the entitlement to dividends and appropriations to CCT Shanghai to ensure the delivery of the service pursuant to the CCL Technical Service Agreement.

15.	INCOME TAXES

The Company, CCN and CCT BVI are exempted from income tax in Bermuda and British Virgin Islands where they are incorporated. In the opinion of management, the Company and CCN did not derive any income that was subject to income tax of the PRC and Hong Kong. CCT BVI’s deemed profit generated in the PRC is subject to the PRC income tax, which is calculated at 33% of such deemed profit.

CHINACAST COMMUNICATION HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CCT Shanghai is incorporated in the PRC and is governed by the Income Tax Law of the PRC concerning foreign investment enterprises (“FIE”) and various local income tax laws. Under such income tax laws, a FIE is generally subject to an income tax rate of 15% on income as reported in its statutory financial statements after appropriate tax adjustments unless the enterprise is located in specially designated regions or cities for which more favorable effective rates apply.

CCLX is incorporated in the PRC and is governed by the Income Tax Law of the PRC concerning domestic enterprises and various local income tax laws. Pursuant to a tax incentive policy granted by the local authority in Shanghai, CCLX is subject to an income tax rate of 4% on revenues derived from Shanghai. The Beijing branch of CCLX is subject to an income tax rate of 33% on income as reported in its statutory financial statements after appropriate tax adjustments unless the enterprise is located in specially designated regions or cities for which more favorable tax rates apply.

Tongfang and Tongfang Chuangxin are incorporated in the PRC and are governed by the income tax law of the PRC concerning domestic enterprises and various local income tax laws. Each of Tongfang and Tongfang Chuangxin is subject to an income tax rate of 33% on income as reported in its statutory financial statements after appropriate tax adjustments unless the enterprise is located in specially designated regions or cities for which more favorable tax rates apply. As approved by State Administration Taxation Bureau of Beijing Haidian District, Tongfang Chuangxin is exempted from income tax for the period from January 1, 2004 to December 31, 2006.

CCT HK, excluding its representative office in Beijing, is subject to Hong Kong Profits Tax on its activities conducted in Hong Kong. No provision for Hong Kong Profits Tax has been made in the financial statements as CCT HK has no assessable profits for the periods presented.

The income taxes mainly represents the PRC income taxes calculated at the applicable rate on CCT BVI’s deemed profit generated in the PRC, the profit of CCT Shanghai, CCLX, Tongfang and Tongfang Chuangxin and the deemed profit of CCT HK’s representative office in Beijing, the PRC.

The income tax provision is summarized as follows:

	For the Year Ended December 31,
	2003	2004	2005
	RMB	RMB	RMB

Current tax:
PRC income tax	7,288	8,516	10,368
Deferred tax:
Subsidiary operating in PRC	172	173	172

Total provision for income taxes	7,460	8,689	10,540

The principal components of the Group’s deferred tax assets are as follows:

	As of December 31,
	2003	2004	2005
	RMB	RMB	RMB

Deferred tax assets:
Net operating loss carry forwards	6,590	7,991	8,897
Pre-operating expenses	690	517	345

Total deferred tax assets	7,280	8,508	9,242
Valuation allowance on deferred tax assets	(6,590)	(7,991)	(8,897)

Net deferred tax assets	690	517	345

CHINACAST COMMUNICATION HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Group operates through multiple subsidiaries and a variable interest entity and the valuation allowance is considered on each individual subsidiary and variable interest entity basis. Where a valuation allowance was not recorded, the Group believes that it was more likely than not that the deferred taxes would be realized as it expects to generate sufficient taxable income in future. The net deferred tax assets represent the tax effect of temporary differences arising from the pre-operating expenses available for a subsidiary of the Company to offset against future profits over a period of five years till 2007.

The Group did not have any significant temporary differences relating to deferred tax liabilities as of December 31, 2003, 2004 and 2005.

The valuation allowance from 2003 to 2004 and from 2004 to 2005 have increased. The increase relates to the net operating losses which the Group believes cannot generate future taxable income to recognize the income tax benefit.

A reconciliation between total income tax expense and the Group’s effective tax rate is as follows:

	For the Year Ended December 31,
	2003	2004	2005
	RMB	RMB	RMB

Statutory tax rate (Note)	15.0%	15.0%	15.0%
Effect of non-deductible expenses	0.7%	8.8%	2.2%
Effect of tax exemption granted to a PRC subsidiary	—	—	(0.6)%
Effect of different tax rates of subsidiaries operating with difference tax regulations in PRC	0.7%	6.4%	1.1%
Changes in valuation allowance	1.3%	5.8%	1.1%

Tax charge for the year	17.7%	36.0%	18.8%

Note:  The domestic tax rate in the jurisdiction where the operation of the Group is substantially based is used.

16.	NET INCOME PER SHARE

Reconciliation of the basic and diluted net income per share is as follows:

	For the Year Ended December 31,
	2003	2004	2005
Income attributable to holders of ordinary shares (numerator)	RMB12,048	RMB4,861	RMB43,462

Shares (denominator):
Weighted average ordinary shares outstanding used in computing basic income per share	199,218,524	356,346,342	441,816,501

Plus incremental ordinary shares from assumed conversions of stock options using treasury stock method	—	12,413,296	16,826,394

Weighted average ordinary shares outstanding used in computing diluted income per share	199,218,524	368,759,638	458,642,895
Net income per share (in RMB cents) Basic	6.05	1.36	9.84

Diluted	6.05	1.32	9.48

CHINACAST COMMUNICATION HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the above mentioned periods, the Group had securities outstanding which could potentially dilute basic earning per share, but which were excluded from the computation of diluted net income per share in the periods presented, as their effects would have been antidilutive. If converted into ordinary shares of the Company using the same basis of the ordinary shares of the Company exchanged involving entities under common control, such outstanding securities consist of the following:

	As of December 31,
	2003	2004	2005

Series A redeemable convertible preference shares	68,925,182	—	—
Series B redeemable convertible preference shares	63,172,795	—	—

	132,097,977	—	—

17.	COMMITMENTS

a)  Information usage and satellite platform usage operating lease commitment

The Group has entered into certain operating lease arrangements relating to the information usage and satellite platform usage services. Rental expense related to these operating lease arrangements for the years ended December 31, 2003, 2004 and 2005 were RMB19,659, RMB18,981 and RMB18,516, respectively. Operating lease for information usage is negotiated for one year and rentals are fixed for one year. The Group had no fixed commitment on satellite platform usage fee as the amount was payable to CCL calculated at 10% of the CCT BVI’s revenue generated during the period, net of business tax.

b)  Office premises operating lease commitment

Rental expense related to the Group’s office premises operating leases for the years ended December 31, 2003, 2004 and 2005 were RMB1,403, RMB1,611 and RMB2,670, respectively.

As of December 31, 2005, the Group had outstanding lease commitments under the lease of the office premises of RMB2,454 and RMB303 under non-cancellable operating leases which fall due in 2006 and 2007 respectively.

18.	MAINLAND CHINA CONTRIBUTION PLAN AND PROFIT APPROPRIATION

Full time employees of the Group in the PRC participate in a government-mandated multiemployer defined contribution plan pursuant to which certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to employees. PRC labor regulations require the Group to accrue for these benefits based on certain percentages of the employees’ salaries. The total contributions for such employee benefits were RMBnil, RMB469 and RMB1,380 for the years ended December 31, 2003, 2004 and 2005, respectively.

Pursuant to laws applicable to entities incorporated in the PRC, the Group’s subsidiaries in the PRC must make appropriations from after-tax profit to non-distributable reserve funds. These reserve funds include one or more of the following: (i) a general reserve and (ii) an enterprise expansion fund. Subject to certain cumulative limits, the general reserve fund requires annual appropriations of 10% of after tax profit (as determined under accounting principles generally accepted in the PRC at each year-end); the other fund appropriations are at the Group’s discretion. These reserve funds can only be used for specific purposes of enterprise expansion and are not distributable as cash dividends. In 2003, 2004 and 2005, the Group made total appropriations of RMB1,361, RMB3,049 and RMB8,139 respectively, which are set aside as part of the accumulated deficit at the relevant balance sheet dates.

CHINACAST COMMUNICATION HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

19.	RELATED PARTY TRANSACTIONS

The Group has entered into a number of transactions with related parties. The balances and transactions with these related parties for the years ended December 31, 2003, 2004 and 2005 are as follows:

(a)	Transactions

The Group entered into the following transactions with related parties:

			For the Year Ended December 31,
Transactions	Notes		2003	2004	2005
			RMB	RMB	RMB

Service fee earned from CCL	(i	)	26,528	34,451	14,286

Costs and expenses reimbursed to CCL	(ii	)	9,709	6,483	1,583

Satellite platform usage fee to CCL	(iii	)	7,238	6,597	6,264

Transponder utilisation fee from (to) CCL	(iv	)	4,529	(6,265)	—

Interest expenses to a principal shareholder	(v	)	992	351	—

Purchase of inventory from CCL	(vi	)	—	1,816	—

Sales to
Beijing ChinaCast Qidi Distance Learning Consultancy Limited (“ChinaCast Qidi”)	(vii	)	—	436	—
Chongqing ChinaCast	(viii	)	—	—	1,125
Guo You	(viii	)	—	—	1,777

			—	436	2,902

Purchase of investment from CCL	(ix	)	—	—	15,000

Notes

(i)	The service fee was made at the agreed term of the CCL Technical Service Agreement (see Note 14). CCL is a company in which a principal shareholder and director of the Company, Mr. Yin Jian Ping, has over 10% interest.

(ii)	The costs and expenses were allocated from the Beijing branch of CCL based on the proportion of revenue generated and the agreement entered by the branch and the Group.

(iii)	The satellite platform usage fee was charged to CCT BVI.

(iv)	Both the Group and CCL provided satellite transmission service by utilizing the same transponder on a satellite which was owned by an outside supplier. Firstly, utilization fee was payable to the outside supplier either by the Group or CCL. Then, the allocation was made by reference to the proportion of the revenue generated by the respective parties. As such, reimbursed utilisation fee was paid by the Group to CCL or by CCL to the Group depending on portion shared by the respective parties.

(v)	The interest was related to a shareholder loan (see Note 19 (b) (2)) and charged at a rate equal to the Hong Kong dollar prime-lending rate of the Hong Kong and Shanghai Banking Corporation plus 2 percent per annum.

(vi)	Inventory was purchased by CCLX from CCL at negotiated prices.

(vii)	CCLX provided satellite related service or sold equipment and accessories to ChinaCast Qidi, a subsidiary of CCL.

CHINACAST COMMUNICATION HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(viii)	CCLX provided satellite related service or sold equipment and accessories to Chongqing ChinaCast and Guo You, which are the associates of the Group (see Note 8).

(ix)	In June 2005, the Group purchased a 20% stake in Dongshi ChinaCast from CCL (see Note 8).

(x)	On September 11, 2000, the Group and a holder of the Series A CCT BVI Preference Shares, Hughes Network Systems (“HNS”) entered into an agreement, pursuant to which HNS granted the Group a non-exclusive license to use the trademarks of HNS at no charge for a three-year period commencing on that date.

(xi)	On September 11, 2000, the Group granted CCL a non-exclusive license for a three-year period to use the trademarks of HNS at no charge in connection with CCL’s business. In addition, CCT HK granted CCL a non-exclusive license for the usage of certain domain names owned by CCT HK for 10 years at no charge.

(b) The Group had the following balances with related parties:

		Amounts Due from Related Parties			Amounts Due to Related Parties
		As of December 31,			As of December 31,
	Notes	2003	2004	2005	2003	2004	2005
		RMB	RMB	RMB	RMB	RMB	RMB

Current amounts
Sequent China/ Hong Kong Ltd.	(1)	6,764	—	—	—	—	—
Technology Venture Holdings Limited (“TVH”)	(2)	—	88	—	13,402	—	87
TopAsia Computer Co., Ltd. (“TopAsia”)	(3)	—	323	—	—	—	—
ChinaCast Qidi	(4)	—	510	—	—	—	—
Mr. Yin Jian Ping	(5)	—	100	25	—	—	—
Mr. Cliff Chow Siu Lam	(6)	84	—	—	—	—	—
ChongQing ChinaCast	(7)	—	—	225	—	—	—
Guo You	(7)	—	—	1,526
HNS	(8)	—	—	480	—	—	—
Wuhan Huashiyi ChinaCast Tele-Education Co., Ltd. (“Huashiyi”)	(9)	5,000	5,890	6,349	—	—	—

		11,848	6,911	8,605	13,402	—	87

Non-current advances
CCL	(10)	122,527	133,863	148,477	—	—	—

Notes:

(1)	Sequent China/Hong Kong Ltd. was a subsidiary of TVH (see Note 19 (b) (2) below). The amount represented deposit for equipment purchase.

(2)	TVH is a principal shareholder of the Group. The balances due from TVH represent the reimbursed expenses. The balance due to TVH mainly represents a shareholder loan which bears interest at a rate equal to the Hong Kong dollar prime-lending rate of the Hong Kong and Shanghai Banking Corporation plus 2 percent per annum, is unsecured and payable on demand (see Note 19 (a) (v)).

(3)	TopAsia was a subsidiary of TVH. The amount represented a loan advance, which was non-interest bearing, unsecured and subsequently settled in 2005.

(4)	The balance primarily represented trade receivable from provision of satellite related service and equipment.

(5)	The balance relates to an advance to Mr. Yin Jian Ping, which is non-interest bearing, unsecured and payable on demand.

CHINACAST COMMUNICATION HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(6)	Mr. Cliff Chow Siu Lam was the Chief Financial Officer of the Company until he resigned in 2005. The balance related to an advance, which was non-interest bearing, unsecured and subsequently settled in 2004.

(7)	ChongQing ChinaCast and Guo You are the associates of the Group (see Note 8). The balance arose from the provision of satellite related service.

(8)	HNS is a principal shareholder of the Group. The balance due from HNS represents an loan advance, which is non-interest bearing, unsecured and payable on demand.

(9)	Huashiyi is an associate of CCL. The amount due from Huashiyi represents an loan advance, which is non-interest bearing, unsecured and payable on demand.

(10)	The advances by the Group to CCL are for money spent on asset and expenses to build up the satellite business of CCL over the years. CCL has undertaken that when regulation allows, the ownership of CCLX and all the relevant assets attributable to the satellite business operations in the books of CCL and its Beijing branch will be transferred to the Group, the consideration of which will be settled against the above advances to CCL in the books of the Group at the sole discretion of the Group.

The above non-current advances are non-interest bearing and unsecured. As there are no fixed repayment terms, management considers that it is impracticable to disclose the fair value of the advances by using any of the appropriate valuation methods.

20.	SUBSEQUENT EVENT

Subsequent to December 31, 2005, the Group signed a Memorandum of Understanding (“MOU”) with Henan Zuocheng Technology Development Limited in February 2006 to acquire a 51% interest in Modern English Language Training LLC. The MOU is non-binding and is subject to further negotiation and agreements between the parties concerned including the approval from its directors and shareholders.

GREAT WALL ACQUISITION CORPORATION
(A DEVELOPMENT STAGE COMPANY)

CONDENSED BALANCE SHEETS
(RESTATED)

	March 31,	December 31,
	2006	2005
	(Unaudited)

ASSETS
Current assets:
Cash	$46,147	$130,059
Money market funds	8,971	348
Investment in Treasury Bills — held in trust	24,267,851	24,040,374
Prepaid expenses	470	720

Total current asset	24,323,439	24,171,501
Deferred tax assets	155,978	126,978

Total assets	$24,479,417	$24,298,479

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accrued expenses	$432,277	$431,700
Due to ChinaCast	122,000	507,000
Note payable, stockholder	50,000	—
Income taxes payable	284,129	229,421
Deferred interest	221,169	175,733

Total current liabilities	1,109,575	1,343,854

Common stock subject to possible redemption — 902,744 shares at redemption value	4,629,887	4,629,887

Stockholders’ equity
Preferred stock, $0.0001 par value; authorized 1,000,000 shares; issued — none
Common stock, $0.0001 par value; authorized 20,000,000 shares; issued and outstanding — 5,515,975 shares (which including 902,744 shares of common stock subject to possible redemption)	552	552
Additional paid-in capital	20,066,508	19,681,508
Deficit accumulated during development stage	(1,327,105)	(1,357,322)

Total stockholders’ equity	18,739,955	18,324,738

Total liabilities and stockholders’ equity	$24,479,417	$24,298,479

The accompanying notes should be read in conjunction with the financial statements.

GREAT WALL ACQUISITION CORPORATION
(A DEVELOPMENT STAGE COMPANY)

CONDENSED STATEMENTS OF OPERATIONS (Unaudited)

	Period from
	August 20, 2003
	(Inception) to
	March 31, 2006	Three Months Ended March 31,
	(Cumulative)	2006	2005
	(RESTATED)

Operating expenses:
Travel	$94,665	$8,493	$12,388
Capital based taxes	146,641	6,000	23,000
Professional fees	1,817,080	59,698	101,045
Rent	12,000	1,500	1,500
Transfer agent fees	34,531	9,247	4,160
Other operating costs	4,100	246	180

Loss from operations	(2,109,017)	(85,184)	(142,273)
Interest income	894,888	190,664	97,956
Interest expense	(1,374)	(263)	—

Income (loss) before provision for income taxes	(1,215,503)	105,217	(44,317)
Provision for income taxes	111,602	75,000	—

Net income (loss)	$(1,327,105)	$30,217	$(44,317)

Net income (loss) per common share — basic and diluted		$0.01	$(0.01)

Weighted average number of common shares outstanding — basic and diluted		5,515,975	5,515,975

The accompanying notes should be read in conjunction with the financial statements.

GREAT WALL ACQUISITION CORPORATION
(A DEVELOPMENT STAGE COMPANY)

CONDENSED STATEMENTS OF STOCKHOLDERS’ EQUITY
(RESTATED)

				Deficit
				Accumulated
			Additional	During	Total
	Common Stock		Paid-In	Development	Stockholders’
	Shares	Amount	Capital	Stage	Equity

Balance, August 20, 2003 (inception)	—	$—	$—	$—	$—
Sale of 1,000,000 shares of common stock to founding stockholders at $.025 per share	1,000,000	100	24,900	—	25,000
Net loss	—	—	—	(1,213)	(1,213)

Balance, December 31, 2003	1,000,000	$100	$24,900	$(1,213)	$23,787
Sale of 4,515,975 units (including 902,744 shares of common stock subject to possible redemption), net of underwriters discount and offering expenses	4,515,975	452	23,985,395	—	23,985,847
Reclassification as a result of 902,744 shares of common stock being subject to possible redemption	—	—	(4,629,887)	—	(4,629,887)
Proceeds from issuance of stock option to underwriter			100		100
Net loss	—	—	—	(141,152)	(141,152)

Balance, December 31, 2004	5,515,975	$552	$19,380,508	$(142,365)	$19,238,695
Additional capital contributed through payment of expense	—	—	301,000	—	301,000
Net loss	—	—	—	(1,214,957)	(1,214,957)

Balance, December 31, 2005	5,515,975	$552	$19,681,508	$(1,357,322)	$18,324,738
Unaudited:
Additional capital contributed through payment of expense	—	—	385,000	—	385,000
Net income	—	—	—	30,217	30,217

Balance, March 31, 2006	5,515,975	$552	$20,066,508	$(1,327,105)	$18,739,955

The accompanying notes should be read in conjunction with the financial statements.

GREAT WALL ACQUISITION CORPORATION
(A DEVELOPMENT STAGE COMPANY)

CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)
(RESTATED)

	Period from
	August 20, 2003
	(Inception) to
	March 31, 2006	Three Months Ended March 31,
	(Cumulative)	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(1,327,105)	$30,217	$(44,317)
Adjustments to reconcile net loss to net cash used in operating activities:
Noncash professional fee expense	808,000	—	—
Deferred taxes	(155,978)	(29,000)	—
Interest on Treasury Bills	(1,106,401)	(227,297)	(122,419)
Changes in operating assets and liabilities:
(Increase) decrease in —
Prepaid expenses	(470)	250	2,533
Increase (decrease) in —
Accrued expenses	432,277	577	(34,544)
Income tax payable	284,129	54,708	23,000
Deferred interest	221,169	45,436	24,471

Net cash used in operating activities	(844,379)	(125,109)	(151,276)

CASH FLOWS FROM INVESTING ACTIVITIES
Increase in money market funds	(8,971)	(8,623)	(118)
Purchase of Treasury Bills	(293,454,450)	(43,269,180)	(70,231,890)
Maturity of Treasury Bills	270,293,000	43,269,000	70,232,000

Net cash used in investing activities	(23,170,421)	(8,803)	(8)

CASH FLOWS FROM FINANCING ACTIVITIES
Gross proceeds from public offering	27,095,850	—	—
Proceeds from issuance of stock option	100	—	—
Payment of costs of public offering	(3,110,003)	—	—
Proceeds from sale of shares of common stock	25,000	—	—
Proceeds from notes payable, stockholders	85,000	50,000	—
Repayment of note payable, stockholders	(35,000)	—	—

Net cash provided by financing activities	24,060,947	50,000	—

CASH
Net increase (decrease)	46,147	(83,912)	(151,284)
Balance at beginning of period	—	130,059	688,542

Balance at end of period	$46,147	$46,147	$537,258

The accompanying notes should be read in conjunction with the financial statements.

Great Wall Acquisition Corporation
(a corporation in the development stage)

Notes to Financial Statements (Unaudited)
Three months ended March 31, 2006

1.	Basis of Presentation

The financial statements of Great Wall Acquisition Corporation (the “Company”) at March 31, 2006, for the three months ended March 31, 2006 and 2005, and for the period from August 20, 2003 (inception) to March 31, 2006 (cumulative), are unaudited. In the opinion of management, all adjustments (consisting of normal accruals) have been made that are necessary to present fairly the financial position of the Company as of March 31, 2006 and the results of its operations and its cash flows for the three months ended March 31, 2006 and 2005, and for the period from August 20, 2003 (inception) to March 31, 2006 (cumulative). Operating results for the interim periods presented are not necessarily indicative of the results to be expected for a full fiscal year.

The statements and related notes have been prepared pursuant to the rules and regulations of the U.S. Securities and Exchange Commission. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations. These financial statements should be read in conjunction with the financial statements that were included in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2005, as filed with the U.S. Securities and Exchange Commission. The December 31, 2005 financial statements are derived from the audited financial statements.

2.	Organization and Business Operations

Great Wall Acquisition Corporation (the “Company”) was incorporated in August 20, 2003 as a blank check company whose objective is to acquire an operating business having its primary operations in the People’s Republic of China.

All activity from August 20, 2003 (inception) through December 31, 2005 relates to the Company’s formation, initial public offering and operations as described below. The Company has selected December 31 as its fiscal year-end.

The registration statement for the Company’s initial public offering (“Offering”) was declared effective March 17, 2004.

The Company consummated the offering on March 23, 2004 and on March 30, 2004, the underwriters exercised their over-allotment option and the Company received net proceeds of approximately $23,986,000 (See Note 3). The Company’s management has broad discretion with respect to the specific application of the net proceeds of this Offering, although substantially all of the net proceeds of this Offering are intended to be generally applied toward consummating a business combination with an operating business in the People’s Republic of China (“Business Combination”). An amount of approximately $23,161,000 of the net proceeds was placed in an interest-bearing trust account (“Trust Fund”) until the earlier of (i) the consummation of the Company’s first Business Combination or (ii) liquidation of the Company. Under the agreement governing the Trust Fund, funds will only be invested in United States government securities (Treasury Bills) with a maturity of 180 days or less. This amount has been invested in a Treasury Bill. The Treasury Bill has been accounted for as a trading security, which is recorded at its market value of approximately $24,267,851 at March 31, 2006. The excess of market value over cost, exclusive of the deferred interest described below, is included in interest income in the accompanying Statement of Operations. The remaining net proceeds may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

The Company, after signing a definitive agreement for the acquisition of a target business, will submit such transaction for stockholder approval. If stockholders (“Public Stockholders”) owning 20% or more of stock issued in the Initial Public Offering, vote against the Business Combination and exercise their conversion rights described below, the Business Combination will not be consummated. With respect to a Business Combination that is approved and consummated, any Public Stockholder who voted against the Business Combination may demand that

Great Wall Acquisition Corporation
(a corporation in the development stage)

Notes to Financial Statements (Unaudited) — (Continued)

the Company redeem his shares. Accordingly, a portion of the net proceeds from the Initial Public Offering (19.99% of the amount originally held in the Trust Fund) has been classified as common stock subject to possible redemption and 19.99% of the related interest earned on the Treasury Bills has been recorded as deferred interest in the accompanying March 31, 2006 balance sheet.

With respect to the Business Combination, all of the Company’s stockholders prior to the Initial Public Offering, including the Company’s chairman of the board and chief executive officer and other former members of the Company’s board of directors (“Initial Stockholders”), have agreed to vote their 1,000,000 founding shares of common stock in accordance with the vote of the Public Stockholders holding a majority of the shares sold in the Initial Public Offering. After consummation of the Business Combination, all of these voting safeguards terminate.

The Company’s Amended and Restated Certificate of Incorporation provided for mandatory liquidation of the Company, without stockholder approval, if the Company did not consummate a Business Combination by September 23, 2005 (18 months from the date of the consummation of the Initial Public Offering), or by March 23, 2006 (24 months from the consummation of the Initial Public Offering) if certain extension criteria were satisfied. On September 13, 2005, the Company satisfied the criteria for the six month extension by entering into Letters of Undertaking with shareholders of ChinaCast Communication Holdings Limited (“ChinaCast”) who hold in the aggregate 51.2% of ChinaCast’s issued and outstanding ordinary shares (the “Majority Shareholders”), pursuant to which the Majority Shareholders agreed to accept a pre-conditional voluntary tender offer (the “Tender Offer”) made by the Company (See Note 9).

On March 21, 2006, after approval thereof at its special meeting of stockholders held that day, the Company filed with the Secretary of State of the State of Delaware a certificate of amendment to its certificate of incorporation, the effect of which was to (i) eliminate the provision of its certificate of incorporation that purported to prohibit amending its “business combination” provisions; (ii) extend the date before which the registrant must complete a business combination, to avoid being required to liquidate, from March 23, 2006 to December 31, 2006; and (iii) allow holders of up to 20% of the shares issued in the registrant’s initial public offering (“Public Shares”) who vote against the proposals considered at the meeting and elect conversion to convert their Public Shares into cash held in the registrant’s IPO trust account. There is no assurance that the Company will be able to successfully effect a Business Combination during this period. This factor raises substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements are prepared assuming the Company will continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (revised 2004) (“SFAS 123(R)”), “Share Based Payment”. SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The Company was required to adopt SFAS 123(R) effective January 1, 2006. The adoption of SFAS 123(R) did not have a significant impact on the Company’s financial condition or results of operations.

3.	Initial Public Offering

On March 23, 2004, the Company sold 4,000,000 units (“Units”) in the Offering. On March 30, 2004, the Company sold an additional 515,975 Units pursuant to the underwriters’ over-allotment option. Each Unit consists of one share of the Company’s common stock, $.0001 par value, and two redeemable common stock purchase warrants (“Warrants”). Each Warrant will entitle the holder to purchase from the Company one share of common stock at an exercise price of $5.00 commencing the later of the completion of a Business Combination with a target business or one year from the effective date of the Offering and expiring five years from the date of the prospectus. The Warrants will be redeemable at a price of $.01 per Warrant upon 30 days’ notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $8.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given.

Great Wall Acquisition Corporation
(a corporation in the development stage)

Notes to Financial Statements (Unaudited) — (Continued)

In connection with this Offering, the Company issued, for $100, an option to the representative of the underwriters to purchase 400,000 Units at an exercise price of $9.90 per Unit. In addition, the warrants underlying such Units are exercisable at $6.95 per share.

If the Tender Offer is not consummated by December 31, 2006, the Company will be forced to liquidate. There is no assurance that the Company will be able to successfully effect the Tender Offer during this period. This factor raises substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements are prepared assuming the Company will continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Fund assets) will be less than the price per share in the Initial Public Offering due to costs related to the Initial Public Offering and Company operations and since no value would be realized on the Warrants.

4.	Commitment and Contingency

The Company presently occupies office space provided by an affiliate of an Initial Stockholder. Such affiliate has agreed that, until the acquisition of a target business by the Company, it will make such office space, as well as certain office and secretarial services, available to the Company, as may be required by the Company from time to time. The Company has agreed to pay such affiliate $500 per month for such services commencing on the effective date of the Offering. The statements of operations for the three months ended March 31, 2006 includes $1,500 related to this agreement.

The Company entered a consulting agreement as of April 1, 2005 with a third party to assist it with a finding a target business and consummating a Business Combination. The initial term of the consulting agreement was October  1, 2005, which was extended to March 23, 2006 by mutual agreement of both parties. This consulting agreement may be terminated by one party in connection with a material violation of the agreement by the other party, or by either party for any reason upon 30 days prior written notice. Under this consulting agreement, the consultant is entitled to fees of $10,000 per month before December 1, 2005 and $5,000 per month after December 1, 2005 and reasonable travel and out-of-pocket expenses. During the three months ended March 31, 2006, the Company paid this consultant $15,000 in fees, which are included in professional fees for this period.

Since the extension of the period during which the Company could consummate a business acquisition, as described in Note 2, was not contemplated in the Offering, stockholders may have securities law claims against the Company for rescission (under which a successful claimant has the right to receive the total amount paid for his or her shares pursuant to an allegedly deficient prospectus, plus interest and less any income earned on the shares, in exchange for surrender of the shares) or damages (compensation for loss on an investment caused by alleged material misrepresentations or omissions in the sale of the security). Such claims may entitle stockholders asserting them to more than the pro rata shares of the Trust Account to which they are entitled on conversion or liquidation. Holders of such claims, who may include all stockholders who own shares issued in the Company’s Offering, might seek to have the claims satisfied from funds in the Trust Account. The Company has not recorded a liability for such possible rescission as it cannot predict whether stockholders will bring such claims, how many might bring them or the extent to which they might be successful.

5.	Tender Offer for Proposed Business Combination

On September 13, 2005, the Company entered Letters of Undertaking with the ChinaCast Majority Shareholders. Pursuant to the terms of the Tender Offer, each shareholder of ChinaCast will have the option to receive for the tender of such shareholder’s ChinaCast ordinary shares (the “ChinaCast Shares”) (i) one share of the Company’s common stock for every 21.29 shares of ChinaCast Shares tendered (the “Stock Offer”), or (ii) a cash payment of 0.28 Singapore dollars (US$0.167, based on the exchange rate of 1.6810 on September 13, 2005) for each of the ChinaCast Shares tendered. The Majority Shareholders irrevocably and unconditionally agreed to accept the Stock Offer. If the Tender Offer is consummated, ChinaCast and its subsidiaries will become subsidiaries of the Company.

Great Wall Acquisition Corporation
(a corporation in the development stage)

Notes to Financial Statements (Unaudited) — (Continued)

The Tender Offer and the related transactions require approval by the holders of a majority of the shares sold in the Initial Public Offering (See Note 3).

In connection with this Tender Offer, a stockholder of the Company has agreed to reimburse ChinaCast for certain professional fees paid by ChinaCast relating to the Tender Offer. This stockholder reimbursed ChinaCast for approximately $301,000 during 2005 and an additional $385,000 during the first quarter of 2006. This amount was recorded as professional fees by the Company as well as a capital contribution by the stockholder.

An additional amount of approximately $507,000 which is due to ChinaCast as reimbursement for further expenses that had not been reimbursed by the stockholder prior to December 31, 2005, has been recorded as professional fees by the Company and a liability due to ChinaCast. Upon the $385,000 payment in 2006, this portion of the liability to ChinaCast has been deemed to have been paid through an additional capital contribution by the stockholder. The December 31, 2005 and March 31, 2006 financial statements have been restated to expense these professional fees. These adjustments decreased stockholders equity by $507,000 at December 31, 2005 and $122,000 at March 31, 2006 and increased the net loss by $808,000 or $0.15 per share for the year ended December 31, 2005.

ChinaCast was incorporated under the laws of Bermuda on November 20, 2003 as an exempted company with limited liability, and as the holding company for a public flotation in Singapore of ChinaCast’s business. ChinaCast’s principal subsidiary, ChinaCast Technology (BVI) Limited (“ChinaCast Technology”), was founded in 1999 to provide ChinaCast Co., a company founded by ChinaCast’s Executive Director, with funding for its satellite broadband Internet services. ChinaCast is one of the leading providers of e-learning services and content to address the needs of K-12 schools, universities, government agencies and corporate enterprises in the People’s Republic of China and has been listed on the Main Board of the Singapore Exchange Securities Trading Limited since May 2004. ChinaCast is headquartered in Beijing with offices in Shanghai, Hong Kong and Singapore, and currently employs more than 160 employees throughout these locations.

Great Wall Acquisition Corporation
(a corporation in the development stage)

INDEX TO FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Great Wall Acquisition Corporation

We have audited the accompanying balance sheets of Great Wall Acquisition Corporation (a corporation in the development stage) as of December 31, 2005, and the related statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2005 and 2004 and the cumulative period from August 20, 2003 (inception) to December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Great Wall Acquisition Corporation as of December 31, 2005, and the results of its operations and its cash flows for the years ended December 31, 2005 and 2004, and the cumulative period from August 20, 2003 (inception) to December 31, 2005, in conformity with United States generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that Great Wall Acquisition Corporation will continue as a going concern. As discussed in Note 1 to the financial statements, Great Wall Acquisition Corporation will face a mandatory liquidation by December 31, 2006 if a business combination is not consummated, which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As described in Note 8, in September 2005, Great Wall Acquisition Corporation entered into Letters of Understanding with the majority shareholders of ChinaCast Communications Holdings Limited.

As described in Note 8, the accompanying 2005 financial statements have been restated to record additional professional fees.

/s/  Goldstein Golub Kessler LLP

Goldstein Golub Kessler LLP
New York, New York
April 11, 2006, except for Note 8,
as to which the date is August 11, 2006
and Note 9, as to which the date is
April 24, 2006

GREAT WALL ACQUISITION CORPORATION
(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEET
(Restated)

December 31,
2005

ASSETS
Current assets:
Cash	$130,059
Money market funds	348
Investment in Treasury Bills — held in trust	24,040,374
Prepaid expenses	720

Total current assets	24,171,501

Deferred tax assets	126,978

Total assets	$24,298,479

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accrued expenses	$431,700
Due to ChinaCast	507,000
Income taxes payable	229,421
Deferred interest	175,733

Total current liabilities	1,343,854

Common stock subject to possible redemption — 902,744 shares at redemption value	4,629,887

Commitments and contingencies
Stockholders’ equity
Preferred stock $0.0001 par value; authorized 1,000,000 shares; issued — none
Common stock, $0.0001 par value; authorized 20,000,000 shares; issued and outstanding — 5,515,975 shares (which including 902,744 shares of common stock subject to possible redemption)	552
Additional paid-in capital	19,681,508
Deficit accumulated during development stage	(1,357,322)

Total stockholders’ equity	18,324,738

Total liabilities and stockholders’ equity	$24,298,479

The accompanying notes should be read in conjunction with the financial statements.

GREAT WALL ACQUISITION CORPORATION
(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF OPERATIONS
(RESTATED)

	Period from
	August 20, 2003
	(Inception) to
	December 31,	Year Ended	Year Ended
	2005	December 31,	December 31,
	(Cumulative)	2005	2004

Operating expenses:
Travel	$86,172	$50,783	$35,389
Capital based taxes	140,641	73,329	67,312
Professional fees	1,757,382	1,572,791	184,591
Rent	10,500	6,000	4,500
Transfer agent fees	25,284	14,686	10,598
Other operating costs	$3,854	$1,030	$1,941

Loss from operations	(2,023,833)	(1,718,619)	(304,331)

Interest income	704,224	540,264	163,960
Interest expense	(1,111)	—	(781)

Loss before provisions for income taxes	$(1,320,720)	$(1,178,355)	$(141,152)
Provision for income taxes	36,602	36,602	—

Net Loss	(1,357,322)	(1,214,957)	(141,152)

Net loss per common share — basic and diluted		$(0.22)	$(0.03)

Weighted average number of common shares outstanding —
Basic and diluted:		5,515,975	4,590,900

The accompanying notes should be read in conjunction with the financial statements.

GREAT WALL ACQUISITION CORPORATION
(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF STOCKHOLDERS’ EQUITY
(RESTATED)

				Deficit
				Accumulated
			Additional	During	Total
	Common Stock		Paid-In	Development	Stockholders’
	Shares	Amount	Capital	Stage	Equity

Balance August 20, 2003 (inception)	—	$—	$—	$—	$—
Sale of 1,000,000 shares of common stock to founding stockholders at $0.25 per share	1,000,000	100	$24,900	$	$25,000
Net loss	—	$—	$—	$(1,213)	$(1,213)

Balance, December 31, 2003	1,000,000	100	$24,900	$(1,213)	23,787
Sale of 4,515,975 units (including 902,744 shares of common stock subject to possible redemption), net of underwriters discount and offering expenses	4,515,975	452	23,985,395	—	23,985,847
Reclassification as a result of 902,744 shares of common stock being subject to possible redemption	—	—	(4,629,887)	—	(4,629,887)
Proceeds from issuance of stock option to underwriter	—	—	100		100
Net loss	—	—	—	(141,152)	(141,152)

Balance, December 31, 2004	5,515,975	$552	$19,380,508	$(142,365)	$19,238,695

Additional capital contributed through payment of expenses	—	—	301,000	—	301,000
Net loss	—	—	—	(1,214,957)	(1,214,957)

Balance, December 31, 2005	5,515,975	$552	$19,681,508	$(1,357,322)	$18,324,738

The accompanying notes should be read in conjunction with the financial statements.

GREAT WALL ACQUISITION CORPORATION
(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF CASH FLOWS
(RESTATED)

	August 20, 2003
	(Inception) to	Year Ended	Year Ended
	December 31, 2005	December 31,	December 31,
	(Cumulative)	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,357,322)	$(1,214,957)	$(141,152)
Adjustments to reconcile net loss to net cash used in operating activities:
Noncash professional fee expense	808,000	808,000	—
Deferred taxes	(126,978)	(126,978)	—
Interest on Treasury Bills	(879,104)	(675,214)	(203,890)
Changes in operating assets and liabilities:
(Increase) decrease in —
Prepaid expenses	(720)	2,283	(3,003)
Increase (decrease) in —
Accrued expenses	431,700	351,074	79,413
Income tax payable	229,421	162,109	67,312
Deferred interest	175,733	134,976	40,757

Net cash used in operating activities	(719,270)	(558,707)	(160,563)

CASH FLOWS FROM INVESTING ACTIVITIES
(Increase) decrease in money market funds	(348)	980	(1,328)
Purchase of Treasury Bills	(250,185,270)	(193,732,756)	(56,452,514)
Maturity of Treasury Bills	227,024,000	193,732,000	33,292,000

Net cash provided by (used in) investing activities	(23,161,618)	224	(23,161,842)

CASH FLOWS FROM FINANCING ACTIVITIES
Gross proceeds from public offering	27,095,850	—	27,095,850
Proceeds from issuance of stock option	100	—	100
Payment of costs of public offering	(3,110,003)		(3,068,343)
Proceeds from sale of shares of common stock	25,000	—	—
Proceeds from notes payable, stockholders	35,000	—	—
Repayment of note payable, stockholders	(35,000)	—	(35,000)

Net cash provided by financing activities	24,010,947	—	23,992,607

CASH
Net increase (decrease)	130,059	(558,483)	670,202
Balance at beginning of period	—	688,542	18,340

Balance at end of period	$130,059	$130,059	$688,542

The accompanying notes should be read in conjunction with the financial statements.

Great Wall Acquisition Corporation
(a corporation in the development stage)

Notes to Financial Statements

1.	Organization and Business Operations

Great Wall Acquisition Corporation (the “Company”) was incorporated in August 20, 2003 as a blank check company whose objective is to acquire an operating business having its primary operations in the People’s Republic of China.

All activity from August 20, 2003 (inception) through December 31, 2005 relates to the Company’s formation, initial public offering and operations as described below. The Company has selected December 31 as its fiscal year-end.

The registration statement for the Company’s initial public offering (“Offering”) was declared effective March 17, 2004.

The Company consummated the offering on March 23, 2004 and on March 30, 2004, the underwriters exercised their over-allotment option and the Company received net proceeds of approximately $23,986,000 (See Note 2). The Company’s management has broad discretion with respect to the specific application of the net proceeds of this Offering, although substantially all of the net proceeds of this Offering are intended to be generally applied toward consummating a business combination with an operating business in the People’s Republic of China (“Business Combination”). An amount of approximately $23,161,000 of the net proceeds was placed in an interest-bearing trust account (“Trust Fund”) until the earlier of (i) the consummation of the Company’s first Business Combination or (ii) liquidation of the Company. Under the agreement governing the Trust Fund, funds will only be invested in United States government securities (Treasury Bills) with a maturity of 180 days or less. This amount has been invested in a Treasury Bill. The Treasury Bill has been accounted for as a trading security, which is recorded at its market value of approximately $24,040,374 at December 31, 2005. The excess of market value over cost, exclusive of the deferred interest described below, is included in interest income in the accompanying Statement of Operations. The remaining net proceeds may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

The Company, after signing a definitive agreement for the acquisition of a target business, will submit such transaction for stockholder approval. If stockholders (“Public Stockholders”) owning 20% or more of stock issued in the Initial Public Offering, vote against the Business Combination and exercise their conversion rights described below, the Business Combination will not be consummated. With respect to a Business Combination that is approved and consummated, any Public Stockholder who voted against the Business Combination may demand that the Company redeem his shares. Accordingly, a portion of the net proceeds from the Initial Public Offering (19.99% of the amount originally held in the Trust Fund) has been classified as common stock subject to possible redemption and 19.99% of the related interest earned on the Treasury Bills has been recorded as deferred interest in the accompanying December 31, 2005 balance sheet.

With respect to the Business Combination, all of the Company’s stockholders prior to the Initial Public Offering, including the Company’s chairman of the board and chief executive officer and other former members of the Company’s board of directors (“Initial Stockholders”), have agreed to vote their 1,000,000 founding shares of common stock in accordance with the vote of the Public Stockholders holding a majority of the shares sold in the Initial Public Offering. After consummation of the Business Combination, all of these voting safeguards terminate.

The Company’s Amended and Restated Certificate of Incorporation provided for mandatory liquidation of the Company, without stockholder approval, if the Company did not consummate a Business Combination by September 23, 2005 (18 months from the date of the consummation of the Initial Public Offering), or by March 23, 2006 (24 months from the consummation of the Initial Public Offering) if certain extension criteria were satisfied. On September 13, 2005, the Company satisfied the criteria for the six month extension by entering into Letters of Undertaking with shareholders of ChinaCast Communication Holdings Limited (“ChinaCast”) who hold in the aggregate 51.2% of ChinaCast’s issued and outstanding ordinary shares (the “Majority Shareholders”), pursuant to

Great Wall Acquisition Corporation
(a corporation in the development stage)

Notes to Financial Statements — (Continued)

which the Majority Shareholders agreed to accept a pre-conditional voluntary tender offer (the “Tender Offer”) made by the Company (See Note 8).

On March 21, 2006, after approval thereof at its special meeting of stockholders held that day, the Company filed with the Secretary of State of the State of Delaware a certificate of amendment to its certificate of incorporation, the effect of which was to (i) eliminate the provision of its certificate of incorporation that purported to prohibit amending its “business combination” provisions; (ii) extend the date before which the registrant must complete a business combination, to avoid being required to liquidate, from March 23, 2006 to December 31, 2006; and (iii) allow holders of up to 20% of the shares issued in the registrant’s initial public offering (“Public Shares”) who vote against the proposals considered at the meeting and elect conversion to convert their Public Shares into cash held in the registrant’s IPO trust account. There is no assurance that the Company will be able to successfully effect a Business Combination during this period. This factor raises substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements are prepared assuming the Company will continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. The Company maintains cash in bank deposit accounts which, at times, exceed federally insured limits. The Company has not experienced any losses on these accounts.

Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (revised 2004) (“SFAS 123(R)”), “Share Based Payment”. SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financials statements based on their fair values. The Company is required to adopt SFAS 123(R)effective January 1, 2006. The Company does not believe that the adoption of SFAS 123(R) will have a significant impact on its financial condition or results of operations.

Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

2.	Initial Public Offering

On March 23, 2004, the Company sold 4,000,000 units (“Units”) in the Offering. On March 30, 2004, the Company sold an additional 515,975 Units pursuant to the underwriters’ over-allotment option. Each Unit consists of one share of the Company’s common stock, $.0001 par value, and two redeemable common stock purchase warrants (“Warrants”). Each Warrant will entitle the holder to purchase from the Company one share of common stock at an exercise price of $5.00 commencing the later of the completion of a Business Combination with a target business or one year from the effective date of the Offering and expiring five years from the date of the prospectus. The Warrants will be redeemable at a price of $.01 per Warrant upon 30 days’ notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $8.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given.

Great Wall Acquisition Corporation
(a corporation in the development stage)

Notes to Financial Statements — (Continued)

In connection with this Offering, the Company issued, for $100, an option to the representative of the underwriters to purchase 400,000 Units at an exercise price of $9.90 per Unit. In addition, the warrants underlying such Units are exercisable at $6.95 per share.

If the Tender Offer is not consummated by December 31, 2006, the Company will be forced to liquidate. In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Fund assets) will be less than the price per share in the Initial Public Offering due to costs related to the Initial Public Offering and Company operations and since no value would be realized on the Warrants.

3.	Income taxes

Components of income taxes are as follows:

	For the Year	For the Year
	Ended	Ended
	December 31,	December 31,
	2005	2004

Current
Federal	$126,978	$—
State	36,602	—

Total Current	163,580	—

Deferred		—
Federal	(126,978)	—
State	—	—

Total deferred	(126,978)	—

Total income taxes	$36,602	—

The effective tax rate differs from the statutory rate due to the following:

	For the Year	For the Year
	Ended	Ended
	December 31,	December 31,
	2005	2004

Statutory rate	(34.0)	(34.0)%
State and local taxes	(11.8)	(11.8)
Non deductible professional fees	31.4
Increase in valuation allowance	17.5	45.8

Effective tax rate	3.1%	—%

The Deferred tax asset consists of the following:

December 31,
2005

Deferred interest income	80,487
Deferred operating costs	295,620

376,107
Less valuation allowance	(249,129)

Net deferred tax asset	$126,978

Great Wall Acquisition Corporation
(a corporation in the development stage)

Notes to Financial Statements — (Continued)

4.	Commitment and Contingencies

The Company presently occupies office space provided by an affiliate of an Initial Stockholder. Such affiliate has agreed that, until the acquisition of a target business by the Company, it will make such office space, as well as certain office and secretarial services, available to the Company, as may be required by the Company from time to time. The Company has agreed to pay such affiliate $500 per month for such services commencing on the effective date of the Offering. The statements of operations for the year ended December 31, 2005 includes $6,000 related to this agreement.

The Company entered a consulting agreement as of April 1, 2005 with a third party to assist it with a finding a target business and consummating a Business Combination. The initial term of the consulting agreement was October 1, 2005, which was extended to March 23, 2006 by mutual agreement of both parties. This consulting agreement may be terminated by one party in connection with a material violation of the agreement by the other party, or by either party for any reason upon 30 days prior written notice. Under this consulting agreement, the consultant is entitled to fees of $10,000 per month before December 1, 2005 and $5,000 per month after December 1, 2005 and reasonable travel and out-of-pocket expenses. During the year ended December 31, 2005, the Company paid this consultant $85,000 in fees, which are included in professional fees for this year.

If a Business Combination is completed, WR Hambrecht + Co. will be entitled to receive from the Company a transaction fee of $750,000 and a warrant conversion fee equal to 2.5% of the proceeds the Company receives from exercise of warrants within four years of consummation of such Business Combination. WR Hambrecht + Co. is also entitled to be reimbursed by the Company for certain out of pocket expenses. The Company’s underwriter, Broadband Capital Management LLC, will also be entitled to receive from the Company a warrant conversion fee equal to 2.5% of such warrant proceeds.

Since the extension of the period during which the Company could consummate a business acquisition, as described in Note 1, was not contemplated in the Offering, stockholders may have securities law claims against the Company for rescission (under which a successful claimant has the right to receive the total amount paid for his or her shares pursuant to an allegedly deficient prospectus, plus interest and less any income earned on the shares, in exchange for surrender of the shares) or damages (compensation for loss on an investment caused by alleged material misrepresentations or omissions in the sale of the security). Such claims may entitle stockholders asserting them to more than the pro rata shares of the Trust Account to which they are entitled on conversion or liquidation. Holders of such claims, who may include all stockholders who own shares issued in the Company’s Offering, might seek to have the claims satisfied from funds in the Trust Account. The Company has not recorded a liability for such possible rescission as it cannot predict whether stockholders will bring such claims, how many might bring them or the extent to which they might be successful.

5.	Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

6.	Common Stock

On January 7, 2004, the Company’s Board of Directors authorized a two for one forward stock split of its common stock. All references in the accompanying financial statements to the numbers of shares have been retroactively restated to reflect the stock split. At December 31, 2005, 10,231,950 shares of common stock were reserved for issuance upon exercise of redeemable warrants and underwriters’ unit purchase option.

Great Wall Acquisition Corporation
(a corporation in the development stage)

Notes to Financial Statements — (Continued)

7.	Loss Per Share

Basic loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the relevant year.

At December 31, 2005 and 2004, 10,231,950 shares of common stock were reserved for issuance upon exercise of the Warrants and the underwriter’s unit purchase option. Since the Company incurred a net loss during the years ended December 31, 2004 and 2005, the loss per share calculation for such periods excludes the effect of the warrants and option, since their effect would have been anti-dilutive.

8.	Tender Offer for Proposed Business Combination

On September 13, 2005, the Company entered Letters of Undertaking with the ChinaCast Majority Shareholders. Pursuant to the terms of the Tender Offer, each shareholder of ChinaCast will have the option to receive for the tender of such shareholder’s ChinaCast ordinary shares (the “ChinaCast Shares”) (i) one share of the Company’s common stock for every 21.29 shares of ChinaCast Shares tendered (the “Stock Offer”), or (ii) a cash payment of 0.28 Singapore dollars (US$0.167, based on the exchange rate of 1.6810 on September  13, 2005) for each of the ChinaCast Shares tendered. The Majority Shareholders irrevocably and unconditionally agreed to accept the Stock Offer. If the Tender Offer is consummated, ChinaCast and its subsidiaries will become subsidiaries of the Company. The Tender Offer and the related transactions, including an increase in the number of authorized shares of the Company, require approval by the holders of a majority of the shares sold in the Initial Public Offering (See Note 2).

In connection with this Tender Offer, a stockholder of the Company has agreed to reimburse ChinaCast for certain professional fees paid by ChinaCast relating to the Tender Offer. This stockholder reimbursed ChinaCast for approximately $301,000 during 2005. This amount was recorded as professional fees by the Company as well as a capital contribution by the stockholder.

An additional amount of approximately $507,000 which is due to ChinaCast as reimbursement for further expenses that had not been reimbursed by the stockholder prior to December 31, 2005, has been recorded as professional fees by the Company and a liability due to ChinaCast. Upon payment of these additional charges by the stockholder, this liability to ChinaCast will be deemed to have been paid through an additional capital contribution by the stockholder. The December 31, 2005 financial statements have been restated to expense these professional fees. These adjustments have decreased stockholders equity by $507,000 and increased the net loss by $808,000 or $0.15 per share.

ChinaCast was incorporated under the laws of Bermuda on November 20, 2003 as an exempted company with limited liability, and as the holding company for a public flotation in Singapore of ChinaCast’s business. ChinaCast’s principal subsidiary, ChinaCast Technology (BVI) Limited (“ChinaCast Technology”), was founded in 1999 to provide ChinaCast Co., a company founded by ChinaCast’s Executive Director, with funding for its satellite broadband Internet services. ChinaCast is one of the leading providers of e-learning services to address the needs of K-12 schools, universities, government agencies and corporate enterprises in the People’s Republic of China and has been listed on the Main Board of the Singapore Exchange Securities Trading Limited since May 2004. ChinaCast is headquartered in Beijing with offices in Shanghai, Hong Kong and Singapore, and currently employs more than 160 employees throughout these locations.

9.	Post Balance Sheet Events — unaudited

On March 8, 2006, the Company obtained a US$50,000 loan from Justin Tang, a stockholder of the Company, for the purpose of funding obligations incurred by the Company in connection with proposing to amend its certificate of incorporation as detailed in its proxy statement, dated that date, relating to its special meeting of stockholders. Mr. Tang made an additional loan of $150,000 to the Company on April 24, 2006, on identical terms and for the same purpose. Mr. Tang has also agreed to indemnify the Company to the extent necessary to ensure that

Great Wall Acquisition Corporation
(a corporation in the development stage)

Notes to Financial Statements — (Continued)

certain liabilities do not reduce funds in the Company’s IPO Trust Account, which indemnification obligation remains in effect.

The loans bear simple interest at the rate of 8% per annum, payable December 31, 2006, are prepayable in whole or in part at any time, and are subject to acceleration upon the occurrence of certain bankruptcy-related and default events set forth in the promissory notes evidencing them.

- End of Notes -

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our amended and restated certificate of incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145.  Indemnification of officers, directors, employees and agents; insurance.

“(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not oppos to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

“(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

“(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

“(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

“(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

“(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

“(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

“(h) For purposes of this section, references to (the corporation) shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

“(i) For purposes of this section, references to (other enterprises) shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

“(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

“(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Paragraph B of Article Eighth of our amended and restated certificate of incorporation provides:

“The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.”

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)	Exhibits

Exhibit		Description

2.1		Form of Letters of Undertaking (Included as Annex A to the proxy statement/prospectus).**
2.2		Form of New Letters of Undertaking.***
3(i)	.1	Registrant’s Amended and Restated Certificate of Incorporation, as amended, as currently in effect (Included as Annex B to the proxy statement/prospectus).**
3(i)	.2	Proposed Certificate of Amendment to Registrant’s Amended and Restated Certificate of Incorporation (Included as Annex C to the proxy statement/prospectus).**
3(ii)		Registrant’s By-laws as currently in effect (Included as Annex D to the proxy statement/prospectus).**
5.1		Opinion of Loeb & Loeb LLP.*
10.1		Pledge Agreement, dated as of November 15, 2000.**
10.2		Pledge Agreement, dated as of August 11, 2003.**
10.3		Technical Services Agreement by and among ChinaCast Technology (Shanghai) Ltd., CCLX Shareholders and ChinaCast Li Xiang Co., Ltd. dated August 11, 2003.
10.4		Supplemental Deed to Technical Services Agreement by and among ChinaCast Technology (Shanghai) Ltd., CCLX Shareholders and ChinaCast Li Xiang Co., Ltd. dated March 29, 2004.
10.5		Revenue and Cost Allocation Agreement by and among ChinaCast Technology (Shanghai) Ltd., CCLX Shareholders and ChinaCast Li Xiang Co., Ltd. dated March 29, 2004.
10.6		Warrant Clarification Agreement between Great Wall Acquisition Corporation and Continental Stock Transfer & Trust Company dated August 8, 2006.
20.0		Legal Opinion of Jingtian & Gongcheng.
23.1		Consent of Deloitte Touche Tohmatsu CPA Ltd.
23.2		Consent of Goldstein Golub Kessler LLP.
23.3		Consent of Appleby Spurling Hunter.*
23.4		Consent of WongPartnership.*
23.5		Consent of Jingtian & Gongcheng.*
23.6		Consent of Loeb & Loeb LLP (included in Exhibit 5.1)*
99.1		Form of Proxy**

*	To be filed by amendment.

**	Previously filed.

***	Filed as Exhibit 10.1 to Form 8-K filed by Great Wall on July 13, 2006.

(b)	Financial Statement Schedules

None.

ITEM 22.	UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hong Kong, People’s Republic of China, on the 14th day of August 2006.

GREAT WALL ACQUISITION CORPORATION

By:	/s/ Kin Shing Li
Kin Shing Li
Chairman, Chief Executive Officer and Secretary

Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Kin Shing Li Kin Shing Li	Chairman, Chief Executive Officer and Secretary	August 14, 2006

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

GREAT WALL ACQUISITION CORPORATION
660 Madison Avenue, 15th Floor
New York, New York 10021
SPECIAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF GREAT WALL ACQUISITION CORPORATION
The undersigned appoints Kin Shing Li and Richard Xue, and each of them with full power to act without the other, as proxies, each with the power to appoint a substitute, and thereby authorizes either of them to represent and to vote, as designated on the reverse side, all shares of common stock of Great Wall held of record by the undersigned on                     , 2006 at the Special Meeting of Stockholders to be held on                     , 2006, and any postponement or adjournment thereof.
THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE UNDERSIGNED.
THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN WITH RESPECT TO A PROPOSAL, THIS PROXY WILL BE VOTED “FOR” THE PROPOSAL. GREAT WALL’S SOLE DIRECTOR RECOMMENDS A VOTE “FOR” THE PROPOSALS SHOWN ON THE REVERSE SIDE.
(Continued and to be signed on reverse side)

Great Wall Acquisition Corporation
Voting by telephone or Internet is quick, easy and immediate. As a Great Wall Acquisition Corporation stockholder, you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m., New York time, on                     , 2006.
To Vote Your Proxy By Internet
It’s fast, convenient, and your vote is immediately confirmed and posted. Follow these four easy steps.
1.	Read the accompanying proxy statement/prospectus and Proxy Card.

2.	Go to the Website http://www.proxyvote.com

3.	Enter your 12-digit Control Number located on your Proxy Card above your name.

4.	Follow the instructions provided.
YOUR VOTE IS IMPORTANT! http://www.proxyvote.com!
To Vote Your Proxy By Phone
It’s fast, convenient and immediate. Follow these four easy steps:
1. Read the accompanying proxy statement/prospectus and Proxy Card.
2. Call the toll-free number (1-800-454-8683)
3. Enter your 12-digit Control Number located on your Proxy Card above your name.
4. Follow the recorded instructions.
YOUR VOTE IS IMPORTANT! Call 1-800-454-8683!
DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET.
To Vote Your Proxy By Mail
Mark, sign and date your proxy card below, detach it and return it in the postage-paid envelope provided.
▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN WITH RESPECT TO A PROPOSAL, THIS PROXY WILL BE VOTED “FOR” THE PROPOSAL. GREAT WALL’S SOLE DIRECTOR RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSALS.
Please mark your votes like this	☒

		FOR	AGAINST	ABSTAIN

1.	To approve the Acquisition by Great Wall of ChinaCast Communication Holdings Limited, and the transactions contemplated thereby.	☐	☐	☐

Only if you voted “AGAINST” Proposal Number 1 and you hold shares of Great Wall common stock issued in its initial public offering, you may exercise your conversion rights and demand that Great Wall convert your shares of common stock into a pro rata portion of the IPO trust account by marking the “Exercise Conversion Rights” box below. If you exercise your conversion rights, then you will be exchanging your

		FOR	AGAINST	ABSTAIN
	shares of Great Wall common stock for cash and will no longer own these shares. You will only be entitled to receive cash for these shares if the Offer is completed and you continue to hold these shares through the effective time of the Offer and tender your stock certificate to the combined company.	☐	☐	☐

	EXERCISE CONVERSION RIGHTS		☐

		FOR	AGAINST	ABSTAIN

2.	To approve an amendment to Great Wall’s amended and restated certificate of incorporation increasing the number of additional shares of its common stock to 100,000,000.	☐	☐	☐

3.	To approve an amendment to Great Wall’s amended and restated certificate of incorporation changing its corporate name to “ChinaCast Education Corporation.”	☐	☐	☐

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT			☐

Signature	Signature	Date	, 2006.

Sign exactly as name appears on this proxy card. If shares are held jointly, each holder should sign. Executors, administrators, trustees, guardians, attorneys and agents should give their full titles. If stockholder is a corporation, sign in full name by authorized officer.